Exhibit 10.23
EXECUTION COPY
CREDIT AGREEMENT
by and among
PREGIS HOLDING II CORPORATION,
as Parent,
PREGIS CORPORATION and certain Subsidiaries thereof,
as US Borrowers,
Certain Subsidiaries of Pregis Corporation,
as UK Borrowers,
THE LENDERS THAT ARE SIGNATORIES HERETO
as the Lenders,
and
WELLS FARGO CAPITAL FINANCE, LLC
as the Agent
Dated as of March 23, 2011

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate (US)
Exhibit B-2	Form of Borrowing Base Certificate (UK)
Exhibit C-1	Form of Compliance Certificate
Exhibit D	Form of Collateral Access Agreement
Exhibit J-1	US Joinder Agreement
Exhibit J-2	Foreign Joinder Agreement
Exhibit L-1	Form of LIBOR Notice
Schedule A-1	Agent’s Applicable Account
Schedule A-2	Authorized Persons
Schedule C-1	Revolver Commitments
Schedule D-1	Designated Account
Schedule E-1	Eligible Inventory Locations
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule R-1	Real Property Collateral
Schedule 1.1	Definitions
Schedule 1.1A	Mandatory Cost
Schedule 2.15(a)	Cash Management Banks
Schedule 3.1	Conditions Precedent
Schedule 3.1A	Foreign Security Documents
Schedule 3.6	Conditions Subsequent
Schedule 4.1(b)	Capitalization of Borrowers
Schedule 4.1(c)	Capitalization of Parent’s Subsidiaries
Schedule 4.6(a)	States of Organization
Schedule 4.6(b)	Chief Executive Offices
Schedule 4.6(c)	Organizational Identification Numbers
Schedule 4.6(d)	Commercial Tort Claims
Schedule 4.7(b)	Litigation
Schedule 4.11	ERISA
Schedule 4.13	Intellectual Property
Schedule 4.15	Deposit Accounts and Securities Accounts
Schedule 4.17	Material Contracts
Schedule 4.19	Permitted Indebtedness
Schedule 4.28	Locations of Inventory and Equipment
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting
Schedule 6.6	Nature of Business

CREDIT AGREEMENT
          THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of March 23, 2011, by and among the lenders identified on the signature pages hereof (each of such lenders, together with their respective successors and permitted assigns, are referred to hereinafter as a “Lender”, as that term is hereinafter further defined), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as administrative agent and collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), PREGIS HOLDING II CORPORATION, a Delaware corporation (“Parent”), PREGIS CORPORATION, a Delaware corporation (the “Company”), the Subsidiaries of the Company identified on the signature pages hereof as US Borrowers (such Subsidiaries, together with the Company, are referred to hereinafter each individually as a “US Borrower”, and individually and collectively, jointly and severally, as the “US Borrowers”) and the Subsidiaries of the Company identified on the signature pages hereof as UK Borrowers (such Subsidiaries are referred to hereinafter each individually as a “UK Borrower” and individually and collectively, jointly and severally, as the “UK Borrowers” and the UK Borrowers together with the US Borrowers are referred to hereinafter each individually as a “Borrower” and individually and collectively, as the “Borrowers”).
          The parties agree as follows:
1. DEFINITIONS AND CONSTRUCTION.
     1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.
     1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, however, that (i) if any Borrower notifies Agent that such Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies any Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and such Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and such Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon by the Borrower and the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred, and (ii) for purposes of determining compliance with any incurrence or expenditure tests set forth in Sections 5, 6 and 7, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by Agent or, in the event no such service is selected, on such other basis as is reasonably satisfactory to Agent) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate

Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by Agent or, in the event no such service is selected, on such other basis as is reasonably satisfactory to Agent) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time). When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Consolidated Parties” or “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean each of the Parent or the Consolidated Parties on a consolidated basis, unless the context clearly requires otherwise.
     1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.
     1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, restatements, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, restatements, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in full in cash or immediately available funds (or, (a) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, and (b) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization) of all of the Obligations (including the payment of any Lender Group Expenses that have accrued irrespective of whether demand has been made therefor and the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.
     1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.
     1.6 Exchange Rates; Currency Equivalents; Applicable Currency.
          (a) For purposes of this Agreement and the other Loan Documents, references to the applicable outstanding amount of Advances, Swing Loans, Letters of Credit, Revolver Usage or Letter of Credit Usage shall be deemed to refer to the Dollar Equivalent thereof.
          (b) For purposes of this Agreement and the other Loan Documents, the Dollar Equivalent of any Advances, Letters of Credit, other Obligations and other references to amounts denominated in Euros, Sterling or the lawful currency of any jurisdiction of a UK Loan Party or a Pledgor shall be determined in accordance with the terms of this Agreement. Such Dollar Equivalent shall become effective as of such Revaluation Date for such Advances, Letters of Credit and other Obligations and shall be the Dollar Equivalent employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur for such Advances, Letters of Credit and other Obligations. Except as otherwise expressly provided herein, the applicable amount of any currency for purposes of the Loan Documents (including for purposes of financial statements and all calculations in connection with the covenants, including the financial covenants, and each Borrowing Base) shall be the Dollar Equivalent thereof.
          (c) Wherever in this Agreement and the other Loan Documents in connection with a borrowing, conversion, continuation or prepayment of an Advance or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Advance or Letter of Credit is denominated in (i) Euros, such amount shall be the relevant Euro Equivalent of such Dollar amount (rounded to the nearest Euro, with 0.5 of a unit being rounded upward) or (ii) Sterling, such amount shall be the relevant Sterling Equivalent of such Dollar amount (rounded to the nearest Sterling, with 0.5 of a unit being rounded upward), in each case as reasonably determined by Agent, Swing Lender, or the Issuing Lender, as the case may be.
          (d) For purposes of this Agreement and the other Loan Documents, all repayments, prepayments or reimbursements with respect to Advances, Letters of Credit and other Obligations shall be made in the currency applicable to such Advance, Letter of Credit or other Obligation except as otherwise provided herein.
2. LOANS AND TERMS OF PAYMENT.
     2.1 Revolver Advances.

          (a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement:
               (i) each Lender agrees (severally, not jointly or jointly and severally) to make revolving loans (“Advances”) denominated in Dollars, Euro or Sterling, in an aggregate amount (after giving effect to such Advance) at any one time outstanding not to exceed the least of:
                    (A) such Lender’s Revolver Commitment, and
                    (B) in the case of any US Advances, such Lender’s Pro Rata Share of an amount equal to the lesser of: (1) the Maximum Revolver Amount, less the sum of (x) the US Letter of Credit Usage at such time, (y) the principal amount of US Swing Loans outstanding at such time, and (z) the UK Revolver Usage at such time; and (2) the US Borrowing Base at such time, less the sum of (x) the US Letter of Credit Usage at such time, and (y) the principal amount of US Swing Loans outstanding at such time; or
                    (C) in the case of UK Advances, such Lender’s Pro Rata Share of an amount equal to the least of: (1) the UK Advance Sublimit less the sum of (x) UK Letter of Credit Usage and (y) the principal amount of UK Swing Loans outstanding at such time; (2) the Maximum Revolver Amount, less the sum of (x) the UK Letter of Credit Usage at such time, (y) the principal amount of UK Swing Loans outstanding at such time, and (z) the US Revolver Usage at such time; and (3) the UK Borrowing Base at such time, less the sum of (x) the UK Letter of Credit Usage at such time, and (y) the principal amount of UK Swing Loans outstanding at such time, and
               (ii) after giving effect to making any Advance:
                    (A) the US Revolver Usage at such time shall not exceed the US Borrowing Base at such time;
                    (B) the UK Revolver Usage at such time shall not exceed the UK Borrowing Base at such time; and
                    (C) the Revolver Usage at such time shall not exceed the Maximum Revolver Amount.
          For purposes of this Section 2.1(a), the relevant Borrowing Base will be based upon the related Borrowing Base Certificate most recently delivered in accordance with the terms of this Agreement.
          (b) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Advances, together with interest accrued and unpaid thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

          (c) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation) to establish, increase, reduce, eliminate, or otherwise adjust reserves from time to time against the relevant Borrowing Base or the Maximum Revolver Amount in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, including (i) reserves in an amount equal to the Bank Product Reserve Amount, (ii) Rent Reserves, (iii) Inventory Reserves, (iv) reserves with respect to (A) sums that Parent is or its Subsidiaries are required to pay under this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay when due, and (B) amounts owing by Parent or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, or preferential claim by operation of law over, or claim of a retention of title to, any of the Collateral (other than a Permitted Lien which is a permitted purchase money Lien or the interest of a lessor under a Capital Lease), which Lien, trust, preferential claim or claims of retention of title in the Permitted Discretion of Agent likely would have a priority superior to Agent’s Liens (such as Liens, trusts preferential claims or claims of retention of title in favor of employees, creditors, landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable Law) in and to such item of the Collateral, (v) amounts that could become due to the administrator of any Insolvency Proceeding of a UK Loan Party which would have priority over Agent’s floating charge on Collateral, and (vi) amounts that could become due to any unsecured creditors in any Insolvency Proceeding of a UK Loan Party which would have priority over Agent’s floating charge on the Collateral but in any event not to exceed any statutory maximum prescribed amount from time to time. Notwithstanding the foregoing, (A) any reserve established by Agent shall not duplicate another reserve already established by Agent, (B) Agent shall not establish a Rent Reserve against either the US Borrowing Base or the UK Borrowing Base with respect to any location for which a Collateral Access Agreement has been delivered to Agent, (C) Agent or Required Lenders shall have the right to establish reasonable reserves against the applicable Borrowing Base in such amounts as Agent or Required Lenders in their Permitted Discretion shall deem necessary or appropriate with respect to judgments entered or filed against any Loan Party or any Subsidiary of any Loan Party and reserves for the full amount of retention-of-title claims, (D) the amount of any reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Agent in good faith (and the event, condition or other matter must itself exist and/or be current or, acting in good faith, reasonably likely to occur and/or subsist in the Agent’s opinion) and to the extent that any such reserve is in respect of amounts that may be payable to third parties, Agent may, at its option, deduct such reserve from the Maximum Revolver Amount at any time that such limit is less than the amount of the applicable Borrowing Base; provided, that reserves relating to preferential claims in any Insolvency Proceeding of a UK Loan Party described in clauses (v) and (vi) above will be implemented for the duration of the Agreement unless Agent otherwise agrees in its Permitted Discretion and (E) promptly after the Agent has knowledge that the event condition or the matter which is the basis for the establishment of a reserve no longer exists, the Agent shall eliminate such reserve.
          (d) Notwithstanding anything to the contrary contained in this Section 2.1, the Agent retains the right, from time to time, in its Permitted Discretion, to establish additional standards of eligibility with respect to Collateral that is included in the calculation of the relevant Borrowing Base; provided, that the eligibility criteria may only be changed and any new eligibility criteria may only be established by the Agent based on either (i) an event, condition or other circumstance arising after the Closing Date or (ii) an event, condition or other circumstance existing on the Closing Date to the extent that such event, condition or circumstance has not been identified by any Loan Party to the field examiners of Agent prior to the Closing Date, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect any Eligible Accounts, Eligible Inventory or Eligible In-Transit Inventory in any material respect as determined by Agent in the exercise of its Permitted Discretion. Any such changes will be effective 3 days after delivery of written notice thereof to the Borrowers. The Agent will be available at reasonable times after reasonable notice delivered by the applicable Administrative Borrower during such period to discuss any such proposed change with the Borrowers and, without limiting the right of the Agent to establish or change such eligibility criteria in the Agent’s Permitted Discretion, the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such change in eligibility criteria no longer exists, in a manner and to the extent reasonably satisfactory to the Agent.
     2.2 The Permitted Overadvance Amount. The Permitted Overadvance Amount then in effect shall be reduced:
          (a) in accordance with Section 2.4(f)(ii);
          (b) so long as no Cash Dominion Period is in existence, (1) in the case of any sale or other disposition of ABL Priority Collateral (other than US ABL Priority Collateral and Foreign Collateral) or events resulting in the receipt by Parent or any of its US Subsidiaries of any Net Insurance/Condemnation Proceeds (other than any such proceeds from business interruption insurance) relating to such ABL Priority Collateral, the US Permitted Overadvance Amount then in effect shall be reduced, on a dollar for dollar basis, by an amount equal to 100% of such Net Cash Proceeds received by Parent or any of its US Subsidiaries in connection with such sale or 100% of such Net Insurance/Condemnation Proceeds received by Parent or any of its US Subsidiaries in connection with such casualty loss or condemnation, and (2) in the case of any sale or other disposition of Foreign Collateral (other than Foreign ABL Collateral) or events resulting in the receipt by Parent or any of its Foreign Subsidiaries of any Net Insurance/Condemnation Proceeds (other than any such proceeds from business interruption insurance) relating to such Foreign Collateral, the UK Permitted Overadvance Amount then in effect shall be reduced, on a dollar for dollar basis, by an amount equal to 100% of such Net Cash Proceeds received by any Foreign Subsidiary of the Parent in connection with such sale or other disposition or 100% of such Net Insurance/Condemnation Proceeds received by Parent or any of its US Subsidiaries in connection with such casualty loss or condemnation, in each case, allocated by Agent on the basis of the certificate of the applicable Administrative Borrower delivered in accordance with Section 5.2 and described in clause (s) of Schedule 5.2;
          (c) on the first day of each calendar quarter, commencing on October 1, 2011, and on the first day of each calendar quarter thereafter, in an amount equal to $1,875,000; and
          (d) to zero on the date of the issuance of the New Secured Refinancing Notes or any other Indebtedness that is secured by a first priority Lien on the New Notes Priority Collateral or the Foreign Collateral (other than the Foreign ABL Collateral).

Unless otherwise expressly provided, each such reduction of the Permitted Overadvance Amount in accordance with clause (c) above shall be applied one hundred percent to the US Permitted Overadvance Amount and, in addition, one-third of such reduction shall also be applied to the UK Permitted Overadvance Amount. Upon the reduction of the Permitted Overadvance Amount to zero, following the request of the Company, the Agent shall take such actions as are reasonably necessary to release and terminate the Foreign Guarantee and any Liens granted in favor of the Agent and the Lender Group by the Foreign Guarantors that are incorporated or organized under the Laws of Germany, including the execution and delivery of any necessary documentation to evidence such termination and release, in each case, at the sole cost and expense of the Loan Parties, and without recourse, representation or warranty of the Agent or any member of the Lender Group.
     2.3 Borrowing Procedures and Settlements.
          (a) Procedure for Borrowing.
               (i) Each US Borrowing shall be made by an irrevocable written request by an Authorized Person of the US Borrowers delivered to Agent. Unless US Swing Lender is not obligated to make a US Swing Loan pursuant to Section 2.3(b) below, such notice must be received by Agent no later than (A) Noon (Central time) with respect to a request for Base Rate Loans, on the Business Day that is the requested Funding Date, (B) 10:00 a.m. (Central time) with respect to a request for Advances to be denominated in Euros or Sterling, at least one Business Day prior to the requested Funding Date, and (C) Noon (Central time) with respect to a request for LIBOR Rate Loans, at least three Business Days prior to the requested Funding Date, in each case, specifying (1) the amount of such US Borrowing, (2) if such US Borrowing is to be denominated in (x) Dollars, whether such US Borrowing shall be a LIBOR Rate Loan or a Base Rate Loan or (y) Euros or Sterling, whether such US Borrowing shall be a LIBOR Rate Loan or an Advance that accrues interest at the Floating Rate, (3) if such US Borrowing is a LIBOR Rate Loan, the duration of the Interest Period applicable thereto, (4) whether such US Borrowing is to be made in Dollars, Euros or Sterling, and (5) the requested Funding Date, which shall be a Business Day; provided, however, that if US Swing Lender is not obligated to make a US Swing Loan as to a requested US Borrowing, such notice must be received by Agent no later than (w) Noon (Central time) with respect to a request for Base Rate Loans and if Wells Fargo is the only Lender, on the Business Day that is the requested Funding Date, (x) Noon (Central time) with respect to a request for Base Rate Loans if there is more than one Lender, on the Business Day prior to the date that is the requested Funding Date, (y) 10:00 a.m. (Central time) with respect to a request for Advances to be denominated in Euros or Sterling, on the Business Day prior to the date that is the requested Funding Date, or (z) Noon (Central time) with respect to a request for LIBOR Rate Loans, at least three Business Day prior to the requested Funding Date. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, US Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.
               (ii) Each UK Borrowing shall be made by an irrevocable written request by an Authorized Person of the UK Borrowers delivered to Agent. Such notice must be received by Agent by no later than (A) 10:00 a.m. (Central time) with respect to a request for Advances to be denominated in Dollars, Euros or Sterling that accrue interest at the Floating Rate, at least one Business Day prior to the requested Funding Date, and (B) Noon (Central time) with respect to a request for LIBOR Rate Loans, at least three Business Day prior to the requested Funding Date, in each case, specifying (1) the amount of such UK Borrowing, (2) if such UK Borrowing is to be denominated in (x) Dollars, whether such UK Borrowing shall be a LIBOR Rate Loan or an Advance that accrues interest at the Floating Rate and (y) Euros or Sterling, whether such UK Borrowing shall be a LIBOR Rate Loan or an Advance that accrues interest at the Floating Rate, (3) if such UK Borrowing is a LIBOR Rate Loan, the duration of the Interest Period applicable thereto, (4) whether such UK Borrowing is to be made in Dollars, Euro or Sterling, and (5) the requested Funding Date, which shall be a Business Day. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, UK Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.
               (iii) The Borrowing of any LIBOR Rate Loan shall be subject to the provisions of Section 2.12.
          (b) Making of Swing Loans.
               (i) In addition to Section 2.3(a)(i), a US Borrower may request a US Swing Loan in Dollars, Euros or Sterling upon written request by an Authorized Person of such US Borrower, by no later than (A) Noon (Central time) with respect to a request for Base Rate Loans, on the Business Day that is the requested Funding Date, and (B) 10:00 a.m. (Central time) with respect to a request for Advances to be denominated in Euros or Sterling, at least one Business Day prior to the requested Funding Date, (and, in the case of a request for a US Advance for a US Borrowing of Base Rate Loans made pursuant to Section 2.3(a)(i) above, the applicable Borrower shall be deemed to have made a request for a Swing Loan in Dollars) and, in the case of any request for a US Swing Loan, so long as, either (1) the aggregate amount of all Swing Loans made since the last Settlement Date, minus the amount of Collections or payments applied to such Swing Loans since the last Settlement Date, plus the amount of the requested US Advance does not exceed $10,000,000, or (2) US Swing Lender, in its sole discretion, shall agree to make a US Swing Loan notwithstanding the foregoing limitation, US Swing Lender shall make a US Advance in the amount of such US Borrowing (any such US Advance made solely by US Swing Lender pursuant to this Section 2.3(b)(i) being referred to as a “US Swing Loan” and such US Advances being referred to collectively as “US Swing Loans”) available to US Borrowers on the Funding Date applicable thereto by transferring immediately available funds to US Borrowers’ US Designated Account. Anything contained herein to the contrary notwithstanding, the Swing Lender may, but shall not be obligated to, make Swing Loans at any time that one or more of the Lenders is a Defaulting Lender. Each US Swing Loan shall be deemed to be a US Advance hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other US Advances, except that all payments on any US Swing Loan shall be payable to US Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(iii), US Swing Lender shall not make and shall not be obligated to make any US Swing Loan if US Swing Lender has actual knowledge that (x) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable US Borrowing (unless waived in accordance with the terms of this Agreement), or (y) the requested US Borrowing would exceed the US Availability on such Funding Date. US Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any US Swing Loan. The US Swing Loans shall be secured by the Agent’s Liens on the assets of the US Loan Parties, constitute US Advances and US Obligations hereunder, and bear interest at the applicable Floating Rate from time to time.
               (ii) In addition to Section 2.3(a)(ii), a UK Borrower may request a UK Swing Loan in Dollars, Euros or Sterling upon written request by an Authorized Person of such UK Borrower, by no later than 10:00 a.m. (Central time), at least one Business Day prior to the requested Funding Date (and, in the case of a request for an UK Advance for a UK Borrowing of an Advance that accrues interest at the Floating Rate pursuant to Section 2.3(a)(ii) above, the applicable Borrower shall be deemed to have made a request for a Swing Loan in Sterling) and, in the case of any request for a UK Swing Loan, so long as either (A) the aggregate amount of all Swing Loans made since the last Settlement Date, minus the amount of Collections or payments applied to all Swing Loans since the last Settlement Date, plus the amount of the requested UK Advance does not exceed $10,000,000, or (B) UK Swing Lender, in its sole discretion, shall agree to make a UK Swing Loan notwithstanding the foregoing limitation, UK Swing Lender shall make a UK Advance in the amount of such UK Borrowing (any such UK Advance made solely by UK Swing Lender pursuant to this Section 2.3(b)(ii) being referred to as a “UK Swing Loan” and such UK Advances being referred to collectively as “UK Swing Loans”) available to UK Borrowers on the Funding Date applicable thereto by transferring immediately available funds to UK Borrowers’ UK Designated Account. Anything contained herein to the contrary notwithstanding, the Swing Lender may, but shall not be obligated to, make Swing Loans at any time that one or more of the Lenders is a Defaulting Lender. Each UK Swing Loan shall be deemed to be a UK Advance hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other UK Advances, except that all payments on any UK Swing Loan shall be payable to UK Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(iii), UK Swing Lender shall not make and shall not be obligated to make any UK Swing Loan if UK Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable UK Borrowing (unless waived in accordance with the terms of this Agreement), or (ii) the requested UK Borrowing would exceed the UK Availability on such Funding Date. UK Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any UK Swing Loan. The UK Swing Loans shall be secured by the Agent’s Liens on the assets of all UK Loan Parties, constitute UK Advances and UK Obligations hereunder, and bear interest at the applicable Floating Rate from time to time.
          (c) Making of Loans.
               (i) In the event that US Swing Lender is not obligated to make a US Swing Loan, then promptly after receipt of a request for a US Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 1:00 p.m. (Central time) (A) with respect to a request for a Base Rate Loans and if Wells Fargo is the only Lender, on the Business Day that is the requested Funding Date applicable thereto, or (B) with respect to a request for Advances to be denominated in Euros, Sterling or with respect to a request for Base Rate Loans if there is more than one Lender, in each case, on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested US Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested US Borrowing available to Agent in immediately available funds to Agent’s Applicable Account, not later than (1) 1:00 p.m (Central time), with respect to Advances denominated in Dollars, and (2) 1:00 p.m (London time), with respect to Advances denominated in Euros or Sterling, in each case, on the Funding Date applicable thereto. After Agent’s receipt of the proceeds of such US Advances, Agent shall make the proceeds thereof available to US Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to US Borrowers’ US Designated Account; provided, however, that, subject to the provisions of Section 2.3(d)(iii), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any US Advance if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable US Borrowing unless such condition has been waived, or (2) the requested US Borrowing would exceed the US Availability on such Funding Date.
               (ii) In the event that UK Swing Lender is not obligated to make a UK Swing Loan, then promptly after receipt of a request for a UK Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 11:00 a.m. (Central time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested UK Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested UK Borrowing available to Agent in immediately available funds, in the applicable currency, to Agent’s Applicable Account, not later than 1:00 p.m. (London time) on the Funding Date applicable thereto. After Agent’s receipt of the proceeds of such UK Advances, Agent shall make the proceeds thereof available to UK Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to UK Borrowers’ UK Designated Account; provided, however, that, subject to the provisions of Section 2.3(d)(iii), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any UK Advance if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable UK Borrowing unless such condition has been waived, or (2) the requested UK Borrowing would exceed the UK Availability on such Funding Date.
               (iii) (A) Unless Agent receives notice from a Lender prior to 10:00 a.m. (Central time) on the date of a US Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of US Borrowers the amount of that Lender’s Pro Rata Share of the US Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to US Borrowers on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to US Borrowers such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s US Advance on the date of US Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify US Administrative Borrower of such failure to fund and, upon demand by Agent, US Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such US Borrowing, at a rate per annum equal to the interest rate applicable at the time to the US Advances composing such US Borrowing. The failure of any Lender to make any US Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make a US Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the US Advance to be made by such other Lender on any Funding Date.
                    (B) Unless Agent receives notice from a Lender prior to 10:00 a.m. (London time) on the date of a UK Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of UK Borrowers the amount of that Lender’s Pro Rata Share of the UK Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to UK Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to UK Borrowers such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s UK Advance on the date of UK Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify UK Administrative Borrower of such failure to fund and, upon demand by Agent, UK Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such UK Borrowing, at a rate per annum equal to the interest rate applicable at the time to the UK Advances composing such UK Borrowing. The failure of any Lender to make any UK Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make a UK Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the UK Advance to be made by such other Lender on any Funding Date.
          (d) Protective Advances and Optional Overadvances.
               (i) Agent hereby is authorized by US Loan Parties and the Lenders, from time to time in Agent’s sole and reasonable discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 3 are not satisfied (unless waived in accordance with the terms of this Agreement), to make US Advances to US Borrowers on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (1) to preserve or protect the Collateral owned by the US Loan Parties, or any portion thereof, (2) to enhance the likelihood of repayment of the US Obligations (other than the Bank Product Obligations), or (3) to pay any other amount chargeable to US Loan Parties pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 9 (any of the Advances described in this Section 2.3(d)(i) shall be referred to as “US Protective Advances”).
               (ii) Agent hereby is authorized by UK Loan Parties and the Lenders, from time to time in Agent’s sole and reasonable discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 3 are not satisfied (unless waived in accordance with the terms of this Agreement), to make UK Advances to UK Borrowers on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (1) to preserve or protect the Collateral owned by the UK Loan Parties, or any portion thereof, (2) to enhance the likelihood of repayment of the UK Obligations, or (3) to pay any other amount chargeable to UK Loan Parties pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 9 (any of the Advances described in this Section 2.3(d)(ii) shall be referred to as “UK Protective Advances”). Notwithstanding the foregoing, the aggregate outstanding principal amount of the sum of the US Protective Advances and UK Protective Advances shall not exceed $7,500,000 at any time.
               (iii) Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Agent, US Swing Lender or UK Swing Lender, as applicable, and Agent, UK Swing Lender or US Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or would be created thereby, so long as (A) after giving effect to such Advances (including any Protective Advances that constitute Overadvances), (x) the aggregate outstanding principal amount of such UK Advances that constitute Overadvances that is in excess of the amount of US Availability, plus (y) the aggregate outstanding principal amount of such US Advances that constitute Overadvances, shall not exceed $7,500,000, and (B) after giving effect to such Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount. In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrowers to an amount permitted by the preceding sentence. In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(iii), and any

Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.
               (iv) Each Protective Advance and each Overadvance shall be deemed to be an Advance hereunder, except that no Protective Advance or Overadvance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement therefor, all payments on the US Protective Advances and the UK Protective Advances shall be payable to Agent solely for its own account. The Protective Advances and Overadvances shall be repayable on demand, secured by the Agent’s Liens (provided that the US Protective Advances and Overadvances to US Borrowers shall only be secured by Collateral owned by US Loan Parties), constitute Obligations hereunder, and bear interest at the applicable Floating Rate from time to time. The ability of Agent to make Protective Advances is separate and distinct from its ability to make Overadvances and its ability to make Overadvances is separate and distinct from its ability to make Protective Advances. For the avoidance of doubt, the limitations on Agent’s ability to make Protective Advances do not apply to Overadvances and the limitations on Agent’s ability to make Overadvances do not apply to Protective Advances. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lenders, and the Lenders and are not intended to benefit any Borrower in any way.
               (v) Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary: (A) no Overadvance or Protective Advance may be made by Agent if such Advance would cause the aggregate principal amount of Overadvances and Protective Advances outstanding to exceed an amount equal to ten percent (10%) of the Maximum Revolver Amount; and (B) to the extent any Protective Advance causes the aggregate Revolver Usage to exceed the Maximum Revolver Amount, such portion of such Protective Advance shall be for Agent’s sole and separate account and not for the account of any Lender and shall be entitled to priority in repayment in accordance with Section 2.4(b).
          (e) Settlement. It is agreed that each Lender’s funded portion of the Advances is intended by Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lenders, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Advances, the Swing Loans, and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:
               (i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent (1) on behalf of US Swing Lender, with respect to the outstanding US Swing Loans, (2) on behalf of UK Swing Lender, with respect to the outstanding UK Swing Loans, (3) for itself, with respect to the outstanding Protective Advances or Overadvances, and (4) with respect to Loan Parties’ or their Subsidiaries’ Collections or payments received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than Noon (Central time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, Overadvances and Protective Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (w) if a Lender’s balance of the US Advances (including US Swing Loans, US Overadvances and US Protective Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the US Advances (including US Swing Loans, US Overadvances and US Protective Advances) as of a Settlement Date, then Agent shall, by no later than 2.00 p.m. (Central time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the US Advances (including US Swing Loans, US Overadvances and US Protective Advances), (x) if a Lender’s balance of the UK Advances (including UK Swing Loans, UK Overadvances and UK Protective Advances) exceeds such Lender’s Pro Rata Share of the UK Advances (including UK Swing Loans, UK Overadvances and UK Protective Advances) as of a Settlement Date, then Agent shall, by no later than 2.00 p.m. (London time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the UK Advances (including UK Swing Loans, UK Overadvances and UK Protective Advances), (y) if a Lender’s balance of the US Advances (including US Swing Loans, US Overadvances and US Protective Advances) is less than such Lender’s Pro Rata Share of the US Advances (including US Swing Loans, US Overadvances and US Protective Advances) as of a Settlement Date, such Lender shall no later than Noon (Central time) on the Settlement Date transfer in immediately available funds to the Agent’s Applicable Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the US Advances (including US Swing Loans, US Overadvances and US Protective Advances), and (z) if a Lender’s balance of the UK Advances (including UK Swing Loans, UK Overadvances and UK Protective Advances) is less than such Lender’s Pro Rata Share of the UK Advances (including UK Swing Loans, UK Overadvances and UK Protective Advances) as of a Settlement Date, such Lender shall no later than Noon (London time) on the Settlement Date transfer in immediately available funds to the Agent’s Applicable Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the UK Advances (including UK Swing Loans, UK Overadvances and UK Protective Advances). Such amounts made available to Agent under clause (y) of the immediately preceding sentence shall be applied against the amounts of the applicable US Swing Loans, US Overadvances or US Protective Advances and, together with the portion of such US Swing Loans, US Overadvances or US Protective Advances representing US Swing Lender’s Pro Rata Share thereof, shall constitute US Advances of such Lenders, and such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable UK Swing Loans, UK Overadvances or UK Protective Advances and, together with the portion of such UK Swing Loans, UK Overadvances or UK Protective Advances representing UK Swing Lender’s Pro Rata Share thereof, shall constitute UK Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.
               (ii) In determining whether a Lender’s balance of the Advances, Swing Loans, Overadvances and Protective Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, Overadvances and Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral; provided, that, payments received from UK Loan Parties and proceeds of Collateral owned by UK Loan Parties shall be applied only to UK Advances, UK Swing Loans, UK Overadvances and UK Protective Advances. To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Agent to that Lender as part of such next Settlement.
               (iii) Between Settlement Dates, (A) Agent, to the extent US Protective Advances, US Overadvances or US Swing Loans are outstanding, may pay over to Agent or US Swing Lender, as applicable, any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the US Advances, for application to the US Protective Advances, US Overadvances or US Swing Loans, (B) Agent, to the extent UK Protective Advances, UK Overadvances or UK Swing Loans are outstanding, may pay over to Agent or UK Swing Lender, as applicable, any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the UK Advances, for application to the UK Protective Advances, UK Overadvances or UK Swing Loans, (C) Agent, to the extent no US Protective Advances, US Overadvances or US Swing Loans are outstanding, may pay over to US Swing Lender any payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the US Advances, for application to US Swing Lender’s Pro Rata Share of the US Advances, and (D) Agent, to the extent no UK Protective Advances, UK Overadvances or UK Swing Loans are outstanding, may pay over to UK Swing Lender any payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the UK Advances, for application to UK Swing Lender’s Pro Rata Share of the UK Advances. If, as of any Settlement Date, Collections or payments of US Loan Parties received since the then immediately preceding Settlement Date have been applied to US Swing Lender’s Pro Rata Share of the US Advances other than to US Swing Loans, as provided for above, US Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding US Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the US Advances. If, as of any Settlement Date, Collections or payments of UK Loan Parties received since the then immediately preceding Settlement Date have been applied to UK Swing Lender’s Pro Rata Share of the UK Advances other than to UK Swing Loans, as provided for above, UK Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding UK Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the UK Advances. During the period between Settlement Dates, US Swing Lender with respect to US Swing Loans, UK Swing Lender with respect to UK Swing Loans, Agent with respect to Protective Advances and Overadvances, and each Lender with respect to the Advances other than Swing Loans, Overadvances and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lenders, Agent, or the Lenders, as applicable.
               (iv) Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to implement the provisions set forth in Section 2.3(g).
          (f) Notation. Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount of the Advances owing to each Lender, including the Swing Loans owing to Swing Lenders, and Protective Advances and Overadvances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.
          (g) Defaulting Lenders.
               (i) Defaulting Lender Waterfall. Agent shall not be obligated to transfer to a Defaulting Lender any payments made by any Borrower to Agent for the Defaulting Lender’s benefit or any Collections or proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to each Swing Lender to the extent of any Swing Loans that were made by such Swing Lender and that were required to be, but were not, repaid by the Defaulting Lender, (B) second, to each Issuing Lender, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, repaid by the Defaulting Lender, (C) third, to each non-Defaulting Lender ratably in accordance with their Revolver Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of an Advance (or other funding obligation) was funded by such other non-Defaulting Lender), (D) to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrowers as if such Defaulting Lender had made its portion of Advances (or other funding obligations) hereunder, and (E) from and after the date on which the Revolver Commitment is cancelled or terminated and all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (L) of Section 2.4(b)(ii) or tier (L) of Section 2.4(b)(iii), as applicable. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.3(g)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
               (ii) Certain Fees. No Defaulting Lender shall be entitled to receive any fee pursuant to Sections 2.6(b) or 2.10 for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender). With respect to any fee pursuant to Section 2.6(b) not required to be paid to any Defaulting Lender pursuant to the preceding sentence, the Borrowers shall (x) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in any issued Letter of Credit that has been reallocated to such non-Defaulting Lender pursuant to clause (iii) below; provided, however, that no such fees shall be payable pursuant to Section 2.6(b) with respect to any issued Letter of Credit for which cash collateral has been provided by the Borrowers pursuant to clause (iv) below, (y) pay to the Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s fronting exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

               (iii) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in any issued Letter of Credit or outstanding Swing Loan shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate outstanding principal amount of all outstanding Advances of any non-Defaulting Lender, together with such non-Defaulting Lender’s Pro Rata Share of the aggregate amount of all issued Letters of Credit and outstanding Swing Loans, to exceed such non-Defaulting Lender’s Revolver Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.
               (iv) Cash Collateral. If the reallocation described in clause (iii) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, cash collateralize the Issuing Banks’ and Swing Lenders’ fronting exposure with respect to issued Letters of Credit and outstanding Swing Loans, respectively, in an amount equal to the product of (x) the sum of the face amount of the issued Letters of Credit plus the outstanding principal amount of Swing Loans multiplied by (y) the unallocated commitment percentage of Defaulting Lenders.
               (v) Waivers and Amendments. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b) such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Revolver Commitment shall be deemed to be zero ; provided, however, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii).
               (vi) Defaulting Lender Cure. The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (x) the date on which the non-Defaulting Lenders, Agent, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (y) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder. The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Revolver Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Revolver Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to

Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, however, that any such assumption of the Revolver Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or any Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.
               (vii) Conflict. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.
          (h) Independent Obligations. All Advances (other than Swing Loans, Overadvances and Protective Advances) shall be made by Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Revolver Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.
     2.4 Payments; Reductions of Revolver Commitments; Prepayments.
          (a) Payments by Borrowers.
               (i) Except as otherwise expressly provided herein, all payments by any US Loan Party with respect to US Advances, US Letters of Credit and other US Obligations shall be made in Dollars, Euros or Sterling, as applicable, to Agent’s Applicable Account for US Obligations for the account of the Lender Group and shall be made in immediately available funds, no later than (A) Noon (Central time) on the date specified herein, for US Obligations denominated in Dollars, and (B) Noon (London time) on the date specified herein, for US Obligations denominated in Euros or Sterling. Except as otherwise expressly provided herein, all payments by any UK Loan Party with respect to UK Advances, UK Letters of Credit and other UK Obligations shall be made in Dollars, Euros or Sterling, as applicable, to Agent’s Applicable Account for UK Obligations for the account of the Lender Group and shall be made in immediately available funds, no later than Noon (London time) on the date specified herein. Any payment received by Agent later than the applicable times indicated above with respect to the applicable Obligations shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

               (ii) Unless Agent receives notice from Administrative Borrower prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.
          (b) Apportionment and Application.
               (i) So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of the Issuing Lender) shall be apportioned ratably among Lenders having a Pro Rata Share of the type of Revolver Commitment or Obligation to which a particular fee or expense relates. Except as otherwise specifically provided in Section 2.4(b)(v), Section 2.4(d) or Section 2.4(d)(ii) hereof, (x) all payments to be made hereunder by US Loan Parties shall be remitted to Agent and all (subject to Section 2.4(b)(v) hereof) such payments, and all proceeds of US Collateral owned by US Loan Parties received by Agent, shall be applied, so long as no Application Event has occurred and is continuing, to reduce the balance of the US Advances outstanding and, thereafter, to US Borrowers (to be wired to the applicable Designated Account) or such other Person entitled thereto under applicable Law, and (y) all payments to be made hereunder by UK Loan Parties shall be remitted to Agent and all (subject to Section 2.4(b)(v) hereof) such payments, and all proceeds of UK Collateral owned by UK Loan Parties received by Agent, shall be applied, so long as no Application Event has occurred and is continuing, to reduce the balance of the UK Advances outstanding and, thereafter, to UK Borrower (to be wired to the applicable Designated Account) or such other Person entitled thereto under applicable Law.
               (ii) At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent by the US Loan Parties and all proceeds of US Collateral received by Agent shall be applied as follows:
                    (A) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent from the US Loan Parties under the Loan Documents, until paid in full,
                    (B) second, to pay any fees or premiums then due to Agent from the US Loan Parties under the Loan Documents until paid in full,

                    (C) third, to pay interest due in respect of all Protective Advances related to the US Collateral or the US Loan Parties until paid in full,
                    (D) fourth, to pay the principal of all Protective Advances related to the US Collateral or the US Loan Parties until paid in full,
                    (E) fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders from the US Loan Parties under the Loan Documents, until paid in full,
                    (F) sixth, ratably, to pay any fees or premiums then due to any of the Lenders from the US Loan Parties under the Loan Documents until paid in full,
                    (G) seventh, to pay interest accrued in respect of the US Swing Loans until paid in full,
                    (H) eighth, to pay the principal of all US Swing Loans until paid in full,
                    (I) ninth, to pay interest accrued in respect of the US Advances (other than Protective Advances) until paid in full,
                    (J) tenth, ratably (1) to pay the principal of all US Advances until paid in full, (2) to Agent, to Cash Collateralize any US Letters of Credit (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement in connection with such US Letter of Credit as and when such disbursement occurs and, if a US Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such US Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof), and (3) ratably, to the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of US Bank Product Obligations,
                    (K) eleventh, to pay any other US Obligations (other than any contingent obligations that are not then due and payable or which have not then been asserted) other than Obligations owed to Defaulting Lenders,
                    (L) twelfth, ratably to pay any US Obligations (other than any contingent obligations that are not then due and payable or which have not then been asserted) owed to Defaulting Lenders,
                    (M) thirteenth, to pay any UK Obligations (other than any contingent obligations that are not then due and payable or which have not then been asserted), to be applied in the order set forth in Section 2.4(b)(iii), and
                    (N) fourteenth, to US Borrowers (to be wired to the applicable Designated Account) or such other Person entitled thereto under applicable Law.

               (iii) At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent by the UK Loan Parties and all proceeds of Foreign Collateral received by Agent shall be applied as follows:
                    (A) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent from the UK Loan Parties under the Loan Documents, until paid in full,
                    (B) second, to pay any fees or premiums then due to Agent from the UK Loan Parties under the Loan Documents until paid in full,
                    (C) third, to pay interest due in respect of all Protective Advances related to the Foreign Collateral or the UK Loan Parties until paid in full,
                    (D) fourth, to pay the principal of all Protective Advances related to the Foreign Collateral or the UK Loan Parties until paid in full,
                    (E) fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of Lenders from the UK Loan Parties under the Loan Documents, until paid in full,
                    (F) sixth, ratably, to pay any fees or premiums then due to any of Lenders from the UK Loan Parties under the Loan Documents until paid in full,
                    (G) seventh, to pay interest accrued in respect of the UK Swing Loans until paid in full,
                    (H) eighth, to pay the principal of all UK Swing Loans until paid in full,
                    (I) ninth, to pay interest accrued in respect of the UK Advances (other than Protective Advances) until paid in full,
                    (J) tenth, ratably (1) to pay the principal of all UK Advances until paid in full, (2) to Agent, to Cash Collateralize any UK Letters of Credit (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement in connection with such UK Letter of Credit as and when such disbursement occurs and, if a UK Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such UK Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof), and (3) ratably, to the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of UK Bank Product Obligations,
                    (K) eleventh, to pay any other UK Obligations (other than any contingent obligations that are not then due and payable or which have not then been asserted) other than Obligations owed to Defaulting Lenders,

                    (L) twelfth, ratably to pay any UK Obligations (other than any contingent obligations that are not then due and payable or which have not then been asserted) owed to Defaulting Lenders, and
                    (M) thirteenth, to UK Borrowers (to be wired to the applicable Designated Account) or such other Person entitled thereto under applicable Law.
               (iv) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).
               (v) In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by any Borrower to Agent and specified by such Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.
               (vi) Notwithstanding anything to the contrary set forth in any of the Loan Documents, (i) all payments by or on behalf of a UK Borrower or Foreign Guarantor shall be applied only to the UK Obligations, and (ii) all payments on behalf of a US Borrower or US Guarantor shall be applied first to US Obligations then due until paid in full and then to all other Obligations until paid in full.
               (vii) For purposes of this Section 2.4(b), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
               (viii) In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.
          (c) Reduction of Revolver Commitments. The Revolver Commitments shall terminate on the Maturity Date. Borrowers may reduce the Revolver Commitments, without premium or penalty, to an amount (which may be zero) not less than the sum of (i) the Revolver Usage as of such date, plus (ii) the principal amount of all Advances not yet made as to which a request has been given by Borrowers under Section 2.3(a), plus (iii) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrowers pursuant to Section 2.11(a). Each such reduction shall be in an amount which is not less than $5,000,000 (unless the Revolver Commitments are being reduced to zero and the amount of the Revolver Commitments in effect immediately prior to such reduction are less than $5,000,000), shall be made by providing not less than 10 Business Days prior written notice to Agent and shall be irrevocable. Once reduced, the Revolver Commitments may not be increased except in accordance with Section 2.17. Each such reduction of the Revolver Commitments shall reduce (A) the Revolver Commitments of each Lender proportionately in accordance with its Pro Rata Share thereof and (B) the UK Advance Sublimit such that the ratio of the UK Advance Sublimit to the aggregate Revolver Commitments remains the same as prior to such reduction in Revolver Commitments.
          (d) Optional Prepayments.
               (i) Except as otherwise provided in Section 2.4(d)(ii) below, Borrowers may prepay the principal of any Advance at any time in whole or in part, without premium or penalty; and
               (ii) in the case of any Advances denominated in Euros and Sterling, the relevant Borrower (or the Administrative Borrower on its behalf) shall give the Agent one (1) Business Days (or such shorter period as the Required Lenders may agree) prior notice of its intention to prepay any such Advance (and any such notice of prepayment shall be irrevocable and shall specify the date on which the relevant prepayment is to be made and the amount of that prepayment) no later than Noon (London time) on the Business Day preceding any such prepayment.
          (e) Mandatory Prepayments; Maximum Revolver Amount.
               (i) Borrowing Base. If at any time:
                    (A) the US Revolver Usage on such date exceeds the lesser of: (1) the US Borrowing Base; and (2) the Maximum Revolver Amount minus the outstanding amount of the UK Revolver Usage (such excess being referred to as the “US Facility Excess”);
                    (B) the UK Revolver Usage on such date exceeds the least of: (1) the UK Borrowing Base; (2) the Maximum Revolver Amount minus the US Revolver Usage; and (3) the UK Advance Sublimit (such excess being referred to as the “UK Facility Excess”);
then the Applicable Borrowers shall, subject to Section 2.4(g) and Section 2.5, promptly, but in any event, within 1 Business Day prepay, in cash, the US Obligations or the UK Obligations, as applicable, in accordance with Section 2.4(f)(i) in an aggregate amount equal to the US Facility Excess or the UK Facility Excess, as the case may be.
               (ii) Dispositions. Within 3 Business Days of the date of receipt by Parent or any of its Subsidiaries of the Net Cash Proceeds of any sale or disposition by Parent or any of its Subsidiaries of assets constituting ABL Priority Collateral (excluding sales or dispositions which qualify as Permitted Dispositions under clauses (a) through (m) and (p) through (t) of the definition of Permitted Dispositions) or Net Insurance/Condemnation Proceeds of casualty losses, condemnations, or events resulting in the receipt by such Person of any other Net Insurance/Condemnation Proceeds relating to ABL Priority Collateral, Parent shall, or it shall cause any such Person to, prepay the outstanding principal amount of the US Obligations or the UK Obligations, as applicable, under the circumstances and in an amount (equal to the percentage of such Net Cash Proceeds or such Net Insurance/Condemnation Proceeds, as the case may be, received by such Person) set forth in Section 2.4(f)(ii) in connection with such sales or dispositions or such casualty losses or condemnations; provided, that (i) with respect to sales and other dispositions or receipt of Net Insurance/Condemnation Proceeds of ABL Priority Collateral (other than US ABL Priority Collateral and Foreign ABL Collateral), prepayments shall only be required to the extent that the aggregate amount of such Net Cash Proceeds and such Net Insurance/Condemnation Proceeds exceed $5,000,000 in any calendar year, and (ii) the applicable Administrative Borrower shall be required to deliver the certificate required by Section 5.2 and describe in clause (s) of Schedule 5.2 which shall allocate book value of the various types of Collateral that is the subject of the disposition or other event giving rise to the receipt of any such Net Cash Proceeds or such Net Insurance/Condemnation Proceeds.
          (f) Application of Payments.
               (i) Each prepayment pursuant to Section 2.4(e)(i) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied (1) in the case of a US Facility Excess, first, to the outstanding principal amount of the US Advances (without a corresponding permanent reduction of the Maximum Revolver Amount) until paid in full, and second, to Cash Collateralize any US Letters of Credit, and (2) in the case of a UK Facility Excess, first, to the outstanding principal amount of the UK Advances (without a corresponding permanent reduction of the Maximum Revolver Amount or the UK Advance Sublimit) until paid in full, and second, to Cash Collateralize any UK Letters of Credit, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii) or Section 2.4(b)(iii), as applicable.
               (ii) In accordance with Section 2.4(e)(ii) above:
                    (A) during the continuance of a Cash Dominion Period and so long as no Application Event shall have occurred and be continuing, (1) in the case of any sale or other disposition of US ABL Priority Collateral, if the US Borrowers shall be required to prepay the US Obligations in an amount equal to 100% of such Net Cash Proceeds received by such Person in connection with such sale or other disposition or receipt of Net Insurance/Condemnation Proceeds, such proceeds shall be applied, first, to the outstanding principal amount of the US Advances (without a corresponding permanent reduction of the Maximum Revolver Amount) until paid in full, and second, to Cash Collateralize any US Letters of Credit, and (2) in the case of any sale or other disposition of ABL Priority Collateral (other than US ABL Priority Collateral and Foreign Collateral), the US Borrowers shall be required to prepay the US Obligations in an amount equal to 100% of such Net Cash Proceeds received by such Person in connection with such sale or other disposition or receipt of Net Insurance/Condemnation Proceeds, which proceeds shall be applied, first, to the outstanding principal amount of the US Advances (without a corresponding permanent reduction of the Maximum Revolver Amount, but with a corresponding permanent reduction of the US Permitted Overadvance Amount then in effect; provided, that the US Permitted Overadvance Amount shall not be reduced by the amount of any Net Insurance/Condemnation Proceeds that constitute proceeds of business interruption insurance) until paid in full, and second, to Cash Collateralize any US Letters of Credit; and

                    (B) during the continuance of a Cash Dominion Period and so long as no Application Event shall have occurred and be continuing, (1) in the case of any sale or other disposition of Foreign ABL Collateral, if the UK Borrowers shall be required to prepay the UK Obligations in an amount equal to 100% of such Net Cash Proceeds received by such Person in connection with such sale or other disposition or receipt of Net Insurance/Condemnation Proceeds, such proceeds shall be applied, first, to the outstanding principal amount of the UK Advances (without a corresponding permanent reduction of the Maximum Revolver Amount or the UK Advance Sublimit) until paid in full, and second, to Cash Collateralize any UK Letters of Credit, and (2) in the case of any sale or other disposition of Foreign Collateral (other than Foreign ABL Collateral), the UK Borrowers shall be required to prepay the UK Obligations in an amount equal to 100% of such Net Cash Proceeds received by such Person in connection with such sale or other disposition or receipt of Net Insurance/Condemnation Proceeds, which proceeds shall be applied, first, to the outstanding principal amount of the UK Advances (without a corresponding permanent reduction of the Maximum Revolver Amount or the UK Advance Sublimit, but with a corresponding permanent reduction of the UK Permitted Overadvance Amount then in effect; provided, that the UK Permitted Overadvance Amount shall not be reduced by the amount of any Net Insurance/Condemnation Proceeds that constitute proceeds of business interruption insurance) until paid in full, and second, to Cash Collateralize any UK Letters of Credit.
Notwithstanding any provision to the contrary contained in this Section 2.4(f), (i) if an Application Event shall have occurred and be continuing, all such Net Cash Proceeds and Net Insurance/Condemnation Proceeds shall be applied in the manner set forth in Section 2.4(b)(ii) or Section 2.4(b)(iii), as applicable, and (ii) in the absence of an Application Event, the Borrowers shall only be required to Cash Collateralize Letters of Credit if, as of the date of prepayment, Excess Availability is less than $10,000,000.
          (g) Currency Fluctuation. If a UK Facility Excess exists as a result of the UK Revolver Usage exceeding the UK Advance Sublimit solely due to currency fluctuations with respect to UK Revolver Usage denominated in Euros or Sterling, then the repayments or Cash Collateralization required pursuant to Section 2.4(f)(i) shall only be required if the Company receives notice from the Agent that the amount of the UK Facility Excess exceeds 105% of the UK Advance Sublimit, as then in effect for more than three consecutive Business Days, at which time an amount equal to 100% of any such UK Facility Excess shall be required to be eliminated.
     2.5 Overadvances. If, at any time or for any reason, (a) the amount of US Obligations owed by US Borrowers to the Lender Group pursuant to Section 2.1 or Section 2.11 is greater than any of the limitations set forth in Section 2.1, Section 2.4(e)(i) or Section 2.11, as applicable (an “US Overadvance”), US Borrowers shall promptly, but in any event, within 1 Business Day of the initial occurrence of such an Overadvance pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b) and (b) the amount of UK Obligations owed by UK Borrowers to the Lender Group pursuant to Section 2.1 or Section 2.11 is greater than any of the limitations set forth in Section 2.1, Section 2.4(e)(i) or Section 2.11 (a “UK Overadvance”; together with the US Overadvances, collectively, the “Overadvances”), unless otherwise provided in Section 2.4(g), the UK Borrowers shall promptly, but in any event, within 1 Business

Day, of the initial occurrence of such Overadvance pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the UK Obligations in accordance with the priorities set forth in Section 2.4(b); provided, however, that in the case of an Overadvance that is caused solely as a result of the charging by Agent of Lender Group Expenses to the Loan Account, Borrowers shall have 3 Business Days from the date of the initial occurrence of such Overadvance to pay to Agent, in cash, the amount of such excess (which period of 3 Business Days shall in no event be duplicative of the 3 Business Days period referenced in Section 8.1(a) of this Agreement). Borrowers promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement.
     2.6 Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.
          (a) Interest Rates. Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows:
               (i) if the relevant Obligation is a LIBOR Rate Loan denominated in Dollars, at a per annum rate equal to the LIBOR Rate plus the Applicable Margin for LIBOR Rate Loans,
               (ii) if the relevant Obligation is a LIBOR Rate Loan denominated in Euros or Sterling, at a per annum rate equal to the LIBOR Rate plus the Applicable Margin for LIBOR Rate Loans plus any Mandatory Costs;
               (iii) if the relevant Obligation is a Swing Loan at a per annum rate equal to the applicable Floating Rate; and
               (iv) otherwise, at a per annum rate equal to the Base Rate plus the Applicable Margin for Base Rate Loans.
          (b) Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Lenders (other than a Defaulting Lender) with a Revolver Commitment), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.11(e)) which shall accrue at a per annum rate equal to the Applicable Margin for LIBOR Rate Loans times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.
          (c) Default Rate. Upon the occurrence and during the continuation of an Event of Default and at the election of the Required Lenders,
               (i) all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable thereunder, and
               (ii) the Letter of Credit fee provided for in Section 2.6(b) shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

          (d) Payment. Except to the extent provided to the contrary in Section 2.10 or Section 2.12(a), all interest (other than interest payable on account of any LIBOR Rate Loan), all Letter of Credit fees, all other fees payable hereunder or under any of the other Loan Documents, all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Revolver Commitments are outstanding. All interest on account of any LIBOR Rate Loan shall be due and payable, in arrears, on the last day of each relevant Interest Period (provided, however, that, subject to clauses (ii) and (iii) of Section 2.12(a) below, in the case of any Interest Period greater than 3 months in duration, interest shall be payable at 3 month intervals after the commencement of the applicable Interests Period and on the last day of such Interest Period). Each Applicable Borrower hereby authorizes Agent, from time to time without prior notice to any Applicable Borrower, to charge all interest, Letter of Credit fees, and all other fees payable hereunder or under any of the other Loan Documents (in each case, as and when due and payable), all costs and expenses payable by such Applicable Borrower hereunder or under any of the other Loan Documents (in each case, as and when accrued or incurred), and all Lender Group Expenses (as and when accrued or incurred) all charges, commissions, fees, and costs provided for in Section 2.11(e) (as and when accrued or incurred), all fees and costs provided for in Section 2.10 (as and when accrued or incurred), and all other payment obligations as and when due and payable by such Applicable Borrower under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products) to the Loan Account (or in the case of the UK Borrowers with respect to any UK Obligations, the sub-account for the UK Borrowers in the Loan Account), which amounts thereafter shall constitute US Advances or UK Advances denominated in Dollars, as applicable hereunder and, initially, shall accrue interest at the rate then applicable to Advances that are Base Rate Loans. Any interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement that are charged to the Loan Account shall thereupon constitute Advances denominated in Dollars hereunder and shall initially accrue interest at the rate then applicable to Advances that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).
          (e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue; provided that (x) Base Rate Loans bearing interest based on the “prime rate”, and (y) Advances bearing interest based on the Floating Rate, shall, in each case, be calculated on the basis of a 365 day year (or a 366 day year, in the case of a leap year). In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.
          (f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any Law that a court of competent jurisdiction shall, in a final determination, deem applicable. Each Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable Law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by Law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.
     2.7 Crediting Payments. The receipt of any payment item by Agent shall not be considered a payment on account unless such payment item is a wire transfer of immediately available funds made to Agent’s Applicable Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Applicable Account on a Business Day in the applicable currency on or before (i) in respect of the US Obligations denominated in Dollars, Noon (Central time) and (ii) in respect of any UK Obligations or any US Obligations denominated in Euros or Sterling, Noon (London time). If any payment item is received into Agent’s Applicable Account on a non-Business Day or after the applicable times indicated above with respect to the applicable Obligations, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.
     2.8 Designated Account. Agent is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). The Applicable Borrowers agree to establish and maintain applicable Designated Account with the applicable Designated Account Bank for the purpose of receiving the proceeds of Advances in the currency requested by the Applicable Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrowers, any Advance or Swing Loan requested by the Applicable Borrowers and made by Agent or the Lenders hereunder shall be made to the applicable Designated Account.
     2.9 Maintenance of Loan Accounts; Statements of Obligations. Agent shall maintain accounts on its books in the name of Applicable Borrowers (the “Loan Accounts”) on which the Applicable Borrowers will be, subject to Section 2.6(d), charged with all Advances (including Protective Advances and Swing Loans) made by Agent, Swing Lenders, or the Lenders to the Applicable Borrowers or for the Applicable Borrowers’ account, the Letters of Credit issued or arranged by Issuing Lender for the Applicable Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Group Expenses; provided that Agent shall maintain a separate UK sub-account under the Loan Account in the name of a UK Borrower on which UK Borrowers will be charged with all UK Advances (including UK Protective Advances and UK Swing Loans) made by Agent, UK Swing Lenders, or Lenders to UK Borrowers or for UK Borrowers’ account, and with all other payment Obligations of UK Borrowers hereunder or under the Loan Documents. In accordance with Section 2.7, the applicable Loan Account will be credited with all payments received by Agent from the Applicable Borrowers or for any of such Applicable Borrower’s account, including all amounts received in Agent’s Applicable Account from any Cash Management Bank. Agent shall render monthly statements regarding the Loan Account to the Company, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after receipt thereof by the Company, the Company shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.
     2.10 Fees. The Borrowers shall pay to Agent,
          (a) for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.
          (b) for the ratable account of those Lenders with Revolver Commitments, on the first day of each month from and after the Closing Date up to the first day of the month prior to the Payoff Date and on the Payoff Date, an unused line fee in an amount equal to a per annum rate equal to the Applicable Margin for Unused Line Fees times the result of (i) the aggregate amount of the Maximum Revolver Amount, less (ii) the average Daily Balance of the Revolver Usage during the immediately preceding month (or portion thereof) (the “Unused Line Fee”).
     2.11 Letters of Credit.
          (a) Subject to the terms and conditions of this Agreement, upon the request of an Administrative Borrower made in accordance herewith, the Issuing Lender agrees to issue a requested Letter of Credit denominated in Dollars, Euros or Sterling for the account of an Applicable Borrower. By submitting a request to Issuing Lender for the issuance of a Letter of Credit, the Applicable Borrowers shall be deemed to have requested that Issuing Lender issue the requested Letter of Credit (it being expressly acknowledged and agreed by each Borrower that the Applicable Borrowers are and shall be deemed to be applicants (within the meaning of Section 5-102(a)(2) of the Code) with respect to each Letter of Credit). Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person of the Applicable Borrower and delivered to the Issuing Lender via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to the Issuing Lender and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the proposed expiration date of such Letter of Credit, (iv) the name and address of the beneficiary of the Letter of Credit, (v) whether such Letter of Credit is a US Letter of Credit or a UK Letter of Credit, (vi) whether such Letter of Credit is to be denominated in Dollars, Euros or Sterling, and (vi) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit. Anything contained herein to the contrary notwithstanding, the Issuing Lender may, but shall not be obligated to, issue a Letter of Credit at any time that one or more of the Lenders is a Defaulting Lender and any such Defaulting Lender’s participation in any issued Letters of Credit has not been reallocated among the non-Defaulting Lenders in accordance with Section 2.3(g)(iii) or cash collateralized in accordance with Section 2.3(g)(iv). The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:
               (i) the US Letter of Credit Usage at such time would exceed the lesser of: (A) the US Borrowing Base at such time less outstanding amount of US Advances (including US Swing Loans) and (B) the Maximum Revolver Amount, less the sum of (1) the outstanding amount of US Advances (including US Swing Loans) and (2) the UK Revolver Usage at such time;
               (ii) the UK Letter of Credit Usage at such time would exceed the least of (A) the Maximum Revolver Amount less the sum of (1) the outstanding amount of UK Advances (including UK Swing Loans) and (2) the US Revolver Usage at such time, (B) the UK Borrowing Base at such time, less the outstanding amount of UK Advances (including UK Swing Loans) and (C) the UK Advance Sublimit less the outstanding amount of UK Advances (including UK Swing Loans);
               (iii) the Letter of Credit Usage would exceed $10,000,000; or
               (iv) the expiration date of such Letter of Credit would occur later than the earlier of (A) one year after the date of issuance of such Letter of Credit; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond five days prior to the Maturity Date), and (B) five days prior to the Maturity Date.
          For purposes of this Section 2.11(a), the relevant Borrowing Bases will be based upon the applicable Borrowing Base Certificate most recently delivered in accordance with the terms of this Agreement.
          Each Letter of Credit shall be in form and substance reasonably acceptable to the Issuing Lender, including the requirement that the amounts payable thereunder must be payable in (A) Dollars, in the case of Letters of Credit denominated in Dollars and (B) Euros, in the case of Letters of Credit denominated in Euros and (C) Sterling, in the case of Letters of Credit denominated in Sterling. If (1) Issuing Lender makes a payment under a US Letter of Credit, the US Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the date such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a US Advance hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, in the case of a US Letter of Credit denominated in Euros or Sterling, Agent may convert the then outstanding principal amount of each such US Letter of Credit to a Base Rate Loan denominated in Dollars, or (2) Issuing Lender makes a payment under a UK Letter of Credit, the UK Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the date such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a UK Advance hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3), and, in the case of a UK Letter of Credit denominated in Euros or Sterling, Agent may convert the then outstanding principal amount of each such UK Letter of Credit to a Base Rate Loan denominated in Dollars. If a Letter of Credit Disbursement is deemed to be (x) a US Advance hereunder, US Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Issuing Lender shall be automatically converted into an obligation to pay the resulting US Advance or (y) a UK Advance hereunder, UK Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Issuing Lender shall be discharged and replaced by the resulting UK Advance. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.11(b) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.
          (b) Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(a), each Lender with a Revolver Commitment agrees to fund its Pro Rata Share of any Advance deemed made pursuant to Section 2.11(a) on the same terms and conditions as if Borrowers had requested the amount thereof as an Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment, renewal or extension of a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with Revolver Commitments, the Issuing Lender shall be deemed to have granted to each Lender with a Revolver Commitment, and each Lender with a Revolver Commitment shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Lender, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Lender under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Revolver Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Lender and not reimbursed by Borrowers on the date due as provided in Section 2.11(a), or of any reimbursement payment that is required to be refunded (or that Agent or Issuing Lender elects, based upon the advice of counsel, to refund) to Borrowers for any reason. Each Lender with a Revolver Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.
          (c) Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group and the Issuing Lender harmless from any damage, loss, cost, expense, or liability (other than Taxes (including, for the avoidance of doubt, any Taxes described in clauses (i) through (v) of the definition of Taxes), which shall be governed by Section 16), and reasonable attorneys fees incurred by Issuing Lender or other member of the Lender Group arising out of or in connection with any Letter of Credit; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. Each Borrower understands and agrees that neither of the Issuing Lender nor any other member of the Lender Group shall be liable for any error, negligence, or mistake, whether of omission or commission, in following any Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Each Borrower hereby acknowledges and agrees that neither of the Issuing Lender nor any other member of the Lender Group shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.
          (d) The obligation of Borrowers to reimburse the Issuing Lender for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
               (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or an other Loan Document,
               (ii) the existence of any claim, counterclaim, setoff, defense or other right that Parent or any of its Subsidiaries may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction,
               (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit,
               (iv) any payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not substantially or strictly comply with the terms of such Letter of Credit (including, without limitation, any requirement that presentation be made at a particular place or by a particular time of day), or any payment made by the Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit,
               (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Parent or any of its Subsidiaries, or
               (vi) the fact that any Event of Default shall have occurred and be continuing.
          (e) Borrowers acknowledge and agree that any and all issuance charges, usage charges, commissions, fronting fees and other fees and costs relating to Letters of Credit shall be

Lender Group Expenses for purposes of this Agreement or in accordance with the Fee Letter and shall be reimbursable promptly, but in any event, within 1 Business Day by Borrowers to Agent for the account of the Issuing Lender; it being acknowledged and agreed by Borrowers that any such issuance charges, usage charges, commissions, fronting fees and other fees and costs may be charged to the Loan Account from time to time and that the Issuing Lender also imposes a schedule of charges for amendments, extensions, drawings, and renewals.
          (f) If by reason of (i) any change after the Closing Date in any applicable Law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Issuing Lender or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of Law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto) (in each case, other than changes in laws relative to Taxes (including, for the avoidance of doubt, any taxes described in clauses (i) through (v) of the definition of Taxes), which shall be governed by Section 16):
               (i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or
               (ii) there shall be imposed on the Issuing Lender or any other member of the Lender Group any other condition regarding any Letter of Credit, and the result of the foregoing is to increase, directly or indirectly, the cost to the Issuing Lender or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify each Administrative Borrower, and the Applicable Borrowers shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate the Issuing Lender or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the applicable Floating Rate hereunder; provided, however, that (a) in the case of a Letter of Credit denominated in Euros or Sterling, Agent may convert the then outstanding principal amount of any Advance made in respect of any compensation paid in respect thereof to an Advance that is a Base Rate Loan denominated in Dollars and (b) no Borrower shall be required to provide any compensation pursuant to this Section 2.11(f) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers; provided further, however, that if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.11(f), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.
     2.12 LIBOR Option.

          (a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.12(b) below (the “LIBOR Option”) to have interest on all or a portion of the Advances be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan (or upon conversion of an Advance that bears interest at a per annum rate equal to the Floating Rate to a LIBOR Rate Loan), or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto (provided, however, that, subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than 3 months in duration, interest shall be payable at 3 month intervals after the commencement of the applicable Interests Period and on the last day of such Interest Period), (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrowers properly have exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan (A) in the case of LIBOR Rate Loans denominated in Dollars, automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder and (B) in the case of LIBOR Rate Loans denominated in Euros or Sterling, automatically shall convert to Advances that bear interest at a per annum rate equal to the applicable Floating Rate. At any time that an Event of Default has occurred and is continuing, unless consented to by the Required Lenders in writing, the Borrowers no longer shall have the option to request that Advances bear interest at a rate based upon the LIBOR Rate, and the Required Lenders may demand that any or all of the then outstanding Advances denominated in Euros or Sterling be redenominated into Dollars in the amount of the Dollar Equivalent thereof, and that all LIBOR Rate Loans be automatically converted to Advances that bear interest at a per annum rate equal to the applicable Floating Rate on the last day of the then current Interest Period with respect thereto.
          (b) LIBOR Election.
               (i) Borrowers may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to Noon (Central time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Borrowers’ election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to Noon (Central time) at least 1 Business Days prior to the commencement of the proposed Interest Period). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.
               (ii) Each LIBOR Notice shall be irrevocable and binding on each Applicable Borrower. In connection with each LIBOR Rate Loan, each Applicable Borrower shall indemnify, defend, and hold Agent and Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the repayment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). A certificate of Agent or a Lender delivered to the applicable Administrative Borrower setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. The Applicable Borrowers shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate. If a repayment of a LIBOR Rate Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent may, in its sole discretion at the request of the Applicable Borrowers, hold the amount of such repayment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the repayment of the applicable LIBOR Rate Loan on such last day, it being agreed that Agent has no obligation to so defer the application of payments to any LIBOR Rate Loan and that, in the event that Agent does not defer such application, Borrowers shall be obligated to pay any resulting Funding Losses.
               (iii) Borrowers shall have not more than 7 LIBOR Rate Loans in effect at any given time. Borrowers only may exercise the LIBOR Option for proposed LIBOR Rate Loans in a principal amount of at least $1,000,000.
          (c) Conversion. Borrowers may convert (i) LIBOR Rate Loans dominated in Dollars to Base Rate Loans at any time and (ii) LIBOR Rate Loan denominated in Euros or Sterling to Advances that bear interest at a per annum rate equal to the applicable Floating Rate; provided, however, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Applicable Borrower shall indemnify, defend, and hold Agent and Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12(b)(ii).
          (d) Special Provisions Applicable to LIBOR Rate.
               (i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable Law (other than changes in laws relative to Taxes (including, for the avoidance of doubt, any taxes described in clauses (i) through (v) of the definition of Taxes), which shall be governed by Section 16) occurring subsequent to the commencement of the then applicable Interest Period and, with respect to Obligations denominated in Dollars, changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give the Administrative Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Administrative Borrowers may, by notice to such affected Lender (x) require such Lender to furnish to Borrowers a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (y) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).
               (ii) In the event (A) that any change in market conditions or any Law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate or (B)(1) Dollar, Euro or Sterling deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of a requested LIBOR Rate Loan, (2) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan, or (3) the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, such Lender shall give notice of such changed circumstances to Agent and the Administrative Borrowers and Agent promptly shall transmit the notice to each other Lender and in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.
          (e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.
     2.13 Capital Requirements.
          (a) If, after the date hereof, any Lender determines that (i) the adoption of or change in any Law, rule, regulation or guideline regarding capital or reserve requirements for banks or bank holding companies, or any change in the interpretation, implementation, or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of Law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Revolver Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify the Administrative Borrowers and Agent thereof. Following receipt of such notice, the Applicable Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Borrowers of such law, rule, regulation or guideline giving rise to such reductions and of such Lender’s intention to claim compensation thereof, except that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof; provided further, that no Borrower shall be required to compensate a Lender pursuant to this clause (a) to the extent such Lender has been adequately compensated for any such reduction or increased cost by the payment of Mandatory Cost.
          (b) If any Lender requests additional or increased costs referred to in Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) or in connection with the application of Mandatory Cost, in each case relative to changed circumstances, or requests or receives additional amounts or indemnity payments under Section 16, (any such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans or eliminate the application of Mandatory Cost or would eliminate or reduce amounts payable pursuant to Section 16 and (ii) such designation or assignment would not subject the Affected Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to it. Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.12(d)(i), Section 2.13(a) or as a result of the application of Mandatory Cost, as applicable, or to enable Borrowers to obtain LIBOR Rate Loans, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.12(d)(i), Section 2.13(a) or as a result of the application of Mandatory Cost, as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.12(d)(i), Section 2.13(a) or as a result of the application of Mandatory Cost, as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, may seek a substitute Lender reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s Revolver Commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and Revolver Commitments, pursuant to an Assignment and Acceptance Agreement, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement.
          (c) The Borrowers shall, upon demand from any member of the Lender Group, pay to such Person, the amount of (i) any loss or cost or increased cost incurred by such Person, (ii) any reduction in any amount payable to or in the effective return on the capital to such Person, (iii) any interest or any other return, including principal, foregone by such Person as a result of the introduction of, change over to or operation of the Euro or the Sterling or (iv) any currency exchange loss that such Person sustains, in each case of clauses (i) through (iv), as a result of (A) any payment being made by any Borrower in a currency other than that originally extended to such Borrower or (B) the failure of any Borrower to repay an Advance or Letter of Credit Disbursement denominated in Euros or Sterling. A certificate of Agent setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate such member of the Lender Group or shall be conclusively presumed to be correct save for manifest error.
     2.14 Liability Among Loan Parties.
          (a) Obligations of the UK Loan Parties. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, none of the UK Borrowers, the Foreign Guarantors, or any other Foreign Subsidiary of the Company shall be liable or in manner responsible for, or be deemed to have guaranteed, directly or indirectly, whether as a primary obligor, guarantor, indemnitor, or otherwise, and none of their assets shall secure, directly or indirectly, any US Obligations (including, without limitation, principal, interest, fees, penalties, premiums, expenses, charges, reimbursements, indemnities or any other US Obligations) in respect of any US Loan Party under this Agreement, any other Loan Document, or any Bank Product Agreement or any other agreement executed and/or delivered in connection with any of the foregoing.
          (b) Joint and Several Liability of Borrowers. Subject to Section 2.14(a):
               (i) (A) Each US Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other US Borrowers to accept joint and several liability for the Obligations; and (B) each UK Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each UK Borrower and in consideration of the undertakings of the other UK Borrowers to accept joint and several liability for the UK Obligations.
               (ii) (A) Each US Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other US Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.14(b)), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each US

Borrower without preferences or distinction among them; and (B) each UK Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other UK Borrowers, with respect to the payment and performance of all of the UK Obligations (including any UK Obligations arising under this Section 2.14(b)), it being the intention of the parties hereto that all the UK Obligations shall be the joint and several obligations of each UK Borrower without preferences or distinction among them.
               (iii) (A) If and to the extent that any UK Borrower or US Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other US Borrowers will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full; and (B) if and to the extent that any UK Borrower shall fail to make any payment with respect to any of the UK Obligations as and when due or to perform any of the UK Obligations in accordance with the terms thereof, then in each such event the other UK Borrowers will make such payment with respect to, or perform, such UK Obligation until such time as all of the UK Obligations are paid in full.
               (iv) The respective Obligations of each Applicable Borrower under the provisions of this Section 2.14(b) constitute the absolute and unconditional, full recourse Obligations of each Applicable Borrower enforceable against each Applicable Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.14(b)(iv)) or any other circumstances whatsoever.
               (v) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable Law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Applicable Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable Laws or regulations thereunder, which might, but for the provisions of this Section 2.14(b) afford grounds for terminating, discharging or relieving any Applicable Borrower, in whole or in part, from any of its Obligations under this Section 2.14(b), it being the intention of each Applicable Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Applicable Borrower under this Section 2.14(b) shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Applicable Borrower under this Section 2.14(b) shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender.
               (vi) Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.
               (vii) The provisions of this Section 2.14(b) are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.14(b) shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.14(b) will forthwith be reinstated in effect, as though such payment had not been made.
               (viii) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the Laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

               (ix) Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).
          (c) Parallel Debt.
               (i) Each UK Borrower irrevocably and unconditionally undertakes (such undertaking, the “Parallel Debt”) to pay to the Agent by way of an abstract acknowledgement of debt amounts equal to the aggregate of all present and future UK Obligations (the “Underlying Secured Debt”) including, without limitation, all principal and interest, costs, charges, expenses, fees, attorney’s fees and disbursements, damages, based on contract, unjust enrichment or tort, indemnities or other amounts payable in relation to the foregoing. Such abstract acknowledgement of debt shall constitute an independent right of the Agent to demand and receive payment of the Parallel Debt.
               (ii) The obligations of the UK Borrowers under this Agreement, any Bank Product Agreement, the Foreign Guaranty and any other Loan Document to make payments to the Agent, the Bank Product Providers and/or the Lenders shall remain unaffected and are independent from the Parallel Debt. The Parallel Debt against the UK Borrowers hereunder may be enforced separately from the claims of the Agent, the Bank Product Providers and the members of the Lender Group in respect of the same payment obligation of the UK Borrowers under this Agreement, any Bank Product Agreement, the Foreign Guaranty and any other Loan Document.
               (iii) The Agent shall only enforce the Parallel Debt to the extent that the equivalent obligations and other claims of the Agent, the Bank Product Providers or the Lender Group (as applicable) are due under the Underlying Secured Debt.
               (iv) For the avoidance of doubt, the Agent, each Loan Party and each UK Borrower acknowledge and agree that: (i) the Parallel Debt of each UK Borrower shall be decreased to the extent that its Underlying Secured Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; (ii) the Underlying Secured Debt of each UK Borrower shall be decreased to the extent that its Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and (iii) the amount of the Parallel Debt shall at all times be equal to the amount of its Underlying Secured Debt.
               (v) The Parallel Debt is owed to the Agent in its own name on behalf of itself and not as agent or representative of any other person or as trustee.
2.15 Cash Management.
          (a) Cash Management Accounts. Subject to Section 3.6:

               (i) US Cash Management Accounts. US Loan Parties shall and shall cause each of their US Subsidiaries to (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to Agent at one or more of the banks identified as a US Cash Management Bank on Schedule 2.15(a) (each a “US Cash Management Bank”), and shall request in writing and otherwise take such reasonable steps to ensure that all of their and their US Subsidiaries’ Account Debtors forward payment of the amounts owed by them directly to such US Cash Management Banks, and (ii) deposit or cause to be deposited promptly, and in any event no later than the second Business Day after the date of receipt thereof, all of their Collections (other than amounts not exceeding at anytime $1,000,000 for any individual account and $1,000,000 in the aggregate for all such accounts and the amounts on deposit in payroll, payroll taxes, employee benefits and wage accounts) (including those sent directly by their Account Debtors to US Loan Parties or their US Subsidiaries), into a bank account in a US Borrower’s name (a “US Cash Management Account”) at one of the US Cash Management Banks.
               (ii) Foreign Cash Management Accounts. UK Loan Parties shall and Parent shall cause each of the Foreign Subsidiaries of the Parent to (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to Agent at one or more of the banks identified as a Foreign Cash Management Bank on Schedule 2.15(a) (each a “Foreign Cash Management Bank” and together with the US Cash Management Banks, each a “Cash Management Bank”), and shall request in writing and otherwise take such reasonable steps to ensure that all of their and any other Foreign Subsidiaries’ Account Debtors forward payment of the amounts owed by them directly to such Foreign Cash Management Banks, and (ii) deposit or cause to be deposited promptly, and in any event no later than the second Business Day after the date of receipt thereof, all of their Collections (other than amounts not exceeding at anytime $1,000,000 for any individual account and $1,000,000 in the aggregate for all such accounts and the amounts on deposit in payroll, payroll taxes, employee benefits and wage accounts) (including those sent directly by their Account Debtors to UK Loan Parties or the Foreign Subsidiaries of Parent), into a bank account in a UK Borrower’s name (a “Foreign Cash Management Account” and together with the US Cash Management Accounts, each a “Cash Management Account”) at one of the Foreign Cash Management Banks.
               (iii) Cash Management Modifications. So long as no Default or Event of Default has occurred and is continuing, Borrowers may amend Schedule 2.15(a) to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to Agent in its Permitted Discretion, and (ii) prior to the time of the opening of such Cash Management Account, a Loan Party and such prospective Cash Management Bank shall have executed and delivered to Agent a Control Agreement with respect to such Cash Management Account.
          (b) Cash Dominion. Subject to Section 3.6, each Cash Management Account shall be subject to a Control Agreement, which shall provide that upon the occurrence of a Cash Dominion Event and during the continuance of a Cash Dominion Period (i) all amounts held in the US Cash Management Accounts from and after the date requested by Agent, shall be sent by an electronic funds transfer method acceptable to Agent no less frequently than once per Business Day to an account maintained by Agent (the “US Dominion Account”) and (ii) all amounts held in the Foreign Cash Management Accounts from and after the date requested by

Agent, shall be sent by an electronic funds transfer method acceptable to Agent no less frequently than once per Business Day to an account maintained by Agent (the “Foreign Dominion Account”; and together with the US Dominion Account, the “Dominion Accounts”). Subject to the terms of the respective Security Documents, all amounts received in any Dominion Account shall be applied (and allocated) by Agent on a daily basis to the US Obligations, in the case of proceeds of US Collateral and the UK Obligations, in the case of Foreign Collateral. Notwithstanding anything to the contrary herein, Loan Parties shall not be required to deliver a Control Agreement with a depository bank as to any Deposit Account that is specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s salaried employees.
          (c) Upon the occurrence of any Cash Dominion Event, each UK Loan Party shall enter into such further Foreign Security Documents (including those documents in the agreed form and attached as an exhibit to the relevant Foreign Security Documents that grant the Lien in respect of such Foreign Cash Management Accounts and any related account receivable) as Agent may reasonably require to provide fixed security or full cash dominion and a perfected first priority lien with respect to each Foreign Cash Management Account and any related account receivable (as further described in the relevant Foreign Security Documents) in which the relevant UK Loan Party has an interest during a Cash Dominion Period.
          (d) UK Cash Dominion Arrangements (England and Wales). With respect to each UK Loan Party incorporated or otherwise organized under the Laws of England and Wales (for the purposes hereof, an “English Loan Party”):
               (i) Each English Loan Party shall provide to the Agent on the date of this Agreement (or, if later, the date on which it becomes an English Loan Party) an executed but undated book debts and account charge (each a “Pre-executed Charge”) which the Agent shall hold on the terms of this Section 2.15(d).
               (ii) Upon the occurrence of any Cash Dominion Event, each English Loan Party shall enter into a book debts and account charge in substantially the form of the Pre-executed Charges (or such other form as the Agent my reasonably require) to provide fixed security, full cash dominion and a perfected first priority lien with respect to each Foreign Cash Management Account and any related accounts receivable in which the relevant English Loan Party has an interest for the duration of the relevant Cash Dominion Period.
               (iii) In the event that any English Loan Party fails or refuses to comply with its obligations under Section 2.15(d)(ii) within 2 Business Days of being provided with an execution version of the form of charge by the Agent:
                    (A) the Agent is authorized by such English Loan Party to date any Pre-executed Charge (which shall be deemed delivered by such English Loan Party on that date); and
                    (B) in respect of that English Loan Party, the relevant Cash Dominion Period shall not terminate until such English Loan Party has provided a further Pre-

executed Charge to the Agent for use following the occurrence of any further Cash Dominion Event.
          (e) UK Cash Dominion Arrangements (Scotland). With respect to each UK Loan Party organized under the Laws of Scotland (for the purposes hereof, a “Scottish Loan Party”):
               (i) Subject to Section 2.15(e)(v), each Scottish Loan Party undertakes, on each of March 31, June 30, September 30 and December 31 of each calendar year, to duly execute and deliver to the Agent (to the extent such Scottish Loan Party owns a Scottish Receivable originated and not otherwise the subject of a Scottish Receivables Assignation), a Scottish Receivables Assignation in respect of such Scottish Receivables with the schedule thereto duly completed;
               (ii) Upon the occurrence of a Cash Dominion Event and during the Cash Dominion Period, each Scottish Loan Party undertakes to intimate forthwith each Scottish Receivables Assignation granted by it to the relevant debtors in respect of all relevant Scottish Receivables not previously intimated pursuant to this clause and in each case the Scottish Loan Party shall use reasonable endeavours to procure the acknowledgement of such intimations by the relevant debtors as soon as possible following intimation and shall provide such evidence of intimation and acknowledgement as the Agent may require forthwith upon request;
               (iii) Each Scottish Loan Party undertakes to deliver to the UK Registrar of Companies the Scottish Receivables Assignation duly notified in accordance with Section 2.15(e)(ii) where such intimation has been acknowledged within the prescribed period for registration;
               (iv) Each Scottish Loan Party undertakes to provide evidence of notification and delivery for registration as the Agent may require; and
               (v) On the first Business Day of each month during a Cash Dominion Period, each Scottish Loan Party undertakes to duly execute and deliver to the Agent (to the extent such Scottish Loan Party owns a Scottish Receivable originated and not otherwise subject of a Scottish Receivables Assignation), a Scottish Receivables Assignation in respect of such Scottish Receivables with the schedule thereto duly completed.
          (f) Cash Dominion Termination. The Cash Dominion Period shall terminate following the cure of the Event of Default that triggered such Cash Dominion Event and after the Agent has received a Compliance Certificate demonstrating that Excess Availability is equal to or greater than 17.5% of the lesser of the Maximum Revolver Amount and the Borrowing Base for a 60 consecutive day period; provided, further, that in the event that a Cash Dominion Event occurs 3 or more times during the term of this Agreement, the Cash Dominion Period shall terminate following the cure of the Event of Default that triggered such Cash Dominion Event and after the Agent has received a Compliance Certificate demonstrating that Excess Availability is equal to or greater than 17.5% of the lesser of the Maximum Revolver Amount and the Borrowing Base for a 120 consecutive day period; and provided, further, that in the event that a Cash Dominion Event occurs 6 or more times during the term of this Agreement,

Agent shall be entitled to exercise full cash dominion for the remainder of the term of this Agreement. Upon the termination of a Cash Dominion Period, following the Company’s request therefor, the Agent shall promptly exercise its commercially reasonable efforts to execute and/or deliver to the applicable depositary banks such notices and take such other actions as may be required to cause, within a reasonable period of time following the Company’s request, the applicable Loan Parties to have access to each of such Loan Parties’ deposit accounts that are under the exclusive control (as between such Loan Party and Agent) of Agent to the same extent as, and in a manner consistent with, the cash dominion arrangements in place immediately prior to the commencement of such Cash Dominion Period. In furtherance of the Agent’s efforts, (i) the Company and the other affected Loan Parties shall take such actions as may be required to cause such Loan Parties’ deposit accounts to remain under the exclusive control of the Agent to the same extent as and in a manner consistent with the cash dominion arrangements in place immediately prior to the commencement of such Cash Dominion Period and (ii) except as otherwise provided in clauses (d) and (e) above with respect to the English Loan Parties and the Scottish Loan Parties, each other UK Loan Party shall enter into such further Foreign Security Documents (including those documents in the agreed form attached as an exhibit to the relevant Foreign Security Documents that grant a Lien in favor of Agent in respect of such Foreign Cash Management Accounts and any related accounts receivable) as Agent may reasonably require to provide floating security or springing cash dominion while retaining a perfected Lien over each Foreign Cash Management Account and each of its Accounts (as further described in the relevant Foreign Security Documents in which the relevant UK Loan Party has an interest). All costs and expenses to effect the foregoing (including reasonable legal fees and disbursements of counsel) shall be paid by the Loan Parties.
     2.16 Circumstances Affecting Euro or Sterling Availability.
          (a) In connection with any request for an Advance denominated in Euros (“Euro Advances”) or Letter of Credit denominated in Euros (“Euro Letters of Credit” and, together with the Euro Advances, the “Euro Extensions”) or a continuation or extension thereof, if the introduction of, or any change in, any Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any of their applicable lending office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any Lender (or any of their applicable lending office) to honor its obligations to make or maintain any Euro Extensions, then Agent shall promptly give notice thereof to the applicable Administrative Borrower and the other Lenders. Thereafter, until Agent notifies the applicable Administrative Borrower that such circumstances no longer exist, the obligation of Lenders to make Euro Extensions or any continuation or extension thereof, as applicable, shall be suspended and the Applicable Borrowers shall either (a) repay in full (or cause to be repaid in full) the then outstanding principal amount of such Euro Advances, together with accrued interest thereon, on the last day of the then current Interest Period applicable to such Euro Advances or (b) convert the then outstanding principal amount of each such Euro Advances to a Base Rate Loan denominated in Dollars as of the last day of such Interest Period; provided that if any of the Borrowers elects to make such conversion, the Applicable Borrowers shall pay to Agent and Lenders any and all costs, fees and other expenses, if any, incurred by Agent and Lenders in effecting such conversion.

          (b) In connection with any request for an Advance denominated in Sterling (“Sterling Advances”) or Letter of Credit denominated in Sterling (“Sterling Letters of Credit” and, together with the Sterling Advances, the “Sterling Extensions”) or a continuation or extension thereof, if the introduction of, or any change in, any Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any of their applicable lending office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any Lender (or any of their applicable lending office) to honor its obligations to make or maintain any Sterling Extensions, then Agent shall promptly give notice thereof to the applicable Administrative Borrower and the other Lenders. Thereafter, until Agent notifies the applicable Administrative Borrower that such circumstances no longer exist, the obligation of Lenders to make Sterling Extensions or any continuation or extension thereof, as applicable, shall be suspended and the Applicable Borrowers shall either (a) repay in full (or cause to be repaid in full) the then outstanding principal amount of such Sterling Advances, together with accrued interest thereon, on the last day of the then current Interest Period applicable to such Sterling Advances or (b) convert the then outstanding principal amount of each such Sterling Advances to a Base Rate Loan denominated in Dollars as of the last day of such Interest Period; provided that if any of the Borrowers elects to make such conversion, the Applicable Borrowers shall pay to Agent and Lenders any and all costs, fees and other expenses, if any, incurred by Agent and Lenders in effecting such conversion.
     2.17 Increase in Maximum Revolver Amount.
          (a) Request for Increase. Provided there exists no Default or Event of Default, upon written notice to Agent, the Company may from time to time, request, on one or more occasions and subject to the conditions set forth below in this Section 2.17 and in Section 3.2, an increase in the Maximum Revolver Amount in an aggregate principal amount (for all such requests) not to exceed $40,000,000; provided that any such request for an increase shall be in a minimum amount of $10,000,000. At the time of sending such notice (each such notice, an “Additional Revolver Commitment Notice”), the Company (in consultation with Agent) shall specify (i) the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to Lenders), and (ii) the amount of the increase in the Maximum Revolver Amount that Borrowers are requesting (each such requested amount, the “Additional Revolver Commitment Amount”). Upon the receipt by Agent of any Additional Revolver Commitment Notice, Agent shall promptly notify each Lender thereof and each Lender shall have the option (but not the obligation) to increase the amount of its Revolver Commitment by an amount up to its Pro Rata Share of the Additional Revolver Commitment Amount as set forth in such Additional Revolver Commitment Notice.
          (b) Lender Elections to Increase. Each Lender shall notify Agent within the time period set forth in the Additional Revolver Notice whether or not it agrees to increase its then existing Revolver Commitment and, if so, the amount by which it is willing to so increase (each Lender providing such notice of increase, an “Existing Increasing Lender”). Any Lender not responding within the applicable time period shall be deemed to have declined to increase its then existing Revolver Commitment; provided, no Lender shall be obligated to provide an increase in its then existing Revolver Commitment and the determination to provide any such increase shall be within the sole and absolute discretion of each such Lender; provided, further however, if any existing Lender declines its right to increase its then existing Revolver Commitment, then the other existing Lenders may agree to increase their Revolver Commitments in the amount of such declining Lenders Pro Rata Share of the Additional Revolver Commitment Amount.
          (c) Notification by Agent; Additional Lenders. Agent shall notify the Company and each Lender of Lenders’ responses to each request made hereunder. If the aggregate amount of the increases in the Revolver Commitments received from the Existing Increasing Lenders does not equal the Additional Revolver Commitment Amount, subject to the approval of Agent, the Issuing Lender and the Swing Lender (which approvals shall not be unreasonably withheld), the Administrative Borrower may also invite other Persons to become Lenders pursuant to a joinder agreement in form and substance satisfactory to Agent and its counsel (such other Persons, “New Increasing Lenders”, and together with the Existing Increasing Lenders, the “Increasing Lenders”; provided that such New Increasing Lender shall not include (i) any Loan Party, Affiliate of a Loan Party, Equity Sponsor, or Affiliate of Equity Sponsor (or a related investment fund of the Equity Sponsor that is managed by or advised by the same investment advisor as the Equity Sponsor or by an affiliate of such investment advisor), or (ii) any Person that cannot (either directly or through an Applicable Designee) lend to the Borrowers in Dollars, Euros or Sterling).
          (d) Closing Date and Allocations. If the Maximum Revolver Amount is increased in accordance with this Section, Agent and the Company shall determine, subject to the satisfaction of the conditions set forth in clause (e) below, the effective date (the “Increase Closing Date”) and the final allocation of such increase between the Increasing Lenders. The Maximum Revolver Amount shall be increased (subject to the limitations set forth in clause (a) above) in an amount equal to the aggregate amount of commitments to provide increases in their Revolver Commitments or new Revolver Commitments received in writing from the Increasing Lenders. In the event that Increasing Lenders have committed to provide increases in their Revolver Commitments or new Revolver Commitments, in an aggregate amount in excess of the Additional Revolver Commitment Amount then requested, Agent shall allocate such commitments, first to Existing Increasing Lenders and second, to New Increasing Lenders, in such amounts and manner as Agent, in consultation with the Company, shall determine. In addition, the Agent, in consultation with the Increasing Lenders, shall determine in its Permitted Discretion, what portion, if any, of any increase in the Revolver Commitment shall be allocated as an increase to the UK Advance Sublimit. Agent shall promptly notify the Administrative Borrowers and the Increasing Lenders of the final allocation of such increase and the Increase Closing Date.
          (e) Conditions to Effectiveness of Increase. The Maximum Revolver Amount shall be increased effective on the date that each of the following conditions have been satisfied (or waived by the Agent and the Increasing Lenders), in form and substance reasonably satisfactory to the Agent and the Increasing Lenders (the “Increase Closing Date”):
               (i) Agent shall have received from each Increasing Lender written commitments to provide increases in their Revolver Commitments or new Revolver Commitments, as applicable, duly executed by each such Increasing Lender;

               (ii) the conditions precedent to the making of Revolving Loans in Section 3.2 of this Agreement shall be satisfied as of the Increase Closing Date, both before and after giving effect to such increase;
               (iii) the Administrative Borrowers shall deliver to Agent a certificate of each Loan Party dated as of the Increase Closing Date signed by an Authorized Person of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase and authorizing the execution, delivery and performance of any amendments or other documents or instruments necessary to give effect to any such increase, (B) certifying that, before and after giving effect to such increase, (1) the representations and warranties of Parent or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on the Increase Closing Date (except to the extent that such representations and warranties relate solely to an earlier date), and (2) no Default or Event of Default shall have occurred and be continuing on the Increase Closing Date, nor shall either result therefrom and (C) certifying that each of the conditions required to be satisfied as of the Increase Closing Date have been satisfied as of such date;
               (iv) [Reserved];
               (v) such increase in the Maximum Revolver Amount shall not violate any applicable Law, regulation or order or decree of any court or other Governmental Authority and shall not be enjoined, temporarily, preliminarily or permanently;
               (vi) the terms and conditions applicable to any such increase and any Advances or other extensions of credit in respect thereof shall be identical to the existing Revolver Commitments and Advances or other extensions of credit, respectively, and any Advances or other extensions in respect of such increase shall constitute Advances or other extensions of credit for all purposes and subject to the terms of this Agreement;
               (vii) the fees, interest rate and other compensation offered to, paid or payable to the Increasing Lenders in respect of any such increase shall not be higher than the fees, interest rate and other compensation paid or payable to any existing Lender in respect of their then existing Revolver Commitments; and
               (viii) there shall have been paid to Agent, for the account of the Agent and Lenders (including the Increasing Lenders) all fees and expenses (including reasonable fees and expenses of counsel) due and payable pursuant to any of the Loan Documents in connection with any such increase on or before Increase Closing Date.
          (f) Miscellaneous As of the Increase Closing Date, (i) the outstanding Advances and Pro Rata Shares of Swing Loans and Letters of Credit will be reallocated by Agent on the applicable Increase Closing Date among Lenders (including the New Increasing Lenders providing a portion of such increase) in accordance with their revised Pro Rata Shares and Lenders (including any such new Lenders) agree (A) to make all payments and adjustments necessary to effect such reallocation and Borrowers shall pay any and all costs required pursuant to Section 2.12 in connection with such reallocation as if such reallocation were a repayment and (B) without any further action or consent on the part of any Lender, to any changes to the Loan Documents as may be necessary to reflect such increase, if any, that do not adversely affect the rights of any Lenders, and (ii) each reference to the term Maximum Revolver Amount herein, and in any of the other Loan Documents shall be amended to mean the amount of the Maximum Revolver Amount specified in the most recent written notice from Agent to Administrative Borrower of the increase in the Maximum Revolver Amount. The proceeds of any such increase may be used for working capital and general corporate purposes not otherwise prohibited by the Loan Documents.
3. CONDITIONS; TERM OF AGREEMENT.
     3.1 Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make its initial extension of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extension of credit by a Lender being conclusively deemed to be its satisfaction or waiver of such conditions precedent).
     3.2 Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Advances hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:
          (a) the representations and warranties of Parent or its Subsidiaries contained in this Agreement and in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);
          (b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;
          (c) In the case of any Advance (or any other extension credit hereunder) to be denominated in Euros or Sterling, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of (i) Agent, (ii) the Required Lenders (in the case of any Advance to be denominated in Euros or Sterling), (iii) the Swing Lender (in the case of any Swing Loans to be denominated in Euros or Sterling) or the Issuing Lender (in the case of any Letter of Credit to be denominated in Euros or Sterling) would make it unlawful or impossible for such extension of credit to be denominated in Euros or Sterling, as applicable
          (d) no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Loan Party, Agent, or any Lender; and

          (e) Since December 31, 2010, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Change with respect to the Loan Parties and their Subsidiaries.
     3.3 Maturity. This Agreement shall continue in full force and effect for a term ending on the earlier of (a) March 22, 2016 and (b) the date that is 90 days prior to the maturity date of the Existing Notes, unless the Existing Notes are (i) redeemed, discharged or defeased in full 90 days prior to their maturity or (ii) refinanced with the proceeds of Indebtedness permitted to be incurred for such purpose by clause (p) of the definition of Permitted Indebtedness and Section 6.1 and the maturity date of such Indebtedness shall occur at least 90 days after the date specified in clause (a) above (such earlier date being referred to as the “Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice to Administrative Borrower upon the occurrence and during the continuation of an Event of Default.
     3.4 Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Revolver Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Revolver Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.
     3.5 Early Termination by Borrowers. Borrowers have the option, at any time upon 10 Business Days prior written notice to Agent, to terminate this Agreement and terminate the Revolver Commitments hereunder by repaying to Agent all of the Obligations in full, together with any other amount required to be paid pursuant to the terms of the Fee Letter, , if any.
     3.6 Conditions Subsequent. The obligation of the Lender Group (or any member thereof) to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto (or such longer date as Agent may agree), of the conditions subsequent set forth on Schedule 3.6 (the failure by Borrowers to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof, shall constitute an Event of Default).

4. REPRESENTATIONS AND WARRANTIES.
          In order to induce the Lender Group to enter into this Agreement, each of Parent and each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:
     4.1 Due Organization and Qualification; Subsidiaries.
               (a) Each Loan Party (i) is duly organized and existing and in good standing (or its equivalent, if any) under the Laws of the jurisdiction of its organization, (ii) is qualified to do business in any state, province or territory where the failure to be so qualified could reasonably be expected to result in a Material Adverse Change, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby, except in the case where the failure to have such power and authority could not reasonably be expected to result in a Material Adverse Change.
               (b) Set forth on Schedule 4.1(b) is a complete and accurate description of the authorized capital Stock of each Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 4.1(b), there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Borrower is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.
               (c) Set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Parent and (iii) identification of whether such Subsidiary is a US Subsidiary Borrower, US Guarantor, UK Borrower, Foreign Guarantor and/or Excluded Subsidiary. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.
               (d) Except as set forth on Schedule 4.1(c), there are no subscriptions, options, warrants, or calls relating to any shares of Parent’s Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Neither Parent nor any of its Subsidiaries are subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Parent’s Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock.
     4.2 Due Authorization; No Conflict.
          (a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.
          (b) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, foreign, or local Law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party or its Subsidiaries except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Change, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any Loan Party’s interest holders or any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change.
     4.3 Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than (i) registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect, (ii) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent or otherwise for filing or recordation, as of the Closing Date (except, in respect of the any Foreign Security Documents executed by Loan Parties organized in England, Wales and Scotland, to the extent any such filings and recordings will be made by the Agent itself after the Closing Date), and (iii) registrations, consents, approvals, notices, other actions or filings in jurisdictions other than the United States, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Change.
     4.4 Binding Obligations; Perfected Liens.
          (a) Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
          (b) Agent’s Liens are validly created, perfected (other than (i) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 6.11, and (ii) subject only to the filing of financing statements, the making or procuring of the necessary registrations, filings, endorsements, notarizations, stampings or notifications (and, in each case, any other applicable foreign equivalent of the foregoing), the recordation of the Copyright Security Agreement, in the appropriate filing offices and the granting of Mortgages and the delivery of Control Agreements in compliance with Sections 3.6 and 5.18), and first priority Liens in the ABL Priority Collateral, subject only to Permitted Liens which are either permitted purchase money Liens or the interests of lessors under Capital Leases.
     4.5 Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.
     4.6 Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.
          (a) The name of (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of each Loan Party and each of its Subsidiaries is set forth on Schedule 4.6(a) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).
          (b) The chief executive office of each Loan Party and each of its Subsidiaries is located at the address indicated on Schedule 4.6(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).
          (c) Each Loan Party’s and each of its Subsidiaries’ tax identification numbers and organizational identification numbers (or foreign equivalent), if any, are identified on Schedule 4.6(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).
          (d) As of the Closing Date, no Loan Party and no Subsidiary of a Loan Party holds any commercial tort claims that exceed $5,000,000 in amount, except as set forth on Schedule 4.6(d).
     4.7 Litigation.
          (a) There are no actions, suits, proceedings, investigations or Environmental Actions pending or, to the knowledge of Borrowers, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.
          (b) Schedule 4.7(b) sets forth a complete and accurate description, with respect to each of the actions, suits, proceedings, investigations or Environmental Actions with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $1,000,000 that, as of the Closing Date, is pending or, to the knowledge of Borrowers, after due inquiry, threatened against a Loan Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties’ and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.
     4.8 Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable Law (including Environmental Law) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any Governmental Authority, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.
     4.9 No Material Adverse Change. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by any of the Borrowers to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ financial condition as of the date thereof and results of operations for the period then ended. Since December 31, 2010, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Change with respect to the Loan Parties and their Subsidiaries. No Default or Event of Default has occurred and is continuing.
     4.10 Fraudulent Transfer.
          (a) (i) The Parent and its Subsidiaries, on a consolidated basis, are Solvent, (ii) the US Borrowers, on a consolidated basis, are Solvent, and (iii) the UK Borrowers, on a combined basis, are Solvent.
          (b) No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.
          (c) Each Loan Party receives valuable corporate benefit from entering into the Loan Documents to which it is a party.
     4.11 Employee Benefits.
          (a) Schedule 4.11 sets forth, as of the Closing Date, each Plan and each Multiemployer Plan. Each Plan (and each related trust, insurance contract or fund) is in compliance in all respects with its terms and in all respects with all applicable laws, including, without limitation, ERISA and the IRC, except to the extent that any such noncompliances, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change. Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change: (1) each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the IRC has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the IRC covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service (or the sponsor has applied for such determination letter or opinion letter within the remedial amendment period); (2) except as disclosed on Schedule 4.11, no Reportable Event has occurred with respect to a Plan (other than, and since the occurrence of, a Reportable Event related to the filing of a petition under Chapter 11 of the Bankruptcy Code); (3) no Borrower has received any written notice or otherwise has knowledge that any Multiemployer Plan is insolvent or in reorganization; (4) except as disclosed on Schedule 4.11, no Plan has an Unfunded Current Liability; (5) except as disclosed on Schedule 4.11, no Plan which is subject to Section 412 of the IRC or Section 302 of ERISA has failed to meet the minimum funding standards, within the meaning of such sections of the IRC or ERISA, or, except as disclosed on Schedule 4.11, has applied for or received a waiver of a minimum funding standard or an extension of any amortization period, within the meaning of Section 412 of the IRC or Section 303 or 304 of ERISA; (6) all required contributions with respect to a Plan and a Multiemployer Plan have been made; (7) neither Parent nor any of its Subsidiaries nor any ERISA Affiliate has incurred any outstanding material liability (including any indirect, contingent or secondary liability) to or on account of a Plan or a Multiemployer Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the IRC or expects to incur any such material liability under any of the foregoing sections with respect to any Plan or a Multiemployer Plan; (8) to the knowledge of any Borrower, no condition exists which presents a material risk to Parent or any of its Subsidiaries or any ERISA Affiliate of incurring a material liability to or on account of a Plan or a Multiemployer Plan pursuant to the foregoing provisions of ERISA and the IRC; (9) no involuntary proceedings have been instituted to terminate or appoint a trustee to administer any Plan; (10) no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or threatened; (11) each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the IRC) which covers or has covered employees or former employees of Parent, any of its Subsidiaries, or any ERISA Affiliate has at all times been operated in material compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the IRC; (12) except as disclosed on Schedule 4.11, no lien imposed under the IRC or ERISA on the assets of Parent or any of its Subsidiaries or any ERISA Affiliate exists, or, to the knowledge of any Responsible Officer of any Borrower, is likely to arise on account of any Plan or any Multiemployer Plan; and (13) except as disclosed on Schedule 4.11, neither the Parent nor any of its Subsidiaries maintains or contributes to (a) any group health plan (as defined in Section 5000(b)(1) of the IRC) which provides benefits to retired employees and/or other former employees (other than as required by Section 601 of ERISA) or (b) any Plan, the obligations with respect to which could reasonably be expected to have a Material Adverse Change.

          (b) Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change: (1) each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; (2) all required contributions with respect to a Foreign Pension Plan which is funded have been made; (3) neither the Company nor any of its Subsidiaries has incurred any material outstanding obligation in connection with the termination of or withdrawal from any Foreign Pension Plan; and (4) each Foreign Pension Plan which is funded has been funded in compliance with applicable law in all respects and in respect of each unfunded Foreign Pension Plan (where applicable law so requires) reserves have been established which comply with the requirements of applicable law.
     4.12 Environmental Condition. (a) the properties and assets of each Loan Party and its Subsidiaries are in compliance with all Environmental Laws and permits issued thereto, (b) there has been no Release of Hazardous Materials at, on, under or migrating from or to any Loan Party’s or its Subsidiaries’ properties or assets, (c) there are no current or anticipated Remedial Actions at any Loan Party’s or its Subsidiaries’ properties required under Environmental Law, (d) to Borrowers’ knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by a previous owner or operator in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (e) to Borrowers’ knowledge, after due inquiry, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified by any Governmental Authority pursuant to any Environmental Law as a Hazardous Materials disposal site, (f) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, (g) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law, Remedial Action or Environmental Liability and (h) Borrowers have made available to Agent all environmental investigations, studies, audits, reviews or other analysis in relation to any property owned or operated by any Loan Party of its Subsidiaries in the possession of any Loan Party, in each case, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.
     4.13 Intellectual Property. Each Loan Party and its Subsidiaries own, or hold licenses in, all trademarks, trade names, copyrights, patents, and licenses that are material to or necessary for the conduct of its business as currently conducted, and attached hereto as Schedule 4.13 (as updated from time to time) is a true, correct, and complete listing of all registered or applied-for trademarks, registered or applied-for copyrights, registered patents and patent applications and licenses as to which Parent or one of its Subsidiaries is the owner or is an exclusive licensee; provided, however, that the applicable Administrative Borrower may amend Schedule 4.13 to add additional intellectual property so long as such amendment occurs by written notice to Agent at the time that such Administrative Borrower provides its quarterly Compliance Certificate pursuant to Section 5.1.

     4.14 Leases. Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them.
     4.15 Deposit Accounts and Securities Accounts. Set forth on Schedule 4.15 (as updated pursuant to the provisions of the Security Agreement from time to time) is a listing of all of the Loan Parties’ and their Subsidiaries’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.
     4.16 Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to Agent immediately prior to the Closing Date represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrowers’ good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, that no assurances can be given that such Projections will be realized, and that actual results may differ in a material manner from such Projections).
     4.17 Material Contracts. Set forth on Schedule 4.17 (as such Schedule may be updated from time to time in accordance herewith) is a reasonably detailed description of the Material Contracts of each Loan Party and its Subsidiaries as of the most recent date on which the Administrative Borrowers provided their quarterly Compliance Certificate pursuant to Section 5.1; provided, however, that any Administrative Borrower may amend Schedule 4.17 to add additional Material Contracts so long as such amendment occurs by written notice to Agent on the date that such Administrative Borrower provides its quarterly Compliance Certificate. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or its Subsidiary and, to Borrowers’ knowledge, after due inquiry, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.7(b)), and (c) is not in default due to the action or inaction of the applicable Loan Party or its Subsidiary.
     4.18 Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
     4.19 Indebtedness. Set forth on Schedule 4.19 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries (other than the Indebtedness outstanding under the Existing Notes) outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date and the parties thereto.
     4.20 Payment of Taxes. Except as otherwise permitted under Section 5.5, all material tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all material taxes shown on such tax returns to be due and payable and all material assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable. No Borrower knows of any material tax assessment that has been proposed in writing against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings and as to which reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP have not been made or provided therefor.
     4.21 Margin Stock. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve.
     4.22 Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
     4.23 OFAC. No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.
     4.24 Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of Borrowers, threatened against Parent or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against Parent or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against Parent or its Subsidiaries that could reasonably be expected to result in a material liability, or (iii) to the knowledge of Borrowers, after due inquiry, no union representation question existing with respect to the employees of any Loan Party or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of Parent or its Subsidiaries. None of Parent nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of Parent or its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. All material payments due from Parent or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Parent, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.
     4.25 Parent as a Holding Company. Parent is a holding company and does not have any material liabilities (other than liabilities arising under the Loan Documents), own any material assets (other than the Stock of the Company) or engage in any operations or business (other than the ownership of Loan Parties and their Subsidiaries).
     4.26 Eligible Accounts. As to each Account that is identified by any Borrower as an Eligible Account in the relevant Borrowing Base Certificate submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of Borrowers’ business, (b) owed to one or more of the Borrowers, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Accounts.

     4.27 Eligible Inventory. As to each item of Inventory that is identified by any Borrower as Eligible Inventory in the relevant Borrowing Base Certificate submitted to Agent, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Inventory.
     4.28 Locations of Inventory and Equipment. The Inventory and Equipment (other than vehicles or Equipment out for repair) of the Loan Parties and their Subsidiaries are not stored with a bailee, warehouseman, or similar party and are located only at, or in-transit between or to, the locations identified on Schedule 4.28 (as such Schedule may be updated pursuant to Section 5.15).
     4.29 Inventory Records. Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.
     4.30 Senior Indebtedness. The Obligations constitute (a) “Senior Debt” (or such other defined terms with an analogous or similar meaning) of the Borrowers under and as defined in the Existing Senior Subordinated Notes Indenture, (b) “First Priority Lien Obligations” under and as defined in the Existing Senior Secured Notes Indenture and (c) “First Lien Indebtedness”, “Obligations” and “Debt” (or such other defined terms with an analogous or similar meaning) of the Borrowers under and as defined in the Existing Intercreditor Agreement.
     4.31 Registration of UK Establishment. Each Loan Party (other than a Loan Party incorporated under the laws of England and Wales or Scotland): (a) is not an “overseas company that is registered” within the meaning of Part 3 of The Overseas Companies (Execution of Documents and Registration of Charges) Regulations 2009; or (b) has provided to Agent copies of all documents it has delivered to the Registrar of Companies in the United Kingdom under: (A) Part 2 (Initial registration of particulars) or Part 3 (Alteration in registered particulars) of the Overseas Companies Regulations 2009; or (B) Section 1048 of the Companies Act 2006.
     4.32 Fiscal Year. As of the Closing Date, the fiscal year of the Parent and its Subsidiaries ends on December 31 in each calendar year.
5. AFFIRMATIVE COVENANTS.
          Each of Parent and each Borrower covenants and agrees that, until termination of all of the Revolver Commitments and payment in full of the Obligations, the Loan Parties shall and shall cause each of their Subsidiaries to comply with each of the following:
     5.1 Financial Statements, Reports, Certificates. Deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein. In addition, each of Parent and each Borrower agrees that no Subsidiary of a Loan Party will have a fiscal year different from that of Parent. In addition, Parent and each Borrower agrees to maintain a system of accounting that enables Parent and such Borrower to produce financial statements in accordance with GAAP. Each Loan Party shall also (a) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its and its Subsidiaries’ sales, and (b) maintain its billing systems/practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent.
     5.2 Collateral Reporting. Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the reports set forth on Schedule 5.2 at the times specified therein. In addition, each Borrower agrees to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.
     5.3 Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, at all times maintain and preserve in full force and effect its existence (including being in good standing (or its equivalent, if any) in its jurisdiction of organization) and all rights and franchises, licenses and permits material to its business; provided, however, that no Loan Party or any of its Subsidiaries shall be required to preserve any such right or franchise, licenses or permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders.
     5.4 Maintenance of Properties. Maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, and casualty excepted and Permitted Dispositions excepted (and except where the failure to do so could not reasonably be expected to result in a Material Adverse Change), and comply with the material provisions of all material leases to which it is a party as lessee, so as to prevent the loss or forfeiture thereof, unless such provisions are the subject of a Permitted Protest.
     5.5 Taxes. Cause all material assessments and material taxes imposed, levied, assessed or required to be withheld, by or against any Loan Party or its Subsidiaries, or any of their respective assets or in respect of any of its income, businesses, or franchises to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest and so long as, in the case of an assessment or tax that has or may become a Lien against any of the Collateral, such contest proceedings effectively operate to stay the sale of any portion of the Collateral to satisfy such assessment or tax.
     5.6 Insurance. At Borrowers’ expense, maintain insurance respecting each of the Loan Parties’ and their Subsidiaries’ assets wherever located, covering against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. All such policies of insurance shall be with responsible and reputable insurance companies acceptable to Agent and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and at least substantially the same as the insurance maintained by the Loan Parties and their Subsidiaries on the Closing Date, and in any event in amount, adequacy and scope reasonably satisfactory to Agent in its Permitted Discretion. All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If any Borrower fails to maintain such insurance, Agent may arrange for such insurance, but at such Borrower’s expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrowers shall give Agent prompt notice of any loss exceeding $5,000,000 covered by its casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
     5.7 Inspection; Audits. Keep proper books of record and accounts in which full, true and correct entries which permit the preparation of financial statements in accordance with GAAP and which conform to all requirements of law, shall be made of all dealings and transactions in relation to its business and activities. Permit Agent and each of its duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to conduct appraisals and valuations, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Agent may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to the applicable Administrative Borrower; provided, that so long as no Default or Event of Default has occurred and is continuing, the Agent shall conduct no more than (i) three field examinations or audits per calendar year and (ii) two inventory appraisals per fiscal year; provided further that, subject to the terms of the Fee Letter, (A) if a FCCR Trigger Period does not exist, the Borrowers shall not be obligated to reimburse Agent for more than two audits or field examinations during any calendar year, or more than one inventory appraisal during any calendar year, (B) during the existence of any FCCR Trigger Period, the Borrowers shall be obligated to reimburse Agent for up to three audits or field examinations during such period, and up to two inventory appraisals during such period and (C) upon the occurrence and during the continuation of an Event of Default, there shall be no limit on the number of audits, field examinations or inventory appraisals that may be conducted or for which the Borrowers are obligated to reimburse Agent.
     5.8 Compliance with Laws. Comply with the requirements of all applicable Laws of any Governmental Authority, other than Laws the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.
     5.9 Environmental.
          (a) Keep any property either owned or operated by Parent or its Subsidiaries free of any Environmental Liens (other than Permitted Liens) or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,
          (b) Comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,
          (c) Promptly notify Agent of any material release of which any Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by Parent or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and
          (d) Promptly, but in any event within 10 Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Loan Party or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against Parent or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority.
     5.10 Disclosure Updates. Contemporaneously with the delivery of each quarterly Compliance Certificate pursuant to Section 5.1, after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.
     5.11 Formation of Subsidiaries; Additional Real Property.
          (a) Additional US Loan Parties. At the time that any that any US Loan Party forms any direct or indirect wholly owned US Subsidiary or acquires any direct or indirect wholly owned US Subsidiary after the Closing Date, such Loan Party shall, subject to Section 5.11(c), within 20 days of such formation or acquisition (or such later date as permitted by Agent in its sole and absolute discretion) cause any such new US Subsidiary to (i) execute and deliver a US Joinder Agreement, causing such US Subsidiary to become party to (A) the US Guaranty as a US Guarantor (or, to the extent requested by Agent, become a US Borrower pursuant to its US Joinder Agreement), (B) the US Security Agreement, (C) the Intercompany Subordination Agreement, (D) the Intercreditor Agreement and (E) such other Loan Documents as would have been entered into by such Subsidiary if it had been a US Loan Party on the Closing Date, (ii) take all action in connection therewith as would otherwise have been required to be taken pursuant to Schedule 3.1 or Schedule 3.6 if such US Subsidiary had been a US Loan Party on the Closing Date (except that such Loan Parties shall provide any Control Agreements within 30 days of the formation or acquisition of any such new Subsidiary), and (iii) execute, endorse, acknowledge, file and/or deliver to Agent from time to time such opinions of counsel, vouchers, invoices, schedules, confirmatory assignments, confirmatory conveyances, financing statements, transfer endorsements, confirmatory powers of attorney, certificates, reports and other assurances or confirmatory instruments and take such further steps relating to the US Collateral covered by any of the US Security Documents as Agent may reasonably require pursuant to this Section 5.11(a), or pursuant to the US Security Agreement, in each case, all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary). In addition, within 20 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) of any new Subsidiary by a US Loan Party, such Loan Party shall provide to Agent a pledge agreement (or an addendum to the US Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in any such new Subsidiary reasonably satisfactory to Agent; provided that only 65% of the total outstanding voting Stock of any first tier Foreign Subsidiary of any US Loan Party that is a CFC (and none of the Stock of any Subsidiary of such CFC) shall be required to be pledged to secure the US Obligations (but, for the avoidance of doubt, 100% of the total outstanding voting Stock of any first tier Foreign Subsidiary of any US Loan Party that is a CFC shall be required to be pledged to secure the UK Obligations).
          (b) Additional UK Loan Parties. At any time that (x) any UK Loan Party forms any direct or indirect wholly owned Foreign Subsidiary (other than an Excluded Subsidiary) or acquires any direct or indirect wholly owned Foreign Subsidiary after the Closing Date (other than an Excluded Subsidiary), (y) any Foreign Subsidiary ceases to be an Excluded Subsidiary, or (z) any Foreign Subsidiary guarantees the Existing Notes or any refinancing or replacement in respect thereof, such new Foreign Subsidiary shall be required to, no later than 60 days thereafter (or such greater number of days as Agent shall agree to in its sole and absolute discretion in any given case), (i) execute and deliver a Foreign Joinder Agreement, causing such Foreign Subsidiary to become party to (A) the Foreign Guaranty (or, if requested by Agent upon the advice of local counsel, a new Foreign Guaranty), (B) each applicable Foreign Security Document (or each new Foreign Security Document requested by Agent upon the advice of local counsel), (C) the Intercompany Subordination Agreement, and (D) such other Loan Documents as would have been entered into by such Subsidiary if it had been a UK Loan Party on the Closing Date, in each case subject to such restrictions and/or limitations as may be required under applicable law, (ii) take all action in connection therewith as would otherwise have been required to be taken pursuant to Schedule 3.1 or Schedule 3.6 if such Foreign Subsidiary had been a Foreign Guarantor on the Closing Date (except that such Loan Parties shall provide any Control Agreements within 60 days of the formation or acquisition of any such new Subsidiary) and (iii) execute, endorse, acknowledge, file and/or deliver to Agent from time to time such opinions of counsel, vouchers, invoices, schedules, confirmatory assignments, confirmatory conveyances, financing statements (and equivalent foreign instruments), transfer endorsements, confirmatory powers of attorney, certificates, reports and other assurances or confirmatory instruments and take such further steps relating to the Foreign Collateral covered by any of the Foreign Security Documents as Agent may reasonably require pursuant to this Section 5.11(b), or pursuant to any Foreign Security Document, in each case, all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary). In addition, within 60 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) of any new Subsidiary by a UK Loan Party, such Loan Party shall provide to Agent a pledge agreement (or an addendum to the Foreign Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in any such new Subsidiary reasonably satisfactory to Agent.
          (c) Additional Real Property Collateral. At any time (i) any US Subsidiary or Foreign Subsidiary is added as a US Loan Party or a UK Loan Party, as applicable, pursuant to Section 5.11(a) or Section 5.11(b), as applicable and such Loan Party owns any Real Property (other than real property constituting Excluded Property) (x) in the case of a US Loan Party, no later than 30 days thereafter and (y) in the case of a UK Loan Party, no later than 60 days thereafter (or such greater number of days as Agent shall agree to in its sole and absolute discretion in any given case) or (ii) any existing US Loan Party or UK Loan Party acquires any owned Real Property (other than real property constituting Excluded Property) after the Closing Date no later than 30 days thereafter (or such greater number of days as Agent shall agree to in its sole and absolute discretion in any given case), such Loan Party shall be required to grant a Lien to Agent and execute and deliver a Mortgage and take all action in connection therewith as would otherwise have been required to be taken pursuant to Schedule 3.6 with respect to such Real Property if such Loan Party owned such Real Property on the Closing Date (including, without limitation, (A) delivery of Mortgage Policies (if applicable) in amounts reasonably satisfactory to Agent or any foreign equivalent thereof assuring Agent that the Mortgages on such Real Property Collateral are valid and enforceable mortgage Liens on such real property free and clear of all defects and encumbrances (other than Permitted Liens), (B) appropriate flood zone certificates (or equivalent certificates that would be relevant to such real property located in foreign jurisdictions where such certificates are obtainable) indicating that such real property is not located in a flood zone or flood insurance in an amount reasonably satisfactory to the Agent with respect to such real property and (C) appropriate fixture filings and phase 1 environmental reports), all as reasonable requested by the Agent and in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to such Real Property Collateral. The relevant Loan Party shall be required to pay all recording costs, intangible taxes and other fees and costs (including reasonable attorney fees and expenses) incurred in connection with the foregoing.
          (d) Generally. Notwithstanding any other provisions to the contrary contained in any other Loan Document, (i) any guaranty or security provided by a Foreign Subsidiary shall support and secure only the UK Obligations and (ii) the Loan Parties shall not be required to grant a Lien with respect to any Excluded Property or any assets as to which Agent has reasonably determined (in consultation with the applicable Administrative Borrower) that the costs to the Loan Parties of providing a security interest therein are unreasonably excessive in relation to the value or benefits to the Lender Group and Bank Product Provider of the security to be afforded thereby.
     5.12 Further Assurances. At any time upon the reasonable request of Agent, execute or deliver to Agent any and all Security Documents, financing statements (and equivalent foreign instruments), fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the assets of Parent and its Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Real Property acquired by any US Loan Party or any UK Loan Party after the Closing Date to the extent required by Section 5.11, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided that the foregoing shall not apply to any Subsidiary of Parent that is a CFC in connection with securing or providing any credit support for US Obligations (but, for the avoidance of doubt, the foregoing shall apply to any Subsidiary of Parent that is a CFC in connection with securing or providing any credit support for the UK Obligations). To the maximum extent permitted by applicable Law, if any Borrower, any other Loan Party, or any other Subsidiary of the Parent that is required to become a Loan Party in accordance with the terms of any Loan Document, refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, the Parent or such Borrower (on behalf of itself or any such other Person) hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s or its Subsidiary’s name, as applicable, and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Parent, Loan Parties and their Subsidiaries and all of the outstanding capital Stock of Loan Parties and their Subsidiaries (subject to exceptions and limitations contained in the Loan Documents with respect to CFCs, Excluded Subsidiaries and the scope of any guaranty or security provided by a Foreign Subsidiary).
     5.13 Lender Meetings. Within 90 days after the close of each fiscal year of Parent, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Parent and its Subsidiaries and the projections presented for the current fiscal year of Parent and of the Consolidated Parties.
     5.14 Material Contracts. Contemporaneously with the delivery of each quarterly Compliance Certificate pursuant to Section 5.1, provide Agent with copies of (a) each Material Contract entered into since the delivery of the previous quarterly Compliance Certificate, and (b) each material amendment or modification of any Material Contract entered into since the delivery of the previous quarterly Compliance Certificate.
     5.15 Location of Inventory and Equipment. Keep each Loan Parties’ and its Subsidiaries’ Inventory and Equipment (other than vehicles and Equipment out for repair) only at the locations identified on Schedule 4.28 or Schedule E-1 and their chief executive offices only at the locations identified on Schedule 4.6(b); provided, however, that any Borrower may amend Schedule E-1, Schedule 4.28 or Schedule 4.6(b) so long as such amendment occurs by written notice to Agent not less than 10 days prior to the date on which such Inventory or Equipment is moved to such new location or such chief executive office is relocated.
     5.16 [Reserved].
     5.17 ERISA. As soon as possible and, in any event, within 5 Business Days after Parent, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, to the extent that (except as otherwise set forth below) such occurrence, in any given case, if adversely determined could result in a liability or obligation of Parent and/or any of its Subsidiaries of $1,500,000 or more the Administrative Borrower will deliver to Agent written notice of the chief financial officer, vice president of human resources or other Authorized Officer of the Administrative Borrower setting forth, to the extent known, and in reasonable detail, such occurrence and the action, if any, that Parent, the Company, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed by Parent, the Company, such Subsidiary, the Plan administrator or such ERISA Affiliate to or with, the PBGC or any other governmental agency, or a Plan or Multiemployer Plan participant, and any notices received by Parent, the Company, such Subsidiary or ERISA Affiliate from the PBGC or other governmental agency or a Plan or Multiemployer Plan participant or the Plan administrator with respect thereto: (1) that a Reportable Event has occurred (except to the extent that the Administrative Borrower has previously delivered to Agent a notice concerning such event pursuant to clause (2) hereof); (2) that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61, and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; (3) that there has been a failure to meet the minimum funding standards of Sections 412 or 430 of the IRC or Section 302 of ERISA, has been incurred or (except to the extent that the Administrative Borrower has previously delivered to Agent a notice concerning such event pursuant to clause (2) hereof) an application has been, or is reasonably expected to be, made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the IRC or Section 303 or 304 of ERISA with respect to a Plan; (4) that any material contribution required to be made with respect to a Plan or Multiemployer Plan or Foreign Pension Plan has been made more than five (5) days late; (5) that a Plan or Multiemployer Plan has been or will be involuntarily terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; (6) that a Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans as of such date, exceeds the aggregate amount of the Unfunded Current Liability that existed on the Closing Date by $5,000,000; (7) that involuntary proceedings have been or will be instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; (8) that an involuntary proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan or Multiemployer Plan; (9) that, except as otherwise disclosed on Schedule 4.11, Parent, any of its Subsidiaries or any ERISA Affiliate will incur or is reasonably expected to incur any material liability (including any indirect, contingent, or secondary liability) (i) to or on account of the termination of or withdrawal from a Plan or Multiemployer Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA, (ii) with respect to a Plan or Multiemployer Plan under Section 401(a)(29), 4971, 4975 or 4980 of the IRC or Section 409 or 502(i) or 502(l) of ERISA, or (iii) with respect to a group health plan (as defined in Section 607(1) of ERISA, Section 4980B(g)(2) of the IRC or 45 Code of Federal Regulations Section 160.103) under Section 4980B of the IRC and/or the Health Insurance Portability and Accountability Act of 1996, (10) that Parent or any of its Subsidiaries will incur any liability pursuant to any group health plan (as defined in Section 5000(b)(1) of the IRC) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) which arises from the extension of such group health plan to any retirees or former employees who were not in the class of employees eligible for coverage under such group health plan on the Closing Date, except to the extent that any such liability would not be material to Parent or any of its Subsidiaries; or (11) Parent or any of its Subsidiaries will incur any liability not otherwise described in this Section 5.17 pursuant to any Plan or Foreign Pension Plan which, when added to the aggregate amount of such liabilities with respect to all other Plans and/or Foreign Pension Plans as of such date, exceeds the aggregate amount of such liabilities that existed on the Closing Date by $1,500,000. To the extent that the financial statements set forth a liability for which notice would otherwise be required to be given hereunder, a separate notice thereof shall not be required hereunder. At the request of Agent, the relevant Administrative Borrower will deliver to Agent copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. The relevant Administrative Borrower will deliver to Agent a copy of each funding waiver request filed with the Internal Revenue Service or any other government agency with respect to any Plan, and at the request of the Agent, all material communications received by Parent, any of its Subsidiaries or any ERISA Affiliate from the Internal Revenue Service or any other government agency with respect to each Plan. The relevant Administrative Borrower will also deliver upon written request to Agent a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service. In addition to any notices delivered to Agent pursuant to the first sentence hereof, copies of annual reports and any records, documents or other information required to be furnished to the PBGC or any other government agency, and any material notices received by Parent, any of its Subsidiaries or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan or received from any government agency or plan administrator or sponsor or trustee with respect to any Multiemployer Plan, shall, upon request of Agent, be delivered to Agent no later than 5 Business Days after the date of such request. Parent and each of its applicable Subsidiaries shall ensure that all Foreign Pension Plans administered by it or into which it makes payments obtain or retain (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing has not had, and could not reasonably be expected to have, a Material Adverse Change.
     5.18 Deposit Accounts and Securities Accounts.
          (a) Subject to and unless otherwise permitted by Section 2.15 and Section 6.11 of this Agreement, each Loan Party shall not later than the date that is sixty (60) days after the Closing Date, obtain an authenticated Control Agreement from each bank maintaining a Deposit Account for such Loan Party (other than any Deposit Accounts that are exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of any Loan Party’s salaried employees); and
          (b) Except to the extent (i) otherwise permitted by Section 2.15 or Section 6.11 of this Agreement or (ii) the aggregate face amount or fair market value of such securities is less than $1,000,000, each Loan Party shall, not later than the date that is sixty (60) days after the Closing Date, obtain an authenticated Control Agreement, from each issuer of uncertificated securities, securities intermediary, or commodities intermediary issuing or holding any financial assets or commodities to or for any Loan Party.
     5.19 Leases. Pay when due all rents and other amounts payable under any leases to which any Loan Party or any Subsidiary of a Loan Party is a party or by which any Loan Party’s or any of its Subsidiaries’ properties and assets are bound, unless such payments are the subject of a Permitted Protest, except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.
     5.20 Center of Main Interests. Each Loan Party organized under the Laws of England and Wales or under the Laws of Scotland shall maintain its centre of main interests in England and Wales or Scotland (as the case may be) for the purposes of the Insolvency Regulation.
6. NEGATIVE COVENANTS.
     Each of Parent and each Borrower covenants and agrees that, until termination of all of the Revolver Commitments and payment in full of the Obligations, the Loan Parties will not and will not permit any of their Subsidiaries to do any of the following:
     6.1 Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness; provided, however, that, notwithstanding the foregoing, there shall be no restriction on the incurrence of unsecured Indebtedness if, after giving effect to the incurrence of such Indebtedness, the Specified Covenant Compliance Test will be satisfied.
     6.2 Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.
     6.3 Restrictions on Fundamental Changes.
          (a) Other than in order to consummate Permitted Acquisitions, (1) enter into any merger, consolidation, amalgamation, reorganization, or recapitalization, or reclassify its Stock or (2) liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except:
               (i) (A) any US Borrower may be merged, consolidated, amalgamated or reorganized with or into another US Borrower, and (B) any US Subsidiary or any Foreign Subsidiary of the Parent (other than any Borrower) may be merged, consolidated, amalgamated or reorganized with or into another US Loan Party (so long as (x) a US Loan Party is the surviving entity of such merger, consolidation or reorganization and (y) in the case of any merger, consolidation, amalgamation or reorganization of a Foreign Subsidiary with or into a US Subsidiary, the Agent shall be satisfied with the structure and terms thereof in its sole discretion);
               (ii) (A) any UK Borrower may be merged, consolidated, amalgamated or reorganized with or into another UK Borrower, and (B) any Foreign Subsidiary of the Parent (other than any UK Borrower) may be merged, consolidated, amalgamated or reorganized with or into another UK Loan Party (so long as (x) a UK Loan Party is the surviving entity of such merger, consolidation or reorganization and (y) in the case of any merger, consolidation, amalgamation or reorganization of a Foreign Subsidiary with or into a UK Loan Party, the Agent shall be satisfied with the structure and terms thereof in its sole discretion);
               (iii) any Excluded Subsidiary may be consolidated, amalgamated or reorganized with or into another Excluded Subsidiary;
               (iv) (A) the liquidation or dissolution of non-operating Subsidiaries of Parent with nominal assets and nominal liabilities, (B) the liquidation or dissolution of a US Loan Party (other than Parent or US Borrowers) or any of US Borrowers’ wholly-owned Subsidiaries (other than US Borrowers) so long as all of the assets (including any interest in any Stock) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a US Loan Party that is not liquidating or dissolving, (C) the liquidation or dissolution of a UK Loan Party (other than UK Borrowers) or any wholly-owned Subsidiaries of a UK Loan Party (other than UK Borrowers) so long as all of the assets (including any interest in any Stock) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a UK Loan Party that is not liquidating or dissolving, or (D) the liquidation or dissolution of a Subsidiary of Parent that is not a Loan Party (other than any such Subsidiary the Stock of which (or any portion thereof) is subject to a Lien in favor of Agent) so long as, all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of a Parent that is not liquidating or dissolving;
provided that any such merger, consolidation, amalgamation, reorganization, recapitalization, liquidation, or distribution of assets shall only be permitted pursuant to this Section 6.3, so long as (A) no Default and no Event of Default then exists or would exist immediately after giving effect thereto, (B) any security interests granted to Agent in the assets (including, without limitation, Stock) of any such Person subject to any such transaction shall remain in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such merger, amalgamation, reorganization, consolidation, liquidation, or distribution of assets), except to the extent such assets (including, without limitation, Stock) are being transferred or otherwise disposed of pursuant to a Permitted Disposition, (C) if the Person to be merged, amalgamated, reorganized, consolidated or liquidated into or its assets are distributed to another Person as contemplated above is party to a Guaranty, the nature and scope of the obligations of such Person under its Guaranty are substantially identical to or greater than the nature and scope of the obligations of such other Person under its Guaranty, and (D) any new Accounts or Inventory to be included in any Borrowing Base as a result thereof shall not be Eligible Accounts or Eligible Inventory until such time as Agent and Lenders shall have completed an audit and field exam of such Accounts and appraisal of Inventory and such other due diligence requested by Agent in its Permitted Discretion, in a manner and with results satisfactory to Agent in its Permitted Discretion.
          (b) Suspend or go out of a substantial portion of its or their business, except as permitted pursuant to clause (a) above or in connection with the transactions permitted pursuant to Section 6.4.
     6.4 Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.11, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) Parent’s or its Subsidiaries’ assets; provided, however, that, notwithstanding the foregoing, (i) there shall be no restriction on the transfer of assets among Loan Parties (other than with respect to a transfer of assets to the Parent), (ii) there shall be no restriction on the transfer of assets from Subsidiaries of the Parent that are not Loan Parties to Loan Parties, (iii) there shall be no restrictions on any sale or dispositions of assets if, after giving effect to any such sale or disposition, (x) the Specified Covenant Compliance Test will be satisfied, (y) at least 75% of the consideration payable in connection with any such disposition is paid in cash or Cash Equivalents; provided, that for the purposes of this sub-clause (y), each of the following shall be deemed to be cash: (1) any liabilities of Parent or any of its Subsidiaries that are assumed by the transferee of any such assets pursuant to an agreement that releases Parent or such Subsidiary, as the case may be, from further liability, or that are assumed or released as a matter of law; and (2) any securities, notes or other obligations received by Parent or any such Subsidiary, as the case may be, from such transferee that are converted by Parent or such Subsidiary into cash or Cash Equivalents within 90 days (to the extent of the cash or Cash Equivalents received in that conversion), and (z) the Net Cash Proceeds of all such dispositions are applied to the prepayment of the outstanding principal amount of the Obligations to the extent required by Section 2.4(e)(ii), and (iv) upon any disposition or other event (including any sale or disposition permitted by clause (iii) above and any Permitted Disposition) which gives rise to the receipt of Net Cash Proceeds or Net Insurance/Condemnation Proceeds of any Collateral (excluding sales or dispositions which qualify as Permitted Dispositions under clauses (a) through (m) and (p) through (t) of the definition of Permitted Dispositions), the applicable Administrative Borrower shall deliver the certificate required by Section 5.2 and described in clause (s) of Schedule 5.2; provided, that no such certificate shall be required if the Permitted Overadvance Amount has been reduced to zero unless the aggregate amount of such Net Cash Proceeds and Net Insurance/Condemnation Proceeds exceed $5,000,000 in any calendar year.
     6.5 Change Name. Change its name, organizational identification number, jurisdiction of organization or incorporation, organizational identity or chief executive office; provided, however, that any Borrower may change its name or the location of its chief executive office (so long as, with respect to any US Loan Party such chief executive office is maintained within the continental United States and with respect to any UK Loan Party such chief executive office is maintained within its jurisdiction of organization or incorporation) upon at least 10 days prior written notice to Agent of such change.
     6.6 Nature of Business. Make any change in the nature of its or their business as described in Schedule 6.6 or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, however, that the foregoing shall not prevent Parent and its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.
     6.7 Prepayments and Amendments.
          (a) Except in connection with Refinancing Indebtedness permitted by Section 6.1,

               (i) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Parent and its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, (B) Indebtedness of Excluded Subsidiaries prepaid, redeemed, defeased, purchased or otherwise acquired by the Excluded Subsidiaries, (C) Permitted Intercompany Investments in accordance with the Intercompany Subordination Agreement, and (D) Indebtedness prepaid, redeemed, defeased, purchased or otherwise acquired from the proceeds of equity issuances by, or capital contributions to, the Parent (a “Equity Contribution”), or
               (ii) make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions;
provided, that, notwithstanding the foregoing, there shall be no restrictions on the prepayment, redemption, defeasance, purchase or acquisition of Indebtedness if, after giving effect to such payment, redemption, defeasance, purchase or acquisition of such Indebtedness, the Specified Covenant Compliance Test will be satisfied.
          (b) Directly or indirectly, amend, modify, or change any of the terms or provisions of
               (i) any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Investments, and (C) Indebtedness permitted under clauses (c), (h), (j) and (k) of the definition of Permitted Indebtedness except, that, the Parent and any of its Subsidiaries may amend, modify, alter or change the terms thereof to forgive, or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or to make the terms thereof less restrictive or burdensome to Borrowers, Guarantors or such Subsidiary or make any other amendment or modification of such Indebtedness that is not adverse to the interests of Agent or Lenders (it being understood and agreed that any amendment, modification, alteration or other change to the subordination provisions of any subordinated debt shall be deemed adverse to the interests of Agent and the Lenders),
               (ii) any Material Contract except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders, or
               (iii) the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.
     6.8 [Reserved].
     6.9 Restricted Junior Payments. Make any Restricted Junior Payment; provided, however, that, so long as it is permitted by Law, and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom,

          (a) Parent or any Borrower may make distributions to former employees, officers, or directors of Parent or such Borrower (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Stock of Parent or such Borrower held by such Persons, provided, however, that the aggregate amount of such redemptions made by Parent or Borrowers during the term of this Agreement plus the amount of Indebtedness outstanding under clause (l) of the definition of Permitted Indebtedness, does not exceed $2,500,000 plus the aggregate amount of any proceeds of any key man life insurance received by the Parent in the aggregate,
          (b) Parent or any Borrower may make distributions to former employees, officers, or directors of Parent or such Borrower (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Parent or such Borrower on account of repurchases of the Stock of Parent or such Borrower held by such Persons; provided that such Indebtedness was incurred by such Persons solely to acquire Stock of Parent or such Borrower.
          (c) the Parent may declare and pay cash dividends and distributions to (A) to the extent necessary to permit the Parent to pay legal, accounting and reporting expenses, (B) in an aggregate amount not to exceed $1,500,000 in any Fiscal Year, to the extent necessary to permit the Parent to pay general administrative costs and expenses and to pay reasonable directors fees and expenses, (C) so long as no Default or Event of Default shall have occurred or be continuing, to repurchase Stock owned by employees (to the extent the purchase price exceeds the amount of outstanding advances made to such employees in connection with the purchase of Stock) pursuant to the terms of agreements with such employees in an aggregate amount of such repurchases by Parent during the term of this Agreement plus the aggregate amount of any redemptions under clause (a) above not to exceed $2,500,000 plus the aggregate amount of any proceeds of any key man life insurance received by the Parent and (D) to the extent necessary to permit the Parent to pay management fees, transactional fees and reasonable out-of-pocket expenses to the Sponsor permitted under Section 6.12, and
          (d) for so long as any Borrower or Parent or any of their respective Subsidiaries are a member of a group filing a consolidated, combined, unitary or similar tax return with any direct or indirect parent of Parent, such Borrower, Parent and/or any such Subsidiaries may make payments to such direct or indirect parent in respect of a reasonable estimate of the allocable portion of the consolidated, combined, unitary or similar income taxes of such group that are attributable to the income of such Borrower, Parent and/or any such Subsidiaries (to the extent such taxes are not payable directly by any such Borrower, Parent or any of their respective Subsidiaries) (“Tax Payments”); provided that such Tax Payments shall not exceed a reasonable estimate of the lower of (i) the amount of the relevant tax (including any penalties and interest) that such Borrower, Parent or any of their respective Subsidiaries, as the case may be, would owe if it were filing a separate tax return (or a separate consolidated, combined, unitary or similar return with its Subsidiaries that are members of the relevant consolidated, combined, unitary or similar group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of Borrower, Parent or any of their respective Subsidiaries, as the case may be, from other taxable years that are utilizable on such tax return and (ii) the amount of the relevant tax that the direct or indirect parent actually owes to the appropriate taxing authority; provided further that any Tax Payments received from such

Borrower, Parent or any such Subsidiaries shall be refunded to such Borrower, Parent or any such Subsidiaries in the event that the amount of such Tax Payments exceeds the actual amount that the direct or indirect parent actually pays to the appropriate taxing authority.
Notwithstanding the foregoing, (i) there shall be no restrictions on the making of any Restricted Junior Payment if, after giving effect to any such Restricted Junior Payment, the Specified Covenant Compliance Test will be satisfied, and (ii) there shall be no restriction on the ability of a Loan Party to make a Restricted Junior Payment to another Loan Party (other than the Parent).
     6.10 Accounting Methods. Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).
     6.11 Investments; Controlled Investments.
          (a) Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment.
          (b) Other than (i) at any one time (x) an aggregate amount of not more than $1,000,000 for any individual account and (y) $1,000,000 in the aggregate for all such accounts, in the case of Loan Parties and their Subsidiaries (other than those Subsidiaries of Parent that are CFCs or Excluded Subsidiaries), (ii) amounts deposited into Deposit Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for Parent’s or its Subsidiaries’ employees, and (iii) at any one time (x) an aggregate amount of not more than $1,000,000 for any individual account and (y) $1,000,000 in the aggregate for all such accounts, in the case of those Subsidiaries of Parent that are CFCs or Excluded Subsidiaries, make, acquire, or permit to exist Permitted Investments consisting of cash, Cash Equivalents, or amounts credited to Deposit Accounts or Securities Accounts unless the Parent, applicable Loan Party or the applicable Subsidiary of the Parent and the applicable bank or securities intermediary have entered into Control Agreements with Agent governing such Permitted Investments in order to perfect (and further establish) Agent’s Liens in such Permitted Investments. Except as provided in Section 6.11(b) (i), (ii) and (iii), none of Parent nor any of its Subsidiaries shall establish or maintain any Deposit Account or Securities Account unless Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account.
Notwithstanding the foregoing, (i) there shall be no restrictions on the making of any Investment (other than any Acquisition) if, after giving effect to any such Investment, the Specified Covenant Compliance Test will be satisfied, and (ii) there shall be no restriction on the ability of a Loan Party to make Investments in another Loan Party (other than the Parent).
     6.12 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of Parent or any of Subsidiary of Parent except for:
          (a) transactions among Loan Parties,
          (b) transactions (other than the payment of management, consulting, monitoring, or advisory fees) between Parent or its Subsidiaries, on the one hand, and any

Affiliate of Parent or such Subsidiary, on the other hand, so long as such transactions (i) are fully disclosed to Agent prior to the consummation thereof, if they involve one or more payments by Parent or such Subsidiary in excess of $15,000,000 for any single transaction or series of related transactions, and (ii) are no less favorable, taken as a whole, to Parent or such Subsidiary, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,
          (c) so long as it has been approved by Parent’s or such Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of Parent or such Subsidiary,
          (d) so long as it has been approved by Parent’s or such Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of Parent and its Subsidiaries in the ordinary course of business and consistent with industry practice,
          (e) transactions permitted by Section 6.3 or Section 6.9, or any Permitted Intercompany Investments, and
          (f) the payment, pursuant to the Management Agreement, of (i) (x) management, consulting, monitoring, and advisory fees to Equity Sponsor or its Affiliates in an aggregate amount not to exceed $375,000 in any calendar quarter of Parent, (y) any transactional fees payable to Equity Sponsor or its Affiliates pursuant to such Management Agreement, in the case of each of clauses (x) and (y), so long as no Event of Default has occurred and is continuing or would result therefrom, and (z) reasonable expenses payable to the Equity Sponsor or it Affiliates pursuant to such Management Agreement; provided, that if at any time any such management, consulting, monitoring or advisory fees to Equity Sponsor or its Affiliates described in subclause (x) of this Section 6.12(f) are not permitted to be paid as a result of the failure to satisfy the conditions to the payment thereof, then (1) such amounts shall continue to accrue, and (2) any such amounts that have accrued but which were not permitted to be paid may be paid in any subsequent quarter so long as the conditions to the payment thereof are satisfied at the time of the making of such payments, and (ii) reasonable out-of-pocket expenses pursuant to any financial advisory, financing, underwriting, or placement agreement or in respect of other investment banking activities, including in connection with acquisitions or divestitures that are permitted by this Agreement.
     6.13 Use of Proceeds. Use the proceeds of any loan made hereunder for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Facility, (ii) to pay a portion of the consideration payable in connection with the consummation of certain future Permitted Acquisitions, and (iii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes (including that no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve).
     6.14 Limitation on Issuance of Stock. Except for the issuance or sale of common stock or Permitted Preferred Stock by Parent, issue or sell or enter into any agreement or arrangement for the issuance and sale of any of its Stock, except to qualify directors if required by applicable Laws or in connection with investments by foreign nationals mandated by foreign Laws and in the ordinary course of business.
     6.15 Parent as Holding Company. Parent shall not incur any liabilities (other than Indebtedness and liabilities permitted to be incurred under the Loan Documents) nor grant any security interests, liens or other encumbrances (other than Permitted Liens) upon any of its properties or assets nor engage in any operations, business or activity other than holding one hundred (100%) percent of the Stock of the Company and any administrative, management or other activities incidental to such holdings, pledging its interests therein to Agent and executing and delivering the Loan Documents to which it is a party and fulfilling its obligations thereunder. Nothing contained herein shall prevent Parent from (i) the consummation of an initial public offering or of its common stock or any other issuance or sale of its Stock, (ii) the payment of dividends to the extent permitted under this Agreement, making contributions to the capital of the Borrowers, Guarantors or its Subsidiaries, (iii) participating in tax, accounting and other administrative matters as a member of the consolidated group of which Parent and its Subsidiaries are members, (iv) holding any cash, (v) providing indemnification to officers, managers and directors, (vi) activities incidental to compliance with the provisions of the Securities Act and the Exchange Act and the rules of national securities exchanges, in each case, as applicable to companies with listed equity or debt securities, as well as activities incidental to investor relations, shareholder meetings and reports to shareholders or debt holders and (vii) any activities incidental to the foregoing.
7. FINANCIAL COVENANTS.
          Parent and each Borrower covenants and agrees that, until termination of all of the Revolver Commitments and payment in full of the Obligations, each Consolidated Party will comply with each of the following financial covenant:
          (a) Fixed Charge Coverage Ratio. If at any time during any month Excess Availability is less than an amount equal to 15% of the lesser of the Maximum Revolver Amount and the Borrowing Base (a “FCCR Trigger Event”), the Consolidated Parties shall maintain a Fixed Charge Coverage Ratio of at least 1.10 to 1.00 for the twelve month period ending at the end of such month and for each twelve month period ending at the end of each subsequent month thereafter for the duration of the FCCR Trigger Period; provided that (a) a breach of such covenant when so tested shall not be cured by a subsequent increase in such Excess Availability above 15% of the lesser of the Maximum Revolver Amount and the Borrowing Base and (b) upon the termination of the FCCR Trigger Period, the Consolidated Parties shall not be required to comply with the Fixed Charge Coverage Ratio for purposes of this Section 7 unless a subsequent FCCR Trigger Event occurs.

8. EVENTS OF DEFAULT.
          Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:
     8.1 If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, or (b) all or any portion of the principal of the Obligations;
     8.2 If any Loan Party or any of its Subsidiaries:
          (a) fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.6, 5.3 (solely if any Borrower has failed to preserve in full force and effect its existence excluding being in good standing) or 5.6 of this Agreement, (ii) Sections 6.1 through 6.15 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 6 of the US Security Agreement;
          (b) fails to perform or observe any covenant or other agreement contained in any of Sections 5.1, 5.2, or 5.3 (other than if any Borrower has failed to preserve in full force and effect its existence and other than with respect to any Excluded Subsidiary) of this Agreement and such failure continues for a period of 3 Business Days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to Administrative Borrower by Agent; or
          (c) fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if any Borrower is not in good standing in its jurisdiction of organization or incorporation to the extent such concept exists in the applicable jurisdiction and other than with respect to any Excluded Subsidiary), 5.4, 5.5, 5.7 (solely if any Borrower refuses to allow Agent or its representatives or agents to visit such Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss such Borrower’s affairs, finances, and accounts with officers and employees of such Borrower), 5.8, 5.10, 5.11, 5.12, 5.13, 5.14, 5.15, 5.18, 5.19 or 5.20 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to Administrative Borrower by Agent;
          (d) fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to Administrative Borrower by Agent;
     8.3 If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $5,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 45 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;
     8.4 If (a) any UK Borrower or any other UK Loan Party that is a Significant Subsidiary is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness, or (b) a moratorium or other protection from its creditors is declared or imposed in respect of any indebtedness of any UK Borrower or any other UK Loan Party that is a Significant Subsidiary;
     8.5 If an Insolvency Proceeding is commenced by a Borrower or a Loan Party that is a Significant Subsidiary or any of its Significant Subsidiaries;
     8.6 If an Insolvency Proceeding is commenced against a Borrower or a Loan Party that is a Significant Subsidiary or any of its Significant Subsidiaries and any of the following events occur: (a) such Borrower, Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;
     8.7 If a Loan Party or any of its Significant Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of Parent and its Subsidiaries, taken as a whole;
     8.8 If there is (a) a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $5,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder, or (b) a default in or an involuntary early termination of one or more Hedge Agreements to which a Loan Party or any of its Subsidiaries is a party involving an aggregate amount of $5,000,000 or more;

     8.9 If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;
     8.10 If the obligation of any Guarantor under any Guaranty is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);
     8.11 If the Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are permitted purchase money Liens or the interests of lessors under Capital Leases, first priority Lien on the ABL Priority Collateral, or a perfected Lien of the requisite priority on other Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, (b) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time, $5,000,000, or (c) as the result of an action or failure to act on the part of Agent;
     8.12 The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document;
     8.13 If (a) (1) any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the IRC or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the IRC or Section 303 or 304 of ERISA, (2) a Reportable Event shall have occurred, (3) a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days which will result in a Material Adverse Change, (4) any Plan which is subject to Title IV of ERISA shall have had or will have a trustee appointed to administer such Plan pursuant to Section 4042(b) of ERISA, (5) any Plan or Multiemployer Plan which is subject to Title IV of ERISA is, shall have been or will be involuntarily terminated or to be the subject of termination proceedings under ERISA or any Plan subject to Title IV of ERISA shall have a material Unfunded Current Liability, (6) a material contribution required to be made with respect to a Plan subject to Title IV of ERISA or Multiemployer Plan or a Foreign Pension Plan has not been made within 60 days of when due, (7) the Company or any of its Subsidiaries or any ERISA Affiliate has incurred or will incur any liability to or on account of a Plan subject to Title IV of ERISA or Multiemployer Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the IRC or on

account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the IRC) under Section 4980B of the IRC, (8) the Parent or any of its Subsidiaries has incurred or will incur liabilities pursuant to one or more group health plans (as defined in Section 5000(b)(1) of the IRC) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA), (9) a “default” within the meaning of Section 4219(c)(5) of ERISA, shall occur with respect to any Multiemployer Plan or (10) the Parent or any of its Subsidiaries has incurred or will incur liabilities not otherwise described in this Section 8.12 pursuant to one or more Plans or Foreign Pension Plans; (b) there shall result from any such event or events described above in this Section 8.12 the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability resulting from any event described in clause (a) above; and (c) such lien, security interest or liability, individually and/or in the aggregate, in the reasonable opinion of the Required Lenders has had, or could reasonably be expected to have, a Material Adverse Change; provided that notwithstanding the foregoing, the funding waivers for the years and amounts set forth on Schedule 4.11 and the amount of Unfunded Current Liability set forth on Schedule 4.11 shall not constitute an Event of Default under this Section 8.12; provided further, an Event of Default shall occur if any Plan subject to Title IV of ERISA shall have an Unfunded Current Liability, which when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, exceeds the aggregate amount of the Unfunded Current Liabilities that existed on the Closing Date by an amount that could reasonably be expected to have a Material Adverse Change; or
     8.14 A Change of Control shall have occurred.
9. RIGHTS AND REMEDIES.
     9.1 Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by notice to Administrative Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:
          (a) declare the Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Parent and each Borrower;
          (b) declare the Revolver Commitments terminated, whereupon the Revolver Commitments shall immediately be terminated together with (i) any obligation of any Lender hereunder to make Advances, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of the Issuing Lender to issue Letters of Credit; and
          (c) exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents or applicable Law.

          The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4, Section 8.5 or Section 8.6, in addition to the remedies set forth above, without any notice to any Borrower or any other Person or any act by the Lender Group, the Revolver Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of all accrued and unpaid interest thereon and all fees and all other amounts owing under this Agreement or under any of the other Loan Documents, shall automatically and immediately become due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by each Borrower.
     9.2 Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by Law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.
10. WAIVERS; INDEMNIFICATION.
     10.1 Demand; Protest; etc. Each Borrower waives, to the fullest extent permitted by Law, demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which such Borrower may in any way be liable.
     10.2 The Lender Group’s Liability for Collateral. Each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers, except to the extent such loss, damage or destruction arises out of the gross negligence or willful misconduct of any member of Lender Group, as determined by the final non-appealable judgment of a court of competent jurisdiction.
     10.3 Indemnification. Borrowers shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by Law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, losses, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrowers shall not be liable for costs and expenses (including attorneys fees) of any Lender (other than Wells Fargo, WFCF or its Applicable Designee) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Parent’s and its Subsidiaries’ compliance with the terms of the Loan Documents (provided, however, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders or (ii) disputes solely between or among the Lenders and their respective Affiliates; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes (including, in each case, for the avoidance of doubt, any taxes described in clauses (i) through (v) of the definition of Taxes), which shall governed by Section 16), (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Loan Party or any of its Subsidiaries or any Environmental Actions, violations of Environmental Laws, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Loan Party or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which any Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.
11. NOTICES.
          Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Borrowers, Agent or Issuing Lender, as the case may be, they shall be sent to the respective address set forth below:

If to Borrowers:	Pregis Corporation
1650 Lake Cook Road, Ste 400

Deerfield, Illinois 60015
Attn.: D. Keith LaVanway (Keith Lavanway)
Tel No: (847) 597 9353
E-Mail: klavanway@pregis.com

with copies to:	Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attn.: Emil Buchman, Esq.
Fax No.: (212) 859-4000

If to Agent:	WELLS FARGO CAPITAL FINANCE, LLC
150 S. Wacker Drive Suite 2200
Chicago, IL 60606-4204
Attn: Barry Felker
Fax No.: (312) 332-0424

If to Issuing Lender:	WELLS FARGO BANK, National Association
c/o Wells Fargo Capital Finance, LLC
150 S. Wacker Drive Suite 2200
Chicago, IL 60606-4204
Attn: Barry Felker
Fax No.: (312) 332-0424

In each case, with :	Schulte Roth & Zabel LLP
copies to:	919 Third Avenue
New York, New York 10022
Attn.: Frederic Ragucci, Esq.
Fax No.: 212-593-5955
          Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).
12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
          (a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPALS THEREOF THAT WOULD REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.
          (b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).
          (c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF PARENT AND EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH OF PARENT AND EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

          (d) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
     13.1 Assignments and Participations.
          (a) With the prior written consent of Company, which consent of Company shall not be unreasonably withheld, delayed or conditioned, and shall not be required (i) if an Event of Default has occurred and is continuing, or (ii) in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender; provided, that Company shall be deemed to have consented to a proposed assignment unless it shall object thereto by written notice to Agent within 10 Business Days after having received notice thereof, and with the prior written consent of Agent, which consent of Agent shall not be unreasonably withheld, delayed or conditioned, and shall not be required in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender, any Lender may assign and delegate to one or more assignees (each, an “Assignee”; provided, however, that an “Assignee” shall not include (x) any Loan Party, Affiliate of a Loan Party, Equity Sponsor, or Affiliate of Equity Sponsor (or a related investment fund of the Equity Sponsor that is managed by or advised by the same investment advisor as the Equity Sponsor or by an affiliate of such investment advisor) or (y) any Person that cannot (either directly or through an Applicable Designee) lend to the Borrowers in Dollars, Euros or Sterling), all or any portion of the Obligations, the Revolver Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (x) an assignment or delegation by any Lender to any other Lender or an Affiliate of any Lender or (y) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000); provided, however, that Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (1) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower and Agent by such Lender and the Assignee, (2) such Lender and its Assignee have delivered to Administrative Borrower and Agent an Assignment and Acceptance and Agent has notified the assigning Lender of its receipt thereof in accordance with Section 13.1(b), and (3) unless waived by Agent, the assigning

Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $3,500.
          (b) From and after the date that Agent notifies the assigning Lender (with a copy to Borrowers) that it has received an executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).
          (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
          (d) Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Revolver Commitments arising therefrom. The Revolver Commitment allocated to each Assignee shall reduce such Revolver Commitments of the assigning Lender pro tanto.

          (e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (each a “Participant”; provided, however, that a “Participant” shall not include (i) any Loan Party, Affiliate of a Loan Party, Equity Sponsor, or Affiliate of Equity Sponsor (or a related investment fund of the Equity Sponsor that is managed by or advised by the same investment advisor as the Equity Sponsor or by an affiliate of such investment advisor) or (ii) any Person that cannot (either directly or through an Applicable Designee) lend to the Borrowers in Dollars, Euros or Sterling), participating interests in all or any portion of its Obligations, its Revolver Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Revolver Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decrease the amount or postpone the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, and (v) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collections of Loan Parties or their Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.
          (f) In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Parent, any Borrower and their Subsidiaries and their respective businesses.
          (g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable Law.
          (h) Agent (as a non-fiduciary agent on behalf of Borrowers solely for this purpose) shall maintain a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Revolver Commitment (and the principal amount of Advances owing thereto and stated interest thereon) held by such Lender (each, a “Registered Loan”). A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of a Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers, Agent and the Lenders shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes (in each case, absent manifest error), notwithstanding notice to the contrary.
          (i) In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers solely for this purpose, shall maintain a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.
          (j) Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register to the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request.
     13.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.
14. AMENDMENTS; WAIVERS.
     14.1 Amendments and Waivers.
          (a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by Parent or any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:
               (i) increase the amount of or extend the expiration date of any Revolver Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c) or amend, modify or eliminate Section 2.17,
               (ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,
               (iii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (x) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders), and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),
               (iv) amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,
               (v) amend, modify or eliminate Section 15.11 or other than as permitted by Section 15.11, release Agent’s Lien in and to any of the Collateral,
               (vi) amend, modify, or eliminate the definition of “Required Lenders” or “Pro Rata Share”,
               (vii) contractually subordinate any of Agent’s Liens, other than pursuant to the Intercreditor Arrangements,

               (viii) other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,
               (ix) amend, modify, or eliminate any of the provisions of Section 2.2, Section 2.4(b)(i), (ii) or (iii), Section 2.4(d)(ii) or (f), or Section 2.17,
               (x) amend, modify, or eliminate any of the provisions of Section 13.1(a) to permit a Loan Party, an Affiliate of a Loan Party, Equity Sponsor, or an Affiliate of Equity Sponsor to be permitted to become an Assignee, or
               (xi) amend, modify, or eliminate the definition of US Borrowing Base or UK Borrowing Base or any of the defined terms (including the definitions of Eligible US Accounts, Eligible UK Accounts, Eligible US Inventory, Eligible UK Inventory, Eligible US In-Transit Inventory, Eligible UK In-Transit Inventory, Eligible US Landed Inventory, Eligible UK Landed Inventory, US Dilution Reserve, UK Dilution Reserve, Net Liquidation Percentage, Permitted Overadvance Amount, US Permitted Overadvance Amount or UK Permitted Overadvance Amount) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the US Borrowing Base or UK Borrowing Base, but not otherwise, or the definition of Maximum Revolver Amount, or change Section 2.1(c), Section 2.1(d) or the definitions of Rent Reserve or Inventory Reserve (including any defined terms used in such definitions).
          (b) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive (i) the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrowers (and shall not require the written consent of any of the Lenders), and (ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders,
          (c) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Lender, or any other rights or duties of Issuing Lender under this Agreement or the other Loan Documents, without the written consent of Issuing Lender, Agent, Borrowers, and the Required Lenders,
          (d) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrowers, and the Required Lenders,
          (e) Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Borrower, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii).
     14.2 Replacement of Certain Lenders.
          (a) If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers or Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Holdout Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Holdout Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 10 Business Days after the date such notice is given.
          (b) Prior to the effective date of such replacement, the Holdout Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, and (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit). If the Holdout Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Holdout Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Holdout Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Revolver Commitments, and the other rights and obligations of the Holdout Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Holdout Lender or Tax Lender, as applicable, shall remain obligated to make the Holdout Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.
     14.3 No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Parent and each Borrower of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.
15. AGENT; THE LENDER GROUP.
     15.1 Appointment and Authorization of Agent. Each Lender hereby designates and appoints WFCF as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Parent and its Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Parent and its Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Parent and its Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Parent or its Subsidiaries, the Obligations, the Collateral, the Collections of Parent and its Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.
     15.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.
     15.3 Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by Parent or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Parent or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Parent or its Subsidiaries.
     15.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

     15.5 Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or any Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
     15.6 Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Parent and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower or any other Person party to a Loan Document, and all applicable bank regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).
     15.7 Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Parent and its Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by Parent or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.
     15.8 Agent in Individual Capacity. WFCF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though WFCF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, WFCF or its Affiliates may receive information regarding Borrowers or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver

Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include WFCF in its individual capacity.
     15.9 Successor Agent. Agent may resign as Agent upon 30 days prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Administrative Borrower (unless such notice is waived by Borrowers) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Administrative Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that Agent’s resignation is effective, it is acting as the Issuing Lender or the Swing Lender, such resignation shall also operate to effectuate its resignation as the Issuing Lender or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Administrative Borrower, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable Law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.
     15.10 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrowers or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.
     15.11 Collateral Matters.
          (a) The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Guaranty or Lien on any Collateral (i) upon the termination of the Revolver Commitments and payment and satisfaction in full by Borrowers of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry) or as a Permitted Disposition, (iii) constituting property in which Parent or any Subsidiary of Parent owned any interest at any time prior to date that the Agent’s Lien was granted, but in which such Person has no interest at any time thereafter, (iv) constituting property that ceases to constitute Collateral and if Borrowers certify that such property constitutes Excluded Property (and Agent may rely conclusively on any such certificate, without further inquiry) or property that is to be released in the circumstances and subject to Section 2.2(d), or (v) constituting property leased to Parent or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to, credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code (or any other applicable foreign law equivalent), (b) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code (or any other applicable foreign law equivalent) or (c) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with applicable Law. In connection with any such credit bid or purchase, the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Stock of the acquisition vehicle or vehicles that are used to consummate such purchase). The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to (i) release the Guarantors from their Obligations under each Guaranty upon the termination of the Revolver Commitments and the payment and satisfaction in full by Borrowers of all of the Obligations and (ii) release any Guarantor upon the consummation of any transaction which is expressly permitted by this Agreement as a result of which such Guarantor ceases to be a Subsidiary of any Borrower or upon the effectiveness of any consent (pursuant to the terms hereof) to the release of such Guarantor. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or any Borrower at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Borrower in respect of) all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. The Lenders further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.
          (b) Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) to assure that the Collateral exists or is owned by Parent or its Subsidiaries or is cared for, protected, or insured or has been encumbered, or that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or that any particular items of Collateral meet the eligibility criteria applicable in respect thereof or whether to impose, maintain, reduce, or eliminate any particular reserve hereunder or whether the amount of any such reserve is appropriate or not, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise provided herein.
     15.12 Restrictions on Actions by Lenders; Sharing of Payments.
          (a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Parent or its Subsidiaries or any deposit accounts of any Loan Party or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan

Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
          (b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
     15.13 Agency for Perfection. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.
     15.14 Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.
     15.15 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).
     15.16 Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

          (a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report respecting any Loan Party or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,
          (b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,
          (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Parent and its Subsidiaries and will rely significantly upon Parent’s and its Subsidiaries’ books and records, as well as on representations of each Loan Parties’ personnel,
          (d) agrees to keep all Reports and other material, non-public information regarding each Loan Party and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and
          (e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Loan Party or any Subsidiary of any Loan Party to Agent that has not been contemporaneously provided by Parent, any Loan Party or any of their respective Subsidiaries to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Parent, any Loan Party or any of their respective Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of such Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Parent or its Subsidiaries, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to any Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.
     15.17 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Revolver Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Revolver Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.
     15.18 Intercreditor Arrangements.
          (a) Existing Intercreditor Agreement. On the Closing Date, each Lender authorizes and instructs Agent to enter into the Existing Intercreditor Agreement as Agent on behalf of such holder of Obligations and acknowledges (or is deemed to acknowledge) that a copy of the Existing Intercreditor Agreement was delivered, or made available, to such Lender and that such Lender reviewed the Existing Intercreditor Agreement.
          (b) New Notes Priority Collateral. Upon the issuance of the New Secured Refinancing Notes, each Lender (a) consents to the subordination of Liens with respect to the New Notes Priority Collateral to be provided for in the New Secured Refinancing Notes Intercreditor Agreement, (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the New Secured Refinancing Notes Intercreditor Agreement, and (c) authorizes and instructs Agent to enter into the New Secured Refinancing Notes Intercreditor Agreement as Agent on behalf of such holder of Obligations.
16. WITHHOLDING TAXES.
     16.1 Non-United Kingdom Tax Matters. The provisions of this section 16.1 shall not apply to any Taxes due or payable under the laws of the United Kingdom.
          (a) All payments made by any Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes unless required by applicable Law, and in the event any deduction or withholding of Taxes is required by applicable Law, Borrowers shall comply with the next sentence of this Section 16.1(a). If any Taxes are so required to be deducted or withheld, Borrowers agree to deduct and withhold and pay to the applicable Governmental Authority the full amount of such Taxes and to pay to Agent and each Lender such additional amounts as may be necessary so that every payment of all amounts due to Agent or such Lender under this

Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrowers shall not be required to pay any such additional amounts if the payment of such additional amounts resulted from Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Borrowers will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to applicable Law, certified copies of tax receipts evidencing such payment by Borrowers, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.
          (b) Borrowers agree to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.
          (c) A Lender shall deliver to Agent (with Agent to provide an original executed copy thereof to Borrower promptly upon receipt of a written request from Borrower) one of the following forms claiming complete exemption from United States withholding or backup withholding tax, as applicable, before receiving its first payment under this Agreement:
               (i) if such Lender is claiming an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC and is not subject to regulatory or other legal requirements as a bank in any jurisdiction, (II) a 10% shareholder of any Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to any Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN (with proper attachments);
               (ii) if such Lender is claiming an exemption from withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN;
               (iii) if such Lender is claiming that payments under this Agreement or any other Loan Document are exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;
               (iv) if such Lender is claiming that payments under this Agreement or any other Loan Document are exempt from United States withholding tax because such Lender serves as an “intermediary” (as defined in Section 1.1441-1(c)(13) of the US Treasury Regulations), a properly completed and executed copy of IRS Form W-8IMY (with proper attachments, including the forms and statements described in clauses (i), (ii), (iii) or (v) of this Section 16.1(c), as applicable); or
               (v) a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other Laws of the United States as a condition to exemption from United States withholding or backup withholding tax.

Each Lender shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and shall promptly notify Agent of any change in circumstances which would modify or render invalid any claimed exemption.
          (d) If a Lender claims an exemption from withholding tax in a jurisdiction other than the United States or the United Kingdom, such Lender agrees with and in favor of Agent, to deliver to Agent (with Agent to deliver an original executed copy thereof to Borrower promptly upon receipt of a written request from Borrower) any such form or forms, as may be required under the Laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender is legally able to deliver such forms, provided, however, that nothing in this Section 16.1(d) shall require a Lender to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and shall promptly notify Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
          (e) If any Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent and the Borrowers (or, in the case of a sale of a participation interest, to notify the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant. To the extent of such percentage amount, Agent and the Borrowers will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16.1(c) or 16.1(d) as no longer valid. With respect to such percentage amount, such Participant or Assignee shall be required to provide new documentation, pursuant to Section 16.1(c) or 16.1(d), as applicable. Each Borrower agrees that each Participant shall be entitled to the benefits of this Section 16.1 with respect to its participation in any portion of the Revolver Commitments and the Obligations as if it were a Lender under the Agreement that acquired such Obligations by assignment, so long as, at the time such Participant claims entitlement to such benefits, the Borrowers and Agent are notified of the participation transferred to such Participant and such Participant complies, for the benefit of the Borrowers, with the obligations set forth in this Section 16.1 with respect thereto as if it were a Lender (and for the purposes of the definition of Taxes, such Participant shall be treated as if it were a Lender).
          (f) If a Lender or a Participant is entitled to a reduction in the applicable withholding tax, Agent or the Borrowers (or, in the case of a Participant, the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by Section 16.1(c) or 16.1(d) are not delivered to Agent and the Borrowers (or, in the case of a Participant, to the Lender granting the participation), then Agent or any Borrower (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

          (g) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16.1, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.
          (h) If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section 16.1, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrowers (but only to the extent of payments made, or additional amounts paid, by Borrowers under this Section 16.1 with respect to Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such a refund); provided, that Borrowers, upon the request of Agent or such Lender, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges, imposed by the relevant Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16.1 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to any Borrower or any other Person.
          (i) If a payment made to any Lender hereunder or under any other Loan Document would be subject to United States federal withholding tax imposed pursuant to FATCA if such Lender fails to comply with applicable reporting and other requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall use commercially reasonable efforts to deliver to the Borrowers and Agent, at the time or times prescribed by applicable law or as reasonably requested by the Borrowers or Agent, accurate, complete and signed certification prescribed by applicable law and any other documentation reasonably requested by Agent sufficient for the Borrowers and Agent to comply with their obligations under FATCA and to determine that a Lender has complied with such applicable reporting and other requirements of FATCA.
     16.2 United Kingdom Tax Matters.

          (a) The provisions of this Section 16.2 shall only apply in respect of any UK Borrower or any other Borrower to whom the provisions of Section 874 ITA would apply (ignoring any exceptions) on the payment of any amount of interest (a “Relevant Borrower”) to any Lender.
          (b) Tax gross-up.
               (i) Each Relevant Borrower shall make all payments to be made by it under any Loan Document without any Tax Deduction unless a Tax Deduction is required by law.
               (ii) A Relevant Borrower shall, promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify Agent accordingly. Similarly, a Lender shall promptly notify Agent on becoming so aware in respect of a payment payable to that Lender. If Agent receives such notification from a Lender it shall notify the Relevant Borrower.
               (iii) If a Tax Deduction is required by law to be made by a Relevant Borrower, the amount of the payment due from that Relevant Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
               (iv) A payment shall not be increased under clause (iii) above by reason of a Tax Deduction on account of Taxes imposed by the United Kingdom if, on the date on which the payment falls due:
                    (A) the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or
                    (B) the relevant Lender is a Qualifying Lender solely by virtue of clause (a)(ii) of the definition of Qualifying Lender, and:
                         (1) an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Relevant Borrower making the payment a certified copy of that Direction; and
                         (2) the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or
                    (C) the relevant Lender is a Qualifying Lender solely by virtue of clause (a)(ii) of the definition of Qualifying Lender and:

                         (1) the relevant Lender has not given a Tax Confirmation to the Relevant Borrower; and
                         (2) the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Relevant Borrower, on the basis that the Tax Confirmation would have enabled the Relevant Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or
                    (D) the relevant Lender is a Treaty Lender and the Relevant Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under clause (ix) below.
               (v) If a Relevant Borrower is required to make a Tax Deduction, that Relevant Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
               (vi) Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Relevant Borrower making that Tax Deduction shall deliver to Agent for the benefit of the Lender entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
               (vii) A Treaty Lender and each Relevant Borrower which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Relevant Borrower to obtain authorization to make that payment without a Tax Deduction.
               (viii) Nothing in clause (b)(vii) above shall require a Treaty Lender to:
                    (A) register under the HMRC DT Treaty Passport scheme;
                    (B) apply the HMRC DT Treaty Passport scheme to any Advance if it has so registered; or
                    (C) file Treaty forms if it has included an indication to the effect that it wishes the HMRC DT Treaty Passport Scheme to apply to this Agreement in accordance with clause (b)(xi) or clause (f)(i) (HMRC DT Treaty Passport scheme confirmation) and the Relevant Borrower making that payment has not complied with its obligations under clause (b)(xii) or clause (f)(ii) (HMRC DT Treaty Passport scheme confirmation).
               (ix) A UK Non-Bank Lender which becomes a party on the day on which this Agreement is entered into gives a Tax Confirmation to the Company by entering into this Agreement.

               (x) A UK Non-Bank Lender shall promptly notify the Relevant Borrower and Agent if there is any change in the position from that set out in the Tax Confirmation.
               (xi) A Treaty Lender which becomes a party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Agent and without liability to any Relevant Borrower) by notifying the Company of its scheme reference number and its jurisdiction of tax residence.
               (xii) Where a Lender notifies the Company as described in clause (b)(xi) above each Relevant Borrower shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of the date of this Agreement and shall promptly provide the Lender with a copy of that filing.
               (xiii) If a Lender has not included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with clause (b)(xi) above or clause (f)(i) (HMRC DT Treaty Passport scheme confirmation), no Relevant Borrower shall file any form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Advance or its participation in any Advance.
          (c) Tax indemnity.
               (i) The Company shall (within three Business Days of demand by the Agent) pay to a Lender an amount equal to the loss, liability or cost which that Lender determines will be or has been (directly or indirectly) suffered for or on account of Taxes by that Lender in respect of a Loan Document.
               (ii) Clause (c)(i) above shall not apply:
                    (A) with respect to any Taxes assessed on a Lender:
                         (1) under the law of the jurisdiction in which such Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which such Lender is treated as resident for tax purposes; or
                         (2) under the law of the jurisdiction in which such Lender’s Facility Office is located in respect of amounts received or receivable in such jurisdiction, if such Taxes are imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by such Lender; or
                    (B) to the extent a loss, liability or cost:
                         (1) is compensated for by an increased payment under Section 16.2(b)(iii) (Tax gross-up); or

                         (2) would have been compensated for by an increased payment under Section16.2(b)(iii) (Tax gross-up) but was not so compensated solely because one of the exclusions in Section 16.2(b)(iv) (Tax gross-up) applied.
               (iii) A Lender making, or intending to make a claim under Section 16.2(c)(i) above shall promptly notify Agent of the event which will give, or has given, rise to the claim, following which Agent shall notify the Company.
               (iv) A Lender shall, on receiving a payment from the Company under this clause (c), notify Agent.
          (d) Tax Credit. If a Relevant Borrower makes a Tax Payment and the relevant Lender determines that:
               (i) a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and
               (ii) that Lender has obtained, utilized and retained that Tax Credit, the Lender shall pay an amount to the Relevant Borrower which that Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Relevant Borrower.
          (e) Lender Status Confirmation. Each Lender which becomes a party to this Agreement after the date of this Agreement (“New Lender”) shall indicate, in the Assignment and Acceptance Agreement which it executes on becoming a party, and for the benefit of Agent and without liability to any Relevant Borrower, which of the following categories it falls within:
               (i) not a Qualifying Lender;
               (ii) a Qualifying Lender (other than a Treaty Lender); or
               (iii) a Treaty Lender.
If a New Lender fails to indicate its status in accordance with this Section 16.2(e), then such New Lender or Lender (as appropriate) shall be treated for the purposes of this Agreement (including by each Relevant Borrower) as if it is not a Qualifying Lender until such time as it notifies Agent which category of Qualifying Lender applies (and Agent, upon receipt of such notification, shall inform the Relevant Borrower). For the avoidance of doubt, an Assignment and Acceptance shall not be invalidated by any failure of a New Lender to comply with this Section 16.2.
          (f) HMRC DT Treaty Passport Scheme Confirmation.
               (i) A New Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Agent and without liability to any Relevant Borrower) in the Assignment and Acceptance which it executes by including its scheme reference number and its jurisdiction of tax residence in that Assignment and Acceptance.
               (ii) Where a Assignment and Acceptance includes the indication described in clause (f)(i) above in the relevant Assignment and Acceptance each Relevant Borrower which is a Party as a Borrower as at the date that the relevant Assignment and Acceptance Agreement is executed (the “Transfer Date”) shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of that Transfer Date and shall promptly provide the Lender with a copy of that filing.
          (g) Stamp Taxes. The Relevant Borrower shall pay and, within three Business Days of demand, indemnify each Lender against any cost, loss or liability that Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Loan Document.
          (h) Value Added Tax.
               (i) All amounts set out or expressed in a Loan Document to be payable by any party to any Lender which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause (ii) below, if VAT is or becomes chargeable on any supply made by any Lender to any party under a Loan Document, that party shall pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Lender shall promptly provide an appropriate VAT invoice to such party).
               (ii) If VAT is or becomes chargeable on any supply made by any Lender (the “Supplier”) to any other Lender (the “Recipient”) under a Loan Document, and any party other than the Recipient (the “Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.
               (iii) Where a Loan Document requires any party to reimburse or indemnify a Lender for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
               (iv) Any reference in this Section 16.2(f) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the United Kingdom Value Added Tax Act 1994).

Except as otherwise expressly provided in Section 16.2, a reference to “determines” or “determined” in connection with tax provisions contained in Section 16.2 means a determination made in the absolute discretion of the person making the determination.
17. GENERAL PROVISIONS.
     17.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Parent, each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.
     17.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
     17.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
     17.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
     17.5 Bank Product Providers. The Parties hereto acknowledge and agree that Bank Products arise under this Agreement and the other Loan Documents and constitute “Obligations” hereunder and thereunder. Accordingly, each Bank Product Provider shall (except as otherwise set forth in the last sentence of this Section 17.5) be entitled to all of the benefits hereof and of the provisions of the other Loan Documents, including for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Any Borrower may obtain Bank Products from any Bank Product Provider, although no Borrower is required to do so. Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.
     17.6 Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.
     17.7 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
     17.8 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Borrower or Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal Law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrowers or Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.
     17.9 Confidentiality.
          (a) Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Parent, Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential in accordance with customary practices), (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Administrative Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information hereunder subject to the terms of this Section, (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.
          (b) Anything in this Agreement to the contrary notwithstanding, Agent may (i) provide information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services, and (ii) use the name, logos, and other insignia of Borrowers and Loan Parties and the Revolver Commitments provided hereunder in any “tombstone” or comparable advertising, on its website or in other marketing materials of the Agent.
     17.10 Lender Group Expenses. Borrowers agree to pay any and all Lender Group Expenses on the earlier of (a) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred or (b) the date on which demand therefor is made by Agent, Borrowers agree that their respective obligations contained in this Section 17.10 shall survive payment or satisfaction in full of all other Obligations.
     17.11 Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, the Issuing Lender, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the Revolver principal of or any accrued interest on any loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolver Commitments have not expired or terminated.
     17.12 Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and Borrowers agree to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrowers.
     17.13 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.
     17.14 The Company as Agent for US Borrowers; Jiffy Packaging Company Limited as Agent for UK Borrowers. Each US Borrower hereby irrevocably appoints the Company as the borrowing agent and attorney-in-fact for all US Borrowers (the “US Administrative Borrower”) and each UK Borrower hereby irrevocably appoints Jiffy Packaging Company Limited as the borrowing agent and attorney-in-fact for all UK Borrowers (the “UK Administrative Borrower”, the UK Administrative Borrowers and the US Administrative Borrower, collectively, the “Administrative Borrower”) for the purposes of each Loan Document, which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Applicable Borrower that such appointment has been revoked and that another Applicable Borrower has been appointed US Administrative Borrower or UK Administrative Borrower, as applicable. Each Applicable Borrower hereby irrevocably appoints and authorizes the relevant Administrative Borrower (a) to provide Agent with all notices with respect to Advances and Letters of Credit obtained for the benefit of any such Borrower and all other notices and instructions under this Agreement, and (b) to take such action as the relevant Administrative Borrower deems appropriate on its behalf to obtain Advances and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (b) the Lender Group’s relying on any instructions of the relevant Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.14 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.
     17.15 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to Agent or any Lender in such currency, Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable Law).
[Signature pages to follow.]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

US BORROWERS PREGIS CORPORATION, a Delaware corporation
By:
Name:
Title:

PREGIS INNOVATIVE PACKAGING INC., a Delaware corporation
By:
Name:
Title:

PREGIS INTELLIPACK CORP., a Delaware corporation
By:
Name:
Title:

HEXACOMB CORPORATION, an Illinois corporation
By:
Name:
Title:

UK BORROWERS AMBASSADOR PACKAGING LIMITED, a company incorporated under the laws of England and Wales
By:
Name:
Title:

JIFFY PACKAGING COMPANY LIMITED, a company incorporated under the laws of England and Wales
By:
Name:
Title:

PREGIS RIGID PACKAGING LIMITED, a company incorporated under the laws of Scotland
By:
Name:
Title:

Signature of
Witness:
Name:
Address:

PARENT PREGIS HOLDING II CORPORATION, a Delaware corporation
By:
Name:
Title:

AGENT: WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as Agent
By:
Name:
Title:

LENDERS: WELLS FARGO BANK, National Association, a national banking association, as a Lender
By:
Name:
	Title:	Its Authorized Signatory

Schedule A-1
Agent’s Applicable Account
(a) All US Obligations denominated in Dollars:
Bank: Wells Fargo Bank, N.A.
420 Montgomery Street
San Francisco, CA
ABA # 121-000-248
Account Name: Wells Fargo Capital Finance, LLC
Account Number: 4124923707
Ref: Pregis
(b) All UK Obligations and US Obligations denominated in Euros and Sterling:
Wells Fargo NA, London Branch
One Plantation Place
30 Fenchurch Street
London EC3M 3BD
Swift ID ( PNBPGB2L )
Contact details:
Patricia Parsons — Documentation Team
Telephone 44 (0) 20 7956 4311 / 4310
Ian King — Processing Team
Telephone 44 (0) 20 7956 4316 / 4310
Fax: 44 (0) 20 7929 4645
Group email address: loanadmin.london@wellsfargo.com

Standard settlement instructions:-

Currency	BANK NAME	SWIFT CODE	ACCOUNT NUMBER
EUROS	LLOYDS BANK LONDON	LOYDGB2LXXX	59023107 IBAN - GB63LOYD30963459023107

Currency	BANK NAME	SWIFT CODE	ACCOUNT NUMBER
Sterling (GBP)	ROYAL BANK OF SCOTLAND LONDON	RBS SC:16-00-34	12251333 IBAN — GB66RBOS16003412251333
OR
		Direct SC:16-56-71	No account number

US Dollars	WELLS FARGO NA NEW YORK	PNBPUS3NNYC	2000193507214 ABA 026005092

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Schedule C-1
Revolver Commitments

Lender	Revolver Commitment	Total Commitment
Wells Fargo Bank, National Association	$75,000,000	$75,000,000
All Lenders	$75,000,000	$75,000,000
Applicable Designees

Lender
HM Revenue & Customs
Double Taxation Treaty
Lender	Passport Scheme No.:	Applicable Designee
Wells Fargo Bank, National Association	13/W/61173/DTTP Valid through July 5, 2015	Wells Fargo Bank, National Association (London Branch)

Schedule 1.1
          As used in the Agreement, the following terms shall have the following definitions:
          “ABL Priority Collateral” means (a) at all times prior to the issuance of the New Secured Refinancing Notes, all Collateral and (b) at all times on and after the date of the issuance of the New Secured Refinancing Notes, (i) all Foreign Collateral and (ii) all US ABL Priority Collateral.
          “Account” means an account (as that term is defined in the Code).
          “Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.
          “Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).
          “Acquired Indebtedness” means Indebtedness of a Person whose assets or Stock is acquired by Parent or its Subsidiaries in a Permitted Acquisition; provided, however, that such Indebtedness (a) is either Purchase Money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.
          “Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation or otherwise) by a Person or its Subsidiaries of all or substantially all of the Stock of any other Person.
          “Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.
          “Administrative Borrower” has the meaning specified therefor in Section 17.14 of the Agreement.
          “Advances” mean, collectively, the US Advances and the UK Advances.
          “Affected Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.
          “Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of

Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and Section 6.12 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.
          “Agent” has the meaning specified therefor in the preamble to the Agreement.
          “Agent-Related Persons” means Agent, together with its Affiliates (including the Issuing Lender and each Swing Lender), officers, directors, employees, attorneys, and agents.
          “Agent’s Applicable Account” means, with respect to the US Obligations and the UK Obligations, as applicable, the Deposit Accounts of Agent identified on Schedule A-1.
          “Agent’s Liens” means the Liens granted by Parent or any Borrower or its Subsidiaries to Agent under the Loan Documents.
          “Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.
          “Agreement Currency” has the meaning specified therefor in Section 17.15 of the Agreement.
          “Applicable Borrower” means (a) with respect to any US Advance, US Letter of Credit or other US Obligation owing hereunder or any matter pertaining to such US Advance, US Letter of Credit or other US Obligation, the US Borrowers and (b) with respect to any UK Advance, UK Letter of Credit or other UK Obligation owing hereunder or any matter pertaining to such UK Advance, UK Letter of Credit or other UK Obligation, the UK Borrowers. Notwithstanding anything to contrary contained in any Loan Document, the UK Loan Parties shall not be liable with respect to the US Obligations.
          “Applicable Designee” means any office, branch or Affiliate of a Lender designated thereby from time to time with the consent of Agent (which such consent shall not be unreasonably withheld) to fund (a) any Advances, Swing Loans or Letters of Credit to any UK Borrower and (b) any Advances or Swing Loans denominated in Euros and Sterling to any US Borrower. As of the Closing Date, the Applicable Designees of each Lender are set forth on Schedule C-1 (which schedule may be updated from time to time upon written notice by any Lender to Agent). For all purposes of this Agreement, any designation of an Applicable Designee by a Lender shall not affect such Lender’s rights and obligations with respect to its Revolver Commitment and the Loan Parties, the other Lenders and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, except as otherwise expressly provided in this Agreement.
          “Applicable Margin” means, as of any date of determination (with respect to any portion of the outstanding Advances or the Revolver Commitment of any Lender or any Letter of

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Credit Fee payable to the Lenders pursuant to Section 2.6(b)), the applicable margin set forth in the following table that corresponds to the most recent calculation of Average Quarterly Excess Availability delivered to Agent pursuant to Section 5.1 of the Agreement (the “Excess Availability Calculation”); provided, however, that (a) for the period from the Closing Date through the date that the Agent receives the Excess Availability Calculation in respect of the testing period ending June 30, 2011, the Applicable Margin shall be at “Level II” and (b) during any period that the Permitted Overadvance Amount is included in the Borrowing Base, the Applicable Margin at “Level III” shall not be available:

		Applicable
		Margin in	Applicable
		respect of	Margin in	Applicable Margin
	Average Quarterly	LIBOR Rate	respect of Base	in respect of
Level	Excess Availability	Loans	Rate Loans	Unused Line Fees
I	≤ $30,000,000	3.00%	2.00%	0.625%
II	≥$30,000,000 and ≤ $60,000,000	2.75%	1.75%	0.50%
III	> 60,000,000	2.50%	1.50%	0.375%
          Except as set forth in the foregoing proviso, the Applicable Margin shall be based upon the most recent Excess Availability Calculation, which will be calculated as of the end of each calendar quarter. Except as set forth in the foregoing proviso, the Applicable Margin shall be re-determined quarterly on the first day of the quarter following the date of delivery to Agent of the certified calculation of the Average Quarterly Excess Availability pursuant to Section 5.1 of the Agreement; provided, however, that if Borrowers fail to provide such certification when such certification is due, the Applicable Margin shall be set at “Level I” as of the first day of the quarter following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Applicable Margin shall be set at the margin based upon the calculations disclosed by such certification). In the event that the information regarding the Average Quarterly Excess Availability contained in any certificate delivered pursuant to Section 5.1 of the Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (a “Margin Period”) than the Applicable Margin actually applied for such Margin Period, then (i) Borrowers shall immediately deliver to Agent a correct certificate for such Margin Period, (ii) the Applicable Margin shall be determined as if the correct Applicable Margin (as set forth in the table above) were applicable for such Margin Period, and (iii) Borrowers shall immediately deliver to Agent full payment in respect of the accrued additional interest or fees as a result of such increased Applicable Margin for such Margin Period, which payment shall be promptly applied by Agent to the affected Obligations.
          “Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by

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Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) or Section 2.4(b)(iii), as applicable, of the Agreement.
          “Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.
          “Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.
          “Authorized Person” means any one of the individuals identified on Schedule A-2, as such schedule is updated from time to time by written notice from Administrative Borrower to Agent.
          “Availability” means, collectively, the UK Availability and the US Availability.
          “Average Quarterly Excess Availability” means for any calendar quarter, an amount equal to the sum of the actual amount of Excess Availability on each day during such calendar quarter, as determined by Agent, divided by the number of days in such calendar quarter.
          “Bank Product” means any one or more of the following financial products or accommodations extended to any Borrower by a Bank Product Provider: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), (f) Cash Management Services, or (g) transactions under Hedge Agreements.
          “Bank Product Agreements” means those agreements entered into from time to time by any Borrower with a Bank Product Provider in connection with the obtaining of any of the Bank Products.
          “Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).
          “Bank Product Obligations” means, collectively, the US Bank Product Obligations and the UK Bank Product Obligations.
          “Bank Product Provider” means Wells Fargo or any of its Affiliates (including WFCF).
          “Bank Product Reserve Amount” means, as of any date of determination, the Dollar amount of reserves that Agent has determined in its Permitted Discretion it is necessary or appropriate to establish (based upon the Bank Product Providers’ reasonable determination of their credit exposure to Borrowers in respect of the relevant Bank Product Obligations) in respect of Bank Products then provided or outstanding.

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          “Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.
          “Base Rate” means the greatest of (a) the Federal Funds Rate plus 1/2%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis), plus 1 percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.
          “Base Rate Loan” means each portion of the US Advances that bears interest at a rate determined by reference to the Base Rate. All Base Rate Loans shall be denominated in Dollars.
          “Board of Directors” means the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).
          “Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to the Agreement.
          “Borrowing” means, collectively, the UK Borrowings and the US Borrowings.
          “Borrowing Base” means, collectively, the US Borrowing Base and the UK Borrowing Base.
          “Borrowing Base Certificate” means, collectively, (a) in the case of the US Borrowing Base, a certificate in the form of Exhibit B-1, and (b) in the case of the UK Borrowing Base, a certificate in the form of Exhibit B-2.
          “Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of Illinois, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan or any UK Advance, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar, Euro or Sterling deposits in the London interbank market.
          “Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.
          “Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.
          “Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

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          “Cash Collateralize” or “Cash Collateralization” means providing cash collateral (pursuant to documentation satisfactory to Agent in its Permitted Discretion, including provisions that specify that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of the Issuing Lender and those Lenders with a Revolver Commitment in an amount equal to (a) 102.5% of the then existing Letter of Credit Usage with respect to any Letters of Credit denominated in Dollars and (b) 107.5% of the then existing Letter of Credit Usage with respect to any Letters of Credit denominated in Euros or Sterling.
          “Cash Dominion Event” means (a) an Event of Default shall have occurred and be continuing, or (b) Excess Availability is less than 17.5% of the lesser of the Maximum Revolver Amount and the Borrowing Base; provided, that, if solely as a result of a disposition of assets permitted by Section 6.4 (and without giving effect to the application of the proceeds of such disposition) a Cash Dominion Event would occur, so long as such disposition of assets is being consummated substantially contemporaneously (and in any event on the same day) with the prepayment of Indebtedness and, after giving effect to such disposition and the prepayment of such Indebtedness with the proceeds of such disposition, no Cash Dominion Event is in effect, then, no Cash Dominion Event shall be deemed to have arisen.
          “Cash Dominion Period” means, the period during which the Agent is permitted to exercise its rights with respect to any Cash Management Accounts and require the transfer of all amounts held in any Cash Management Accounts to an applicable Dominion Account in accordance with and subject to Section 2.15(b), which period shall terminate in accordance with Section 2.15(f).
          “Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by (i) any state of the United States or any political subdivision of any such state or any public instrumentality thereof or (ii) any member of the EMU, or any agency thereof and backed by the full faith and credit of such member of the EMU, in each case, maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 1 year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the Laws of (i) the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank or (ii) any member of the EMU, in each case, having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000 (or the foreign currency equivalent thereof), (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above or (ii) any other bank organized under the Laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than

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$250,000,000 (or the foreign currency equivalent thereof), having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a), (b) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above, (i) Dollars, Euros, Sterling and other local currencies which are held and used by any Foreign Subsidiary from time to time in the ordinary course of its business and consistent with past practice, and (j) in the case of any Foreign Subsidiary, investments denominated in the currency of the jurisdiction in which such Foreign Subsidiary is organized or has its principal place of business which otherwise meet the requirements set forth in clauses (c), (d) and (f).
          “Cash Management Account” has the meaning specified therefor in Section 2.15(a)(ii) of the Agreement.
          “Cash Management Bank” has the meaning specified therefore in Section 2.15(a)(ii) of the Agreement.
          “Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.
          “CFC” means a controlled foreign corporation (as that term is defined in IRC Section 957(a)).
          “Change of Control” means that (a) Permitted Holders fail to own and control, directly or indirectly, 51% of the Stock of Parent having the right to vote for the election of members of the Board of Directors, (b) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors, (c) a majority of the members of the Board of Directors do not constitute Continuing Directors, (d) Parent fails to own and control, directly or indirectly, 100% of the Stock of each other Loan Party, or (e) there shall have occurred under (i) the Existing Notes, or (ii) any other indenture or other instruments evidencing Indebtedness in excess of 5,000,000, in either case, any “change of control” or similar provision (as set forth in the applicable Existing Notes or other indenture, agreement or other evidence of such Indebtedness) obligating Parent or any Subsidiary thereof, as applicable, to repurchase, redeem or repay all or any part of the Indebtedness provided for therein.
          “Closing Date” means the date of the making of the initial Advance (or other extension of credit) under the Agreement.

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          “Code” means the New York Uniform Commercial Code, as in effect from time to time.
          “Collateral” means, collectively, the US Collateral and the Foreign Collateral (in each case, other than Excluded Property).
          “Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Parent’s or its Subsidiaries’ books and records, Equipment, or Inventory, in each case, substantially in the form of Exhibit D hereto or such other form as reasonably acceptable to the Agent in its Permitted Discretion.
          “Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds).
          “Company” has the meaning specified therefore in the preamble to this Agreement.
          “Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Parent to Agent.
          “Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.
          “Consolidated Net Income” means, with respect to any fiscal period of the Consolidated Parties, such Consolidated Parties’ consolidated net earnings (or loss) for such period, determined in accordance with GAAP; provided, that, without duplication, the sum of the following amounts for such period to the extent included in determining such Consolidated Parties’ Consolidated Net Income for such period will be excluded:
          (a) any unusual or non recurring gains;
          (b) any net after-tax extraordinary gains or losses (including, without limitation, severance, relocation, transition and other restructuring costs);
          (c) the cumulative non-cash effect of a change in accounting principles and the effect of any changes in accounting principles that require existing operating leases of the Parent and its Subsidiaries to be treated as Capital Leases in accordance with GAAP;
          (d) any non-cash impact attributable to the application of the purchase method of accounting in accordance with GAAP in connection with any Permitted Acquisitions after the Closing Date (including, without limitation, the mark up of inventory to fair value and the total amount of depreciation and amortization, cost of sales and other non-cash expense resulting from the write-up of assets for such period on a consolidated basis in accordance with GAAP to the extent such non-cash expense results from such purchase accounting adjustments);

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          (e) any non-cash compensation charge, including any such charge arising from the grant of or issuance of any stock, stock options or other equity based awards;
          (f) any unrealized exchange, translation or performance gains or losses relating to any hedging transactions or foreign currency fluctuations;
          (g) any impairment charge or asset write-off (including with respect to any Intellectual Property) pursuant to Financial Accounting Standards Board Statements Nos. 142 and No. 144 and the amortization of intangibles arising pursuant to Financial Accounting Standards Board No. 141;
          (h) non-recurring charges related to actual and proposed acquisitions, equity offerings, issuances and retirements of debt and divestures of assets, whether or not any such acquisition, equity offering, issuance or retirement or divesture is actually consummated during such period; and
          (i) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue consistent with past practice.
          “Consolidated Parties” means the Parent and its Subsidiaries, on a consolidated basis.
          “Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by either the Permitted Holders or a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.
          “Control Agreement” means a control agreement or (in respect of a UK Loan Party) an alternative control arrangement, in form and substance reasonably satisfactory to Agent, executed and delivered by Parent or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).
          “Control Investment Affiliates” means as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
          “Copyright Security Agreement” has the meaning specified therefor in the US Security Agreement.

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          “CTA” means the United Kingdom Corporation Tax Act 2009.
          “Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.
          “Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
          “Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement on the date that it is required to do so under the Agreement (including the failure to make available to Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified any Borrower, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within 1 Business Day after written request by Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement on the date that it is required to do so under the Agreement, unless the subject of a good faith dispute, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or Insolvency Proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or Insolvency Proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
          “Defaulting Lender Rate” means (a) with respect to any obligation denominated in Dollars, (i) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (ii) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Applicable Margin for Base Rate Loans applicable thereto) and (b) with respect to any obligation denominated in Euros or Sterling, the greater of (i) a rate equal to Agent’s aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by Agent as a result of the failure to deliver funds hereunder) of carrying such amount and (ii) a rate reasonably determined by Agent in accordance with banking industry rules on interbank compensation.
          “Deposit Account” means any deposit account (as that term is defined in the Code).
          “Designated Account” means, collectively, the US Designated Account and the UK Designated Account.

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          “Designated Account Bank” has the meaning specified therefor in Schedule D-1 with respect to each Designated Account.
          “Dollar Equivalent” means, at any time (a) with respect to any specified amount denominated in Dollars, such amount, and (b) with respect to any specified amount denominated in Euros, Sterling or any other lawful currency of any jurisdiction of a UK Loan Party or a Pledgor, the equivalent amount thereof in Dollars which would result from the conversion of such specified amount in such other relevant currency as determined by Agent, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or such other date prescribed in this Agreement) for the purchase of Dollars with Euros, Sterling or such other relevant currency, as applicable.
          “Dollars” or “$” means United States dollars.
          “EBITDA” means, with respect to any fiscal period of the Consolidated Parties,
          (a) such Consolidated Parties’ Consolidated Net Income for such period, plus
          (b) without duplication, the sum of the following amounts for such period to the extent deducted in determining such Consolidated Parties Consolidated Net Income for such period:
               (i) any unusual or non- recurring charges that do not exceed, in the aggregate, 5% of EBITDA for such period (as determined prior to giving effect to any amount added to Consolidated Net Income in calculating EBITDA for such period pursuant to this clause (i)); provided, that with respect to each unusual or non-recurring charge, the Parent shall have delivered to Agent and officer’s certificate specifying and quantifying such charge and stating that such charge is an unusual and non-recurring charge of the type referred to in this clause (i);
               (ii) Interest Expense;
               (iii) tax expense based on income, profits or capital, including federal, foreign, state, franchise and similar taxes (and for the avoidance of doubt, specifically excluding any sales taxes or any other taxes held in trust for a Governmental Authority);
               (iv) depreciation and amortization (including in any such deduction amortization of intangibles, but excluding from any such deduction amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding from any such deduction any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period);
               (v) any fees, costs and expenses in an aggregate amount not to exceed $2,000,000 incurred by the Consolidated Parties in connection with entering into this Agreement and the other Loan Documents and paid within 90 days following the Closing Date;
               (vi) the amount of management, consulting, monitoring, transaction and advisory fees and related expenses paid to the Equity Sponsors and their Affiliates (or any

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accruals related to such fees and related expenses) during such period in accordance with the Management Agreement; and
               (vii) the amount of any restructuring charge or reserve (including, without limitation, retention, severance, excess pension costs, contract termination costs and costs to consolidate facilities and relocate employees) in an aggregate amount not to exceed (except with respect to restructuring charges or reserves related to business closures and divestitures) $3,000,000 in any fiscal year of the Parent, in each case, of the Consolidated Parties determined in accordance with GAAP.
For the purposes of calculating EBITDA and Fixed Charges for any Reference Period (a) if at any time during such Reference Period (and after the Closing Date), the Consolidated Parties shall have made a Permitted Acquisition or an investment, divestiture, incurrence or prepayment of Indebtedness, in each case, permitted by this Agreement, or a casualty or condemnation event shall have occurred, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as though such transaction or event occurred on the first day of such Reference Period, (including pro forma adjustments arising out of such transaction or event, in each case that would be (A) includable in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or (B) not includable in pro forma financial statements prepared in accordance with Regulation S-X, so long as, substantially all of the steps necessary for the realization thereof have been taken and such pro forma adjustments are estimated on a good faith basis by the Borrower as set forth in a certificate of an Chief Financial Officer of the Borrower) and (b) and EBITDA for the fiscal month ended February 28, 2010, shall be deemed to be $4,383,000, (c) EBITDA for the fiscal month ended March 31, 2010, shall be deemed to be $8,064,000, (d) EBITDA for the fiscal month ended April 30, 2010, shall be deemed to be $6,298,000 (e) EBITDA for the fiscal month ended May 31, 2010, shall be deemed to be $6,175,000, (f) EBITDA for the fiscal month ended June 30, 2010, shall be deemed to be $6,929,000 (g) EBITDA for the fiscal month ended July 31, 2010, shall be deemed to be $7,018,000, (h) EBITDA for the fiscal month ended August 31, 2010, shall be deemed to be $5,577,000, (i) EBITDA for the fiscal month ended September 30, 2010, shall be deemed to be $7,645,000, (j) EBITDA for the fiscal month ended October 31, 2010, shall be deemed to be $7,161,000, (k) EBITDA for the fiscal month ended November 30, 2010, shall be deemed to be $7,624,000, (l) EBITDA for the fiscal month ended December 31, 2010, shall be deemed to be $4,083,000, and (m) EBITDA for the fiscal month ended January 31, 2011, shall be deemed to be $5,480,000.
          “Eligible Accounts” means, collectively, the Eligible UK Accounts and the Eligible US Accounts.
          “Eligible Inventory” means, collectively, the Eligible UK Inventory and the Eligible US Inventory.
          “Eligible UK Accounts” means those Accounts created by any UK Borrower in the ordinary course of its business, that arise out of its sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the

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excluding criteria set forth below; provided, however, that, subject to Section 2.1(d), such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit performed by Agent from time to time after the Closing Date. In determining the amount to be included, Eligible UK Accounts shall be calculated net of customer deposits and unapplied cash. Eligible UK Accounts shall not include the following:
          (a) Accounts that the Account Debtor has failed to pay within 120 days of original invoice date or Accounts that are more than 60 days past due;
          (b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above or clause (a) of the definition of Eligible US Accounts;
          (c) Accounts with respect to which the Account Debtor is an Affiliate of any Loan Party or an employee or agent of any Loan Party or any Affiliate of any Loan Party;
          (d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional;
          (e) Accounts that are not payable in Dollars, Euros or Sterling;
          (f) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or its registered office in the United Kingdom or other member State of the European Union, or (ii) is not organized or incorporated under the Laws of the United Kingdom or other member State of the European Union, the United States or any county, province, state or territory thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, jurisdiction, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (x) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent in its Permitted Discretion (as to form, substance, and issuer or confirming bank) that has been delivered to Agent and is directly drawable by Agent , or (y) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent in its Permitted Discretion;
          (g) Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which UK Borrowers have complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC § 3727), or (ii) any state of the United States (exclusive, however, of (A) Accounts owed by any state that does not have a statutory counterpart to the Assignment of Claims Act or (B) Accounts owed by any state that does have a statutory counterpart to the Assignment of Claims Act as to which UK Borrowers have complied to Agent’s satisfaction in its Permitted Discretion);
          (h) Accounts with respect to which the Account Debtor is (i) a creditor of any Loan Party, (ii) has or has asserted a right of setoff, or (iii) has disputed its obligation to pay all or any portion of the Account or the Account is contingent in any respect, in each case, to the

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extent of such claim, right of setoff, dispute or contingency or for any reason (the amount of each such offset includes, but is not limited to, tolling liability, which is represented by the value of materials that are owned by any Account Debtor but that are in the possession of UK Borrower for the purpose of being tolled into finished goods for an Account Debtor);
          (i) Accounts with respect to an Account Debtor whose total obligations owing to Borrowers exceed 15% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of the aggregate amount of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit;
          (j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which a UK Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor;
          (k) Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition;
          (l) Accounts with respect to which the Account Debtor is located in a jurisdiction that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the applicable UK Borrower has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent that the applicable UK Borrower may qualify subsequently as a foreign entity authorized to transact business in such jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by Agent to be significant in amount, and such later qualification cures any access to such courts to enforce payment of such Account;
          (m) Accounts that are not subject to a valid and perfected first priority Agent’s Lien;
          (n) Accounts for which the assignment thereof are restricted or prohibited by the terms of such Account or by Law except to the extent such restriction or prohibition does not prevent the collection thereof by the applicable UK Borrower or affect or impair the validity or perfection of the Agent’s Liens therein;
          (o) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor or (iii) the Account does not otherwise represent a final sale;
          (p) Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity;

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          (q) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by UK Borrowers of the subject contract for goods or services; or
          (r) Accounts acquired in connection with a Permitted Acquisition, until the completion of an audit of such Accounts, satisfactory to Agent in its Permitted Discretion (which audit may be conducted prior to the closing of such Permitted Acquisition).
          “Eligible UK In-Transit Inventory” means those items of Inventory that would otherwise qualify as Eligible UK Landed Inventory except that they are not in a location set forth on Part A of Schedule E-1 (as such Schedule may be amended or updated from time to time in accordance with Section 5.15) or in transit among such locations or they are the subject of a bill of lading or other document of title, but as to which (a) such Inventory currently is in transit from a location within the United Kingdom to a location set forth on Part A of Schedule E-1 (as such Schedule may be amended or updated from time to time in accordance with Section 5.15), (b) title to such Inventory has passed to a UK Borrower, (c) such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to Agent in its Permitted Discretion, and (d) such Inventory either (1) is the subject of a negotiable bill of lading (x) that is consigned to Agent (either directly or by means of endorsements), (y) that was issued by the carrier respecting the subject Inventory, and (z) that is in the possession of Agent, or (2) is the subject of a negotiable cargo receipt and is not the subject of a bill of lading (other than a negotiable bill of lading consigned to, and in the possession of, a consolidator or Agent, or their respective agents) and such negotiable cargo receipt (x) is consigned to Agent (either directly or by means of endorsements), (y) was issued by a consolidator respecting the subject Inventory, and (z) is in the possession of Agent.
          “Eligible UK Inventory” means, collectively, Eligible UK Landed Inventory and Eligible UK In-Transit Inventory.
          “Eligible UK Landed Inventory” means Inventory of UK Borrowers consisting of work-in-process comprising rolls of film (to the extent that such category of Inventory has been the subject of an appraisal that is satisfactory to the Agent in its Permitted Discretion) and of raw materials comprising resin pellets and additives and finished goods held for sale in the ordinary course of UK Borrowers’ business, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that, subject to Section 2.1(d), such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit or appraisal performed by Agent from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with UK Borrowers’ historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:
          (a) a UK Borrower does not have good, valid, and marketable title thereto,
          (b) a UK Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of UK Borrowers);

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          (c) it is not located at one of the locations in the United Kingdom set forth on Part A of Schedule E-1 (as such schedule may be amended or updated from time to time in accordance with Section 5.15) (or in-transit from one such location to another such location),
          (d) it is located on real property leased by UK Borrower or in a contract warehouse, in each case, unless (i) a Rent Reserve has been established with respect thereto or (ii) it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and unless it is otherwise separately identifiable from goods of others, if any, stored on the premises;
          (e) it is the subject of a bill of lading or other document of title;
          (f) it is not subject to a valid and perfected first priority Agent’s Lien,
          (g) it consists of goods returned or rejected by a UK Borrower’s customers,
          (h) it consists of goods that are obsolete or slow moving (with Inventory that has not been sold after a period of more than 12 months being deemed to be slow moving for this purpose), work-in-process (other than work-in-process comprising rolls of film (to the extent that such category of Inventory has been the subject of an appraisal that is satisfactory to the Agent in its Permitted Discretion and otherwise constitutes Eligible Inventory)), raw materials (other than resin pellets and additives), or goods that constitute spare parts, packaging and shipping materials (other than the finished goods made by the UK Borrowers), supplies used or consumed in a UK Borrower’s business, bill and hold goods, defective goods or Inventory acquired on consignment;
          (i) it is subject to third party trademark, licensing or other proprietary rights, unless Agent is satisfied that such Inventory can be freely sold by Agent on and after the occurrence of an Event of a Default despite such third party rights; or
          (j) it was acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination of such Inventory, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).
          “Eligible US Accounts” means those Accounts created by any US Borrower in the ordinary course of its business, that arise out of its sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that, subject to Section 2.1(d), such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit performed by Agent from time to time after the Closing Date. In determining the amount to be included, Eligible US Accounts shall be calculated net of customer deposits and unapplied cash. Eligible US Accounts shall not include the following:
          (a) Accounts that the Account Debtor has failed to pay within 90 days of original invoice date or Accounts that are more than 60 days past due;

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          (b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above or clause (a) of the definition of Eligible UK Accounts;
          (c) Accounts with respect to which the Account Debtor is an Affiliate of any Loan Party or an employee or agent of any Loan Party or any Affiliate of any Loan Party;
          (d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional;
          (e) Accounts that are not payable in Dollars;
          (f) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the Laws of the United States or any state or territory thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (x) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (y) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent;
          (g) Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which US Borrowers have complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC § 3727), or (ii) any state of the United States (exclusive, however, of (A) Accounts owed by any state that does not have a statutory counterpart to the Assignment of Claims Act or (B) Accounts owed by any state that does have a statutory counterpart to the Assignment of Claims Act as to which the US Borrowers have complied to Agent’s satisfaction);
          (h) Accounts with respect to which the Account Debtor is (i) a creditor of any Loan Party, (ii) has or has asserted a right of setoff, or (iii) has disputed its obligation to pay all or any portion of the Account or the Account is contingent in any respect, in each case, to the extent of such claim, right of setoff, dispute or contingency;
          (i) Accounts with respect to an Account Debtor whose total obligations owing to Borrowers exceed 15% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of the aggregate amount of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit;

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          (j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which a US Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor;
          (k) Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition;
          (l) Accounts, with respect to which the Account Debtor is located in a state or jurisdiction (e.g., New Jersey, Minnesota, and West Virginia) that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the applicable U.S. Borrower has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent that the applicable U.S. Loan Party may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by Agent to be significant in amount, and such later qualification cures any access to such courts to enforce payment of such Account;
          (m) Accounts that are not subject to a valid and perfected first priority Agent’s Lien;
          (n) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor or (iii) the Account does not otherwise represent a final sale;
          (o) Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity;
          (p) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by US Borrowers of the subject contract for goods or services; or
          (q) Accounts acquired in connection with a Permitted Acquisition, until the completion of an audit of such Accounts, satisfactory to Agent in its Permitted Discretion (which audit may be conducted prior to the closing of such Permitted Acquisition).
          “Eligible US In-Transit Inventory” means those items of Inventory that would otherwise qualify as Eligible US Landed Inventory except that they are not in a location set forth on Part B of Schedule E-1 (as such schedule may be amended or updated from time to time in accordance with Section 5.15) or in transit among such locations or they are the subject of a bill of lading or other document of title, but as to which (a) such Inventory currently is in transit from a location within the continental United States to a location set forth on Part B of Schedule E-1 (as such schedule may be amended or updated from time to time in accordance with Section 5.15) that is the subject of a Collateral Access Agreement, (b) title to such Inventory has passed to a US Borrower, (c) such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to Agent in its Permitted Discretion, and (d) such Inventory either

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(1) is the subject of a negotiable bill of lading (x) that is consigned to Agent (either directly or by means of endorsements), (y) that was issued by the carrier respecting the subject Inventory, and (z) that is in the possession of Agent, or (2) is the subject of a negotiable cargo receipt and is not the subject of a bill of lading (other than a negotiable bill of lading consigned to, and in the possession of, a consolidator or Agent, or their respective agents) and such negotiable cargo receipt (x) is consigned to Agent (either directly or by means of endorsements), (y) was issued by a consolidator respecting the subject Inventory, and (z) is in the possession of Agent.
          “Eligible US Inventory” means, collectively, Eligible US Landed Inventory and Eligible US In-Transit Inventory.
          “Eligible US Landed Inventory” means Inventory of US Borrowers consisting of certain work-in-process comprising rolls of film and foils, paper and fabric, certain raw materials comprising resin pellets, paper and reclaimed resins and finished goods held for sale in the ordinary course of US Borrowers’ business, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that, subject to Section 2.1(d), such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit or appraisal performed by Agent from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with US Borrowers’ historical accounting practices. An item of Inventory shall not be included in Eligible US Landed Inventory if:
          (a) a US Borrower does not have good, valid, and marketable title thereto,
          (b) a US Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of US Borrowers);
          (c) it is not located at one of the locations in the continental United States set forth on Part B of Schedule E-1 (as such schedule may be amended or updated from time to time in accordance with Section 5.15) (or in-transit from one such location to another such location),
          (d) it is located on real property leased by US Borrower or in a contract warehouse, in each case, unless (i) a Rent Reserve has been established with respect thereto or (ii) it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and unless it is otherwise separately identifiable from goods of others, if any, stored on the premises;
          (e) it is the subject of a bill of lading or other document of title;
          (f) it is not subject to a valid and perfected first priority Agent’s Lien,
          (g) it consists of goods returned or rejected by a US Borrower’s customers,
          (h) it consists of goods that are obsolete or slow moving (with Inventory that has not been sold after a period of more than 12 months being deemed to be slow moving for this purpose), work-in-process (other than rolls of film and foils, paper and fabric), raw materials

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(other than resin pellets, paper and reclaimed resins) or goods that constitute spare parts, packaging and shipping materials (other than finished goods made by the US Borrowers), supplies used or consumed in a US Borrower’s business, bill and hold goods, defective goods or Inventory acquired on consignment;
          (i) it is subject to third party trademark, licensing or other proprietary rights, unless Agent is satisfied that such Inventory can be freely sold by Agent on and after the occurrence of an Event of a Default despite such third party rights; or
          (j) it was acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination of such Inventory, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).
          “EMU” means the economic and monetary union in accordance with the Treaty of Roma 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.
          “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
          “Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party alleging (i) violations of Environmental Laws by any Loan Party or any Subsidiary of a Loan Party or (ii) releases of Hazardous Materials (a) at, onto, under, or from any assets, properties, or businesses of any Loan Party, any Subsidiary of a Loan Party, or any of its their predecessors in interest, (b) from adjoining properties or businesses if such release impacts, or which could be reasonably expected to impact, any assets, properties or business of any Loan Party or any Subsidiary of a Loan Party, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of a Loan Party, or any of its their predecessors in interest.
          “Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.
          “Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

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          “Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.
          “Equipment” means equipment (as that term is defined in the Code).
          “Equity Contribution” has the meaning specified therefor in Section 6.7(a)(i).
          “Equity Sponsor” means AEA Investors, L.P.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.
          “ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or any of its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or any of its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Parent or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Parent or any of its Subsidiaries and whose employees are aggregated with the employees of Parent or any of its Subsidiaries under IRC Section 414(o).
          “Euro” or “€” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
          “Euro Advances” has the meaning specified therefor in Section 2.16(a) of the Agreement.
          “Euro Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in Euros as determined by Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or such other date prescribed in this Agreement) for the purchase of Euros with Dollars.
          “Euro Extensions” has the meaning set forth therefor in Section 2.16(a) of the Agreement.
          “Euro Letters of Credit” has the meaning set forth therefor in Section 2.16(a) of the Agreement.
          “Event of Default” has the meaning specified therefor in Section 8 of the Agreement.
          “Excess Availability” means, as of any date of determination, an aggregate amount equal to the sum of UK Excess Availability and US Excess Availability.
          “Excess Availability Calculation” has the meaning specified therefor in the definition of Applicable Margin.

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          “Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.
          “Excluded Property” means:
          (a) leased Real Property;
          (b) Real Property with a fair market value of less than $2,500,000 or existing in certain jurisdictions to be agreed to by the Agent in its Permitted Discretion
          (c) motor vehicles subject to certificates of title in accordance with applicable law;
          (d) any Equipment which is, or at the time of a Loan Party’s acquisition thereof shall be, subject to a purchase money mortgage or other purchase money lien or security interest (including such interest giving rise to Capitalized Lease Obligations) permitted under clause (f) of the definition of the term Permitted Liens hereof if: (i) the valid grant of a security interest or Lien to the Agent in such item of Equipment is prohibited by the terms of the agreement between such Loan Party and the holder of such purchase money mortgage or other purchase money lien or security interest or under applicable Law and such prohibition has not been or is not waived, or the consent of the holder of the purchase money mortgage or other purchase money lien or security interest has not been or is not otherwise obtained, or under applicable law such prohibition cannot be waived and (ii) the purchase money mortgage or other purchase money lien or security interest on such item of Equipment is or shall become valid and perfected;
          (e) commercial tort claims with a value of less than $5,000,000;
          (f) with respect to the US Collateral, assets expressly excluded by the last paragraph of Section 2 of the US Security Agreement; and
          (g) with respect to the Foreign Collateral, assets expressly excluded from the scope of the security interest granted pursuant to the terms of any such Foreign Security Document pursuant to the terms of a provision substantially similar to the last paragraph of Section 2 of the US Security Agreement or Section 3.13 of the Debenture, dated as of the date hereof, between the chargors named therein and the Agent and governed by the laws of England and Wales.
          “Excluded Subsidiary” means any now existing or hereafter acquired Subsidiary of a Loan Party, if (i) such Subsidiary is identified as an “Excluded Subsidiary” as of the Closing Date on Schedule 4.1(c), (ii) (A) such Subsidiary is organized under the applicable Laws of any jurisdiction other than the United States, Germany or the United Kingdom and (B) the book value of such Subsidiary’s total assets, when taken together with the aggregate book value of the total assets of all other Subsidiaries excluded pursuant to clause (ii) of this definition, as of any date of determination, does not exceed in the aggregate $1,000,000, including the book value of the assets of any Subsidiary identified as an Excluded Subsidiary as of the Closing Date on Schedule 4.1(c) or (iii) such Subsidiary is not wholly-owned by a Loan Party, and the Loan Parties own in aggregate less than 80% of the voting stock of such Subsidiary; provided that,

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notwithstanding the foregoing, no Subsidiary that guarantees or provides collateral or other credit support with respect to the Existing Notes or the New Secured Refinancing Notes or any Refinancing Indebtedness related thereto shall be deemed to be an Excluded Subsidiary at any time that any such guarantee, collateral or other credit support is in effect.
          “Existing Credit Agreement” means that certain Credit Agreement, dated as of October 12, 2005 by and among the Company, Parent, certain US Subsidiaries, the lenders party thereto, and Credit Suisse, as Collateral Agent and as Administrative Agent.
          “Existing Credit Facility” means those certain facilities under the Existing Credit Agreement.
          “Existing Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of October 12, 2005, among Credit Suisse, as Intercreditor Agent, the Bank of New York, as trustee under the Existing Senior Secured Notes Indenture, certain Loan Parties, and, as of the Closing Date, the Agent, as Intercreditor Agent and Senior Priority Agent (and as successor to Credit Suisse).
          “Existing Notes” means, collectively, the Existing Senior Secured Notes and the Existing Senior Subordinated Notes.
          “Existing Senior Secured Notes” means the Second Priority Senior Secured Floating Rate Notes due 2013, issued under the Existing Senior Secured Notes Indenture as in effect on the Closing Date.
          “Existing Senior Secured Notes Indenture” means the Indenture, dated October 12, 2005, between the Company, Parent, the subsidiary guarantors party thereto, The Bank of New York, as trustee, registrar and paying agent and RSM Robson Rhodes LLP, as Irish paying agent as in effect on the Closing Date.
          “Existing Senior Subordinated Notes” means 12 3/8% Senior Subordinated Notes due 2013, issued under the Existing Senior Subordinated Notes Indenture as in effect on the Closing Date.
          “Existing Senior Subordinated Notes Indenture” means the Indenture, dated October 12, 2005, between the Company, Parent, the subsidiary guarantors party thereto and The Bank of New York, as trustee as in effect on the Closing Date.
          “Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.
          “FATCA” means Sections 1471 through 1474 of the IRC as of the date of this Agreement, or any amended version that is substantively comparable, and any current or future regulations or official interpretations thereof.

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          “FCCR Trigger Event” has the meaning specified therefor in Section 7(a) of the Agreement.
          “FCCR Trigger Period” means each period commencing upon the occurrence of any FCCR Trigger Event, and continuing until the date that Excess Availability shall have been equal to or greater than an amount equal to 15% of the lesser of the Maximum Revolver Amount and the Borrowing Base for three consecutive calendar months.
          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.
          “Fee Letter” means that certain fee letter, dated as of even date with the Agreement, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent.
          “Fixed Charges” means, with respect to any fiscal period and with respect to the Consolidated Parties, determined in accordance with GAAP, the sum, without duplication, of (a) Interest Expense accrued (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, (b) principal payments in respect of Indebtedness that are required to be paid during such period and (c) all federal, state, and local income taxes accrued during such period.
          “Fixed Charge Coverage Ratio” means, with respect to the Consolidated Parties, for any Reference Period, the ratio of (a) EBITDA for such period minus Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to the extent not financed by Indebtedness permitted hereunder for such purpose or by equity contribution, to (b) Fixed Charges for such period.
          “Floating Rate” means (a) with respect to US Advances and US Letters of Credit denominated in Dollars, the rate applicable from time to time with respect to US Advances that are Base Rate Loans and (b) with respect to UK Advances and UK Letters of Credit denominated in Dollars, the LIBOR Reference Rate plus the Applicable Margin for LIBOR Rate Loans applicable from time to time, plus any Mandatory Costs and (c) with respect to Advances and Letters of Credit denominated in Euros and Sterling, the London Market Index Rate plus the Applicable Margin for LIBOR Rate Loans applicable from time to time, plus any Mandatory Costs.
          “Foreign ABL Collateral” means Collateral of the UK Loan Parties consisting of all (i) Accounts, Chattel Paper and Payment Intangibles other than Accounts, Chattel Paper and Payment Intangibles which identify clearly identifiable proceeds of Foreign Collateral other than Foreign ABL Collateral; (ii) (A) Deposit Accounts, Commodities Accounts and Money and all cash, checks, other Negotiable Instruments, funds and other evidences of payments held therein

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and (B) Securities Accounts, Security Entitlements and Securities, and, in each case, all cash, checks and other property held therein or credited thereto; provided, that the foregoing shall exclude identifiable proceeds of Foreign Collateral other than Foreign ABL Collateral; (iii) general intangibles (other than Intellectual Property), Documents, Instruments (including promissory notes), Commercial Tort Claims, and all contingent rights with respect to warranties on inventory or accounts which are not yet Payment Intangibles relating to, evidencing or governing any of the items referred to in the foregoing clauses (i) and (ii) and clause (iv), (v) and (vi) below; (iv) all Books and Records relating to the items referred to in the preceding clauses (i) through (iii) and clauses (v) and (vi) below (including all books, databases, customer lists, and Records, whether tangible or electronic, which contain any information relating to any of the items referred to in the preceding clauses (i) through (iii) and clauses (v) and (vi) below and related Letters of Credit, commercial tort claims or other claims and causes of action, in each case, to the extent related primarily to any of the foregoing and clauses (v) and (vi) below; (v) all Inventory; (vi) all rights with respect to business interruption insurance proceeds, and (vii) Supporting Obligations and Letter of Credit Rights relating to the items referred to in the preceding clauses (i) through (vi) and all cash, money, insurance proceeds, instruments, securities, financial assets and deposit accounts received as proceeds of any of the foregoing and substitutions, replacements, accessions, products and proceeds (including, without limitation, insurance proceeds, licenses, royalties, income, payments, claims, damages and proceeds of suit) of any or all of the foregoing. For the purposes of this definition, all capitalized terms in such definition but not otherwise defined in the Credit Agreement shall have the meaning specified therefor in the Code.
          “Foreign Cash Management Account” has the meaning specified therefor in Section 2.15(a)(ii) of the Agreement.
          “Foreign Cash Management Bank” has the meaning specified therefor in Section 2.15(a)(ii) of the Agreement.
          “Foreign Collateral” means all assets and interests in assets (other than Excluded Property) and proceeds thereof now owned or hereafter acquired by Parent or its Subsidiaries in or upon which a Lien is granted by such person in favor of Agent or the Lenders under any Foreign Security Document.
          “Foreign Dominion Account” has the meaning specified therefor in Section 2.15(b) of the Agreement.
          “Foreign Guarantors” means (a) each Foreign Subsidiary of the Company (other than an Excluded Subsidiary) existing on the Closing Date that executes a Foreign Guaranty, (b) the US Loan Parties, and (c) each other Person that becomes a Foreign Guarantor after the Closing Date pursuant to Sections 3.6 and 5.11(b) of the Agreement; provided, that notwithstanding that Pregis (Netherlands) Holding B.V. has not executed a Foreign Guaranty and any Foreign Security Documents, for 60 days following the Closing Date, Pregis (Netherlands) Holding B.V. shall be a Foreign Guarantor for the purposes of Sections 6.1, 6.4, 6.11 and 6.12 of this Agreement; provided, further that, if Pregis (Netherlands) Holding B.V. fails to execute a Foreign Guaranty and any Foreign Security Documents reasonably required by the Agent in accordance with Section 3.6 and Section 5.11 (b) within 60 days of the Closing

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Date, it shall become an Excluded Subsidiary and shall no longer be considered a Foreign Guarantor for any purposes of this Agreement.
          “Foreign Guaranty” means each general continuing guaranty of the UK Obligations, executed and delivered by the Foreign Guarantors in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, in form and substance satisfactory to Agent in its Permitted Discretion.
          “Foreign Joinder Agreement” means a joinder agreement substantially in the form of Exhibit J-2, as such joinder agreement may be amended, supplemented or otherwise modified with the consent of the Agent.
          “Foreign Lender” means any Lender or Participant that is not a “United States person” within the meaning of IRC Section 7701(a)(30).
          “Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by Parent or any one or more of its Subsidiaries primarily for the benefit of employees of Parent or any of its Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the IRC.
          “Foreign Security Documents” means the documents identified on Schedule 3.1A (as such schedule may be amended or supplemented by Agent to add additional Foreign Security Documents in connection with the execution of a Foreign Joinder Agreement pursuant to Section 5.11(b)) and such other mortgages, debentures, charges, pledges, security agreements, documents and instruments as may be required by Agent in its Permitted Discretion (based on advice of local counsel), with the intent being that the Lenders receive valid and enforceable perfected first-priority security interests (subject to Permitted Liens) in all or substantially all of the real property and personal property assets (including all tangible and intangible assets, including receivables (to the extent possible under local law), contract rights, securities, inventory (to the extent possible under local law), equipment, insurances, and material Intellectual Property owned by each UK Loan Party in which it is practicable (in accordance with and subject to requirements of local law and taking into account such cost and practicality considerations as may be agreed by Agent) to obtain such security interests (as determined by Agent in its Permitted Discretion, based on advice of local counsel) which security interests shall secure the UK Obligations or any guaranty thereof, each of which shall (a) be prepared by local counsel satisfactory to Agent in its Permitted Discretion and (b) be in form and substance reasonably satisfactory to Agent in its Permitted Discretion, each as amended, modified, restated and/or supplemented from time to time.
          “Foreign Subsidiary” means any Subsidiary that is not a US Subsidiary.
          “Funding Date” means the date on which a Borrowing occurs.
          “Funding Losses” has the meaning specified therefor in Section 2.12(b)(ii) of the Agreement.

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          “GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied; provided, however, that all calculations relative to liabilities shall be made without giving effect to Statement of Financial Accounting Standards No. 159.
          “Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.
          “Governmental Authority” means any foreign, federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
          “Guarantors” means, collectively, the US Guarantors and the Foreign Guarantors.
          “Guaranty” means, collectively, each US Guaranty and each Foreign Guaranty.
          “Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.
          “Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code and each such Hedge Agreement shall constitute a “Secured Hedge Agreement” as defined in and for all purposes of the Existing Intercreditor Agreement.
          “Hedge Obligations” means, collectively, the US Hedge Obligations and the UK Hedge Obligations.
          “Hedge Provider” means Wells Fargo or any of its Affiliates, and, in each case, each such Hedge Provider shall constitute a “Hedge Bank” as defined in and for all purposes of the Existing Intercreditor Agreement.
          “Holdout Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.
          “Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a

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lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Prohibited Preferred Stock of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation. Notwithstanding any provision to the contrary contained in any Loan Document, (i) all obligations that constitute Indebtedness within the meaning of this Agreement shall constitute “Indebtedness” as defined in and for all purposes of the Existing Intercreditor Agreement, and (ii) solely for the purposes of the Existing Intercreditor Agreement, the definition of Indebtedness hereunder shall include all Bank Product Obligations whenever the term Indebtedness is used in the Existing Intercreditor Agreement.
          “Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.
          “Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.
          “Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code, any Insolvency Regulation or under any other national, state, provincial or federal bankruptcy or insolvency law or any equivalent laws in any other jurisdictions, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief, and including, in the case of a UK Loan Party, any corporate action, legal proceedings or other procedure commenced or other step taken (including the making of an application, the presentation of a petition, the filing or service of a notice or the passing of a resolution) in relation to (a) such UK Loan Party being adjudicated or found insolvent, (b) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of such UK Loan Party other than a solvent liquidation or reorganization of such UK Loan Party, the terms of which have been previously approved in writing by Agent, (c) a composition, assignment or arrangement with any class of creditors of such UK Loan Party or (d) the appointment of a liquidator, supervisor, receiver, administrator, administrative receiver, compulsory manager, trustee or other similar officer in respect of such UK Loan Party or any of its assets.

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          “Insolvency Regulation” shall mean the Council Regulation (EC) No.1346/2000 29 May 2000 on Insolvency Proceedings.
          “Intellectual Property” means all trademarks, trademark applications, trade names, trade secrets, copyrights, patents, patent applications, licenses, service marks and other intellectual property.
          “Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of even date with the Agreement, executed and delivered by Parent, each Loan Party and Agent, the form and substance of which is reasonably satisfactory to Agent.
          “Intercreditor Arrangements” means (a) prior to the issuance of the New Secured Refinancing Notes, the arrangements set forth under the Existing Intercreditor Agreement and (b) upon the issuance of the New Secured Refinancing Notes, the intercreditor arrangements set forth in the New Secured Refinancing Notes Intercreditor Agreement.
          “Interest Expense” means, for any period, the aggregate of the interest expense of the Consolidated Parties for such period, determined in accordance with GAAP.
          “Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan (or an Advance bearing interest at the rate per annum equal to the Floating Rate) to a LIBOR Rate Loan) and ending 1, 2, or 3, or, to the extent that Agent is offering six-month LIBOR at the time of determination of such Interest Period, 6 months thereafter; provided, however, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3, or, to the extent that Agent is offering six-month LIBOR at the time of determination of such Interest Period, 6 months after the date on which the Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period which will end after the Maturity Date.
          “Inventory” means inventory (as that term is defined in the Code).
          “Inventory Reserves” means, collectively, the US Inventory Reserves and the UK Inventory Reserves.
          “Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business), or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any

29

other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.
          “IRC” means the Internal Revenue Code of 1986, as amended from time to time.
          “Issuing Lender” means Wells Fargo or any other Lender that, at the request of any Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit pursuant to Section 2.11 of the Agreement and the Issuing Lender, in such capacity, shall be deemed to be a Lender.
          “ITA” means the United Kingdom Income Tax Act 2007.
          “Judgment Currency” has the meaning specified therefor in Section 17.15.
          “Law” or “Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, by-laws, ordinances, decrees, codes and administrative or judicial or arbitral or administrative or ministerial or departmental or regulatory precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case, whether or not having the force of Law.
          “Lender” has the meaning set forth in the preamble to the Agreement, shall include the Issuing Lender and the Swing Lenders, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and “Lenders” means each of the Lenders or any one or more of them. Furthermore, with respect to (a) each provision of this Agreement relating to the funding or participation in any Advances or Letters of Credit denominated in Euros or Sterling or the repayment or the reimbursement thereof by a Borrower in connection therewith, (b) any rights of set-off, (c) any rights of indemnification or expense reimbursement and (d) reserves, capital adequacy or other provisions, each reference to a Lender shall be deemed to include such Lender’s Applicable Designee. Notwithstanding the designation by any Lender of an Applicable Designee, Borrowers and Agent shall deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; provided that each Applicable Designee shall be subject to the provisions obligating or restricting Lenders under this Agreement.
          “Lender Group” means each of the Lenders (including the Issuing Lender and the Swing Lenders) and Agent, or any one or more of them.
          “Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Parent or any of its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) reasonable out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Parent or any of its Subsidiaries under any of the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles),

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filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrowers (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (d) out-of-pocket charges paid or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (e) reasonable out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) reasonable out-of-pocket audit fees and expenses (including travel, meals, and lodging) of Agent related to any inspections, audits, field examinations or appraisals to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter, (g) reasonable out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with Parent or any of its Subsidiaries, (h) Agent’s reasonable costs and expenses (including reasonable attorneys fees) incurred in advising, structuring, drafting, reviewing, execution, delivery, administering (including travel, meals, and lodging), or syndicating, (i) reasonable out-of-pocket costs and expenses of Agent and each Lender incurred in amending the Loan Documents or in connection with waivers and consents with respect thereto, (j) Agent’s and each Lender’s reasonable costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Parent or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral; provided that attorneys for the Agent and the Lenders under this clauses (h) and (j) shall be limited to a single counsel to Agent and the Lenders and one additional local counsel for each relevant jurisdiction and (k) usage charges, charges, fees, costs and expenses for amendments, renewals, extensions, transfers, or drawings from time to time imposed by the Issuing Lender in respect of Letters of Credit and out-of-pocket charges, fees, costs and expenses paid or incurred by Issuing Lender in connection with the issuance, amendment, renewal, extension, or transfer of, or drawing under, any Letter of Credit or any demand for payment thereunder.
          “Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.
          “Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.
          “Letter of Credit” means a letter of credit (as that term is defined in the Code) issued by Issuing Lender.

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          “Letter of Credit Collateralization” means either (a) Cash Collateralizing the Letters of Credit, (b) delivering to Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Agent and the Issuing Lender, terminating all of such beneficiaries’ rights under the Letters of Credit, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to the amount necessary to Cash Collateralize the Letters of Credit.
          “Letter of Credit Disbursement” means a payment made by Issuing Lender pursuant to a Letter of Credit.
          “Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.
          “LIBOR Base Rate” means the rate per annum equal to the rate appearing on Bloomberg L.P.’s (the “Service”) Page BBAM1/(Official BBA Libor Fixings) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) at approximately 11:00 a.m. (London time), 2 Business Days prior to the commencement of the requested Interest Period, for deposits in Dollars, Euros or Sterling, for (a) a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested and (b) the currency requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan (or an Advance bearing interest at the rate per annum equal to the Floating Rate) to a LIBOR Rate Loan) by Borrowers in accordance with the Agreement, which determination by the Agent shall be conclusive in the absence of manifest error.
          “LIBOR Deadline” has the meaning specified therefor in Section 2.12(b)(i) of the Agreement.
          “LIBOR Notice” means a written notice in the form of Exhibit L-1.
          “LIBOR Option” has the meaning specified therefor in Section 2.12(a) of the Agreement.
          “LIBOR Rate” means the rate per annum rate determined by Agent pursuant to the following formula:

LIBOR Rate	=	LIBOR Base Rate

1.00-LIBOR Reserve Percentage
          “LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.
          “LIBOR Reference Rate” means, at any time during a calendar month, the rate per annum equal to the rate appearing on Bloomberg L.P.’s (the “Service”) Page BBAM1/(Official BBA Libor Fixings) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service), at approximately 11:00 a.m. (London time),

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on each Business Day of that calendar month, for deposits in Dollars, Euros or Sterling (for delivery on such Business Day), for (a) a term of one month and in an amount comparable to the amount of the Advance requested or the Obligations that is owing and (b) the currency requested by Borrowers in accordance with the Agreement, which determination by the Agent shall be conclusive in the absence of manifest error. If such rate is not available at such time for any reason, then “LIBOR Reference Rate” at any time during a calendar month shall be the rate per annum determined by Wells Fargo based upon various factors including Wells Fargo’s cost of funds and desired return, general economic conditions and other relevant factors.
          “LIBOR Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day applicable to member banks under regulations issued from time to time by the Federal Reserve Bank for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to LIBOR Rate Loans (currently referred to as “Eurocurrency liabilities”). The LIBOR Rate for each outstanding LIBOR Rate Loan shall be adjusted automatically as of the effective date of any change in the LIBOR Reserve Percentage.
          “Libor Market Index Rate” or “LIMR” means for any day, the rate for (one) month interbank offered rate for deposits in the applicable currency appears on the Telerate page 3750 (or any successor page) or such other Telerate screen on which rates for deposits in such currency are displayed at approximately 11:45am London Time.
          “Lien” means any mortgage, deed of trust, debenture, pledge, hypothecation, assignment, assignation, standard security, charge (whether fixed or floating), deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.
          “Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.
          “Loan Documents” means the Agreement, the Existing Intercreditor Agreement, the New Secured Refinancing Notes Intercreditor Agreement, each Borrowing Base Certificate, the Control Agreements, the Fee Letter, each Guaranty, the Intercompany Subordination Agreement, the Letters of Credit, each of the Security Documents, the Bank Product Agreements, any note or notes executed by any Borrower in connection with the Agreement and payable to any member of the Lender Group, any letter of credit application or letter of credit agreement entered into by any Borrower in connection with the issuance of a Letter of Credit by Issuing Lender, and any other instrument or agreement entered into, now or in the future, by Parent or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.
          “Loan Party” means any Borrower or any Guarantor; provided, that notwithstanding that Pregis (Netherlands) Holding B.V. has not executed a Foreign Guaranty

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and any Foreign Security Documents, for 60 days following the Closing Date, Pregis (Netherlands) Holding B.V. shall be a Loan Party for the purposes of Sections 6.1, 6.4, 6.11 and 6.12 of this Agreement; provided, further that, if Pregis (Netherlands) Holding B.V. fails to execute a Foreign Guaranty and any Foreign Security Documents reasonably required by the Agent in accordance with Section 3.6 and Section 5.11 (b) within 60 days of the Closing Date, it shall become an Excluded Subsidiary and shall no longer be considered a Loan Party for any purposes of this Agreement.
          “Management Agreement” means the Management Agreement, dated as of October 12, 2005, between Parent and the Equity Sponsor as in effect on the Closing Date.
          “Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 1.1A.
          “Margin Period” has the meaning specified therefor in the definition of Applicable Margin.
          “Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
          “Material Adverse Change” means (a) a material adverse change in the business, operations, results of operations, assets or financial condition of Parent and its Subsidiaries, taken as a whole, (b) a material impairment of Parent and its Subsidiaries’ ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of Parent or its Subsidiaries.
          “Material Contract” means, as of any date of determination, with respect to any Person, (a) each contract or agreement to which such Person or any of its Subsidiaries is a party involving annual payments to or by such Person or such Subsidiary of not less than 3% of the annual gross sales of the Parent and its Subsidiaries (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days notice without penalty or premium) for the fiscal year of the Parent ending immediately prior to the relevant date of determination, (b) the Existing Notes, the Existing Senior Secured Note Indenture, the Existing Senior Subordinated Note Indenture and any other material agreements governing the terms of the Existing Notes, (c) the Management Agreement, and (e) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Change.
          “Maturity Date” has the meaning specified therefor in Section 3.3 of the Agreement.
          “Maximum Revolver Amount” means as of any date of determination, an amount equal to $75,000,000, as such amount may be decreased from time to time by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of the Agreement or as such amount may be increased from time to time pursuant to Section 2.17.

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          “Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.
          “Mortgage Policy” has the meaning specified therefor in Schedule 3.6.
          “Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, deeds to secure debt, or debentures (or any foreign equivalent of the foregoing) executed and delivered by Parent or its Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.
          “Multiemployer Plan” means (i) any plan, as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to (or to which there is an obligation to contribute to) by the Company or a Subsidiary of Parent or an ERISA Affiliate and that is subject to Title IV of ERISA, and (ii) each such plan for the five year period immediately following the latest date on which the Company, a Subsidiary of Parent or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.
          “Net Cash Proceeds” means, with respect to any sale or disposition by Parent or any of its Subsidiaries of assets, the amount of cash proceeds as and when received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of Parent or any of its Subsidiaries, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by Parent or such Subsidiary in connection with such sale or disposition (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith), (iii) taxes paid or payable to any taxing authorities by Parent or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries, and are properly attributable to such transaction and (iv) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by Parent or any of its Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.
          “Net Insurance/Condemnation Proceeds” means, with respect to (1) any loss or damage to assets and property used in the business of the Parent or any of its Subsidiaries or (2) the taking of any assets of the Parent or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or a sale of any such assets to a purchaser with such power under threat of such a taking, the amount of cash proceeds as and when received (directly or indirectly) from time to time by or on behalf of Parent or any of its Subsidiaries, in

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connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under this Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such loss, damage or taking, (ii) reasonable fees and expenses related thereto and required to be paid by Parent or such Subsidiary in connection with the adjustment or settlement of any claims in respect thereof (including attorneys’ fees, accountants’ fees and other customary fees actually incurred in connection therewith), (iii) in the case of any sale referred to in clause (2) of this definition, reasonable fees, commissions, and expenses related thereto and required to be paid by Parent or such Subsidiary in connection with such sale (including attorneys’ fees, accountants’ fees and other customary fees actually incurred in connection therewith), (iv) taxes paid or payable to any taxing authorities by Parent or such Subsidiary in connection with the insurance payments and condemnation awards received on account of such loss, damage or taking, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries, and are properly attributable to event and (iv) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with the asset or assets subject to such loss, damage or taking and retained by Parent or any of its Subsidiaries after such event, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such event.
          “Net Liquidation Percentage” means the percentage of the book value of Borrowers’ Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be as determined from time to time by an appraisal company selected by Agent.
          “New Notes Priority Collateral” means all US Collateral of the US Loan Parties other than US ABL Priority Collateral.
          “New Secured Refinancing Notes” means any first lien secured notes (whether issued pursuant to an indenture, credit agreement or other document or agreement) in form and substance reasonably satisfactory to the Agent and the Required Lenders, the proceeds of which will be used to refinance all of the Existing Notes and the issuance of which shall be subject to the terms and conditions set forth clause (p) of the definition of Permitted Indebtedness and Section 6.1, together with any registered notes issued by a Loan Party in exchange for, and as contemplated by, such notes with substantially identical terms as such notes (other than certain transfer restrictions), and any promissory notes issued in respect of any refinancing or replacement of such New Secured Refinancing Notes in a transaction permitted under Section 6.1, in each case as such notes may thereafter be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under Section 6.7.
          “New Secured Refinancing Notes Intercreditor Agreement” means the intercreditor agreement to be entered into among Agent, indenture trustee for the New Secured Refinancing Notes and certain Loan Parties upon the issuance of the New Secured Refinancing Notes, which shall be in form and substance reasonably satisfactory to Agent.

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          “Obligations” means, collectively, the US Obligations and the UK Obligations.
          “OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
          “Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.
          “Overadvances” means, collectively, the UK Overadvances and the US Overadvances.
          “Parallel Debt” has the meaning specified therefor in Section 2.14(c).
          “Parent” has the meaning specified therefor in the preamble to the Agreement.
          “Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.
          “Participant Register” has the meaning set forth in Section 13.1(i) of the Agreement.
          “Participating Member State” means each state so described in any EMU Legislation.
          “Patent Security Agreement” has the meaning specified therefor in the US Security Agreement.
          “Patriot Act” has the meaning specified therefor in Section 4.18 of the Agreement.
          “Payoff Date” means the first date on which all of the Obligations are paid in full and the Revolver Commitments of the Lenders are terminated.
          “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
          “Permitted Acquisition” means any Acquisition so long as:
          (a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,
          (b) no Indebtedness will be incurred, assumed, or would exist with respect to any Loan Party or its Subsidiaries as a result of such Acquisition, other than Indebtedness permitted under clauses (e), (f), (g), (h), (i), (k), (m), (n), (q) or (r) of the definition of Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of any Borrower or its Subsidiaries as a result or such Acquisition other than Permitted Liens,

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          (c) the Parent has provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by Borrowers and Agent) created by adding the historical combined financial statements of Borrowers (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, the Consolidated Parties (i) would have been in compliance with the financial covenants in Section 7 of the Agreement for the Reference Period ended immediately prior to the proposed date of consummation of such proposed Acquisition, and (ii) are projected to be in compliance, on a pro forma basis, with the financial covenants in Section 7 for the Reference Period ended one year after the proposed date of consummation of such proposed Acquisition,
          (d) Borrowers have provided Agent with its due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent,
          (e) Borrowers shall have Excess Availability plus Qualified Cash in an amount equal to or greater than $15,000,000 immediately after giving effect to the consummation of the proposed Acquisition,
          (f) Borrowers have provided Agent with written notice of the proposed Acquisition at least 15 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to Agent,
          (g) the assets being acquired (other than a de minimis amount of assets in relation to Parent’s and its Subsidiaries’ total assets), or the Person whose Stock is being acquired, are useful in or engaged in, as applicable, the business of Parent and its Subsidiaries or a business reasonably related thereto,
          (h) the subject assets or Stock, as applicable, are being acquired directly by a Loan Party or one of its Subsidiaries that is a Loan Party, and, in connection therewith, such Borrower or the applicable Loan Party shall have complied with Section 5.11 or 5.12, as applicable, of the Agreement and, in the case of an acquisition of Stock, such Borrower or the applicable Loan Party shall have demonstrated to Agent that the new Loan Parties have received

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consideration sufficient to make the joinder documents binding and enforceable against such new Loan Parties, and
          (i) either (x) the Specified Covenant Compliance Test has been satisfied or (y) the purchase consideration payable in respect of all Permitted Acquisitions (including the proposed Acquisition and including deferred payment obligations) shall not exceed $100,000,000 in the aggregate; provided, however, that, for purposes of this clause (y), the purchase consideration payable in respect of any single Acquisition or series of related Acquisitions shall not exceed $50,000,000 in the aggregate.
          “Permitted Discretion” means, with reference to the Agent, a determination made in good faith in the exercise of its reasonable business judgment based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time and with the information available to it.
          “Permitted Dispositions” means:
          (a) sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business,
          (b) sales of Inventory to buyers in the ordinary course of business,
          (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,
          (d) the licensing of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,
          (e) the granting of Permitted Liens,
          (f) the sale or discount, in each case without recourse, of Accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof,
          (g) any involuntary loss, damage or destruction of property,
          (h) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,
          (i) the leasing or subleasing of assets of Parent or its Subsidiaries in the ordinary course of business,
          (j) the sale or issuance of Stock (other than Prohibited Preferred Stock) of Parent,
          (k) the lapse or abandonment of registered patents, trademarks and other intellectual property of Parent and its Subsidiaries to the extent not desirable in their reasonable business judgment,

39

          (l) the making of a Restricted Junior Payment that is expressly permitted to be made pursuant to the Agreement,
          (m) the making of a Permitted Investment,
          (n) dispositions of assets acquired by Loan Parties and their Subsidiaries pursuant to a Permitted Acquisition consummated within 12 months of the date of the proposed Disposition (the “Subject Permitted Acquisition”) so long as (i) the consideration received for the assets to be so disposed is at least equal to the fair market value thereof, (ii) the assets to be so disposed are not necessary or economically desirable in connection with the business of Loan Parties and their Subsidiaries, and (iii) the assets to be so disposed are readily identifiable as assets acquired pursuant to the Subject Permitted Acquisition,
          (o) dispositions of assets (other than Accounts, intellectual property, licenses, Stock of Subsidiaries of Parent, or Material Contracts) not otherwise permitted in clauses (a) through (n) above so long as made at fair market value and the aggregate fair market value of all assets disposed of in all such dispositions since the Closing Date (including the proposed disposition) would not exceed $10,000,000,
          (p) the sale or other disposition of property by any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party,
          (q) the issuance of or disposition on account of, director’s qualifying shares of Stock of a Foreign Subsidiary or in connection with Investments by foreign nationals mandated by foreign Laws and in the ordinary course of business,
          (r) the termination of Hedge Agreements permitted hereunder,
          (s) a transfer of Equipment by a Borrower or Guarantor or any of their respective Subsidiaries to a manufacturer or dealer with respect to such Equipment pursuant to a trade-in of such Equipment; provided, that, such Equipment is replaced, substantially concurrently by like-kind equipment having the same or better value and without additional payments by such Borrower or Guarantor or Subsidiary in respect thereof, and
          (t) any sale or other disposition of assets (other than Inventory) subject to a security interest or Lien permitted hereunder pursuant to the exercise by the holder of such security interest or Lien of its remedies with respect to such assets, to the extent that the default that gave rise to the right of such holder to exercise its remedies is not a Default or Event of Default hereunder.
          “Permitted Holders” means Equity Sponsor and Control Investment Affiliates of Equity Sponsor, and “Permitted Holder” means any one of them.
          “Permitted Indebtedness” means:
          (a) Indebtedness evidenced by the Agreement or the other Loan Documents,

40

          (b) Indebtedness set forth on Schedule 4.19 and any Refinancing Indebtedness in respect of such Indebtedness,
          (c) Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,
          (d) endorsement of instruments or other payment items for deposit,
          (e) Indebtedness incurred in the ordinary course of business and consistent with current business practices as of the date hereof with respect to (i) surety and appeal bonds, performance bonds, bid bonds, appeal bonds, statutory bonds, completion guarantee and similar obligations; (ii) customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) reimbursement obligations in respect of the foregoing,
          (f) Indebtedness of Parent or any Subsidiary that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such unsecured Indebtedness is not incurred for working capital purposes, (iii) such unsecured Indebtedness does not mature prior to the date that is 270 days after the Maturity Date, and (iv) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Agent,
          (g) Acquired Indebtedness in an amount not to exceed $10,000,000 outstanding at any one time,
          (h) guarantees with respect to Indebtedness of any Loan Party, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness under the terms of this Agreement,
          (i) Indebtedness owed to any Person providing workers compensation, health disability or other employee benefit or property, casualty, liability, or other insurance to Parent or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,
          (j) the incurrence by any Borrower of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with any Borrower’s operations and not for speculative purposes,
          (k) Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”), or Cash Management Services, in each case, incurred in the ordinary course of business,
          (l) unsecured Indebtedness of Parent or any of its Subsidiaries owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by Parent of the Stock of Parent that has

41

been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $2,500,000, and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent,
          (m) unsecured Indebtedness owing to sellers of assets or Stock to a Loan Party that is incurred by the applicable Loan Party in connection with the consummation of one or more Permitted Acquisitions so long as (i) the aggregate principal amount for all such unsecured Indebtedness does not exceed $10,000,000 at any one time outstanding, (ii) is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent, and (iii) is otherwise on terms and conditions (including all economic terms and the absence of covenants) reasonably acceptable to Agent,
          (n) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligations of Parent or its Subsidiaries incurred in connection with the consummation of one or more Permitted Acquisitions,
          (o) Indebtedness comprising Permitted Investments,
          (p) Indebtedness of the Loan Parties evidenced by the Existing Notes in an amount not to exceed (i) in the case of Existing Senior Subordinated Notes, $150,000,000 and (ii) in the case of the Existing Senior Secured Notes, €225,000,000, together with any Refinancing Indebtedness incurred with respect to New Secured Refinancing Notes to refinance such Existing Notes; provided, that Indebtedness incurred with respect to the New Secured Refinancing Notes may only be incurred if both as of the date and immediately after giving effect to the incurrence of such Indebtedness (A) the Consolidated Parties shall be in pro forma compliance with the financial covenants set forth in Section 7 (whether or not such covenants are being tested at such time), (B) the Borrowers shall have projected Excess Availability in an amount equal to 22.5% of the Maximum Revolver Amount, (C) no Default or Event of Default shall have occurred and be continuing, and (D) the Agent and the trustee for the New Secured Refinancing Notes shall have entered into the New Secured Refinancing Notes Intercreditor Agreement, which shall be in form and substance reasonably satisfactory to the Agent and the Required Lenders; provided, further that, the failure to comply with the condition set forth in clause (A) above shall not prohibit the issuance of the New Secured Refinancing Notes, so long as the Borrowers shall maintain Excess Availability of at least an amount equal to 20% of the Maximum Revolver Amount, at all times, until a Fixed Charge Coverage Ratio of 1.10 to 1.00 is actually satisfied, as evidenced by delivery to Agent of a Compliance Certificate on a monthly basis pursuant to Section 5.1, together with financial statements and other information in sufficient detail to support such certificate,
          (q) Indebtedness of Foreign Subsidiaries that are not Loan Parties to third parties other than Parent and any of its Subsidiaries (as to which (i) no Loan Party provides any guaranty or other credit support of any kind or is directly or indirectly liable and (ii) there is no recourse against any assets of a Loan Party) in an aggregate principal amount not to exceed $10,000,000 at any time outstanding, and

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          (r) Indebtedness in respect of netting services, cash management obligations, overdraft protections and otherwise in connection with deposit accounts and Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that, such Indebtedness is extinguished within five (5) Business Days of incurrence and does not exceed $1,000,000 in the aggregate at any time outstanding.
          “Permitted Intercompany Investments” means Investments (including asset transfers) made by (a) a Loan Party to or in another Loan Party (other than Parent), (b) a non-Loan Party to or in another non-Loan Party, (c) a non-Loan Party to or in a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, and (d) a Loan Party to or in a non-Loan Party so long as (i) the aggregate amount of such Investments does not exceed $15,000,000 outstanding at any one time, (ii) no Event of Default has occurred and is continuing at the time of such Investment or would result therefrom, and (iii) Borrowers have Excess Availability plus Qualified Cash of $15,000,000 or greater immediately after giving effect to each such Investment.
          “Permitted Investments” means:
          (a) Investments in cash and Cash Equivalents,
          (b) Investments in and endorsements of negotiable instruments deposited or to be deposited for collection in the ordinary course of business,
          (c) receivables owing to Parent or any of its Subsidiaries and advances made in connection with purchases of goods or services in the ordinary course of business and consistent with current business practices as of the date hereof,
          (d) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of any Loan Party or any of its Subsidiaries,
          (e) Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1,
          (f) (i) guarantees permitted under the definition of Permitted Indebtedness and (ii) unsecured guaranties of any obligations or liabilities of any Subsidiaries of Parent to the extent such obligations do not constitute Indebtedness; provided, that, any guaranty by a Loan Party of the obligations of a non-Loan Party shall be subject to the limitations and conditions set forth in the definition of Permitted Intercompany Investments,
          (g) Permitted Intercompany Investments,
          (h) Stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to any Loan Party or any of its Subsidiaries

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(in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,
          (i) deposits of cash made in the ordinary course of business to secure performance of operating leases or other obligations permitted under the definition of Permitted Liens,
          (j) non-cash loans to employees, officers, and directors of Parent or any of its Subsidiaries for the purpose of purchasing Stock in Parent so long as the proceeds of such loans are used in their entirety to purchase such Stock in Parent,
          (k) Permitted Acquisitions,
          (l) Investments in the form of capital contributions and the acquisition of Stock made by any Loan Party in any other Loan Party (other than capital contributions to or the acquisition of Stock of Parent),
          (m) Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to Indebtedness that is permitted under clause (j) of the definition of Permitted Indebtedness,
          (n) Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition,
          (o) so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount at any time outstanding not to exceed $5,000,000 during the term of the Agreement,
          (p) payroll, travel and similar advances to employees to cover matters that in good faith are expected at the time of such advances to be treated as expenses for accounting purposes in accordance with GAAP and that are made in the ordinary course of business consistent with current practices as of the date hereof,
          (q) Investments by Parent or any of its Subsidiaries in the form of Stock received as consideration for the sale of assets pursuant to a Permitted Disposition by Parent or such Subsidiary to the extent permitted under this Agreement, and
          (r) any indemnity, purchase price adjustment, earnout or similar obligation payable to Parent or any of its Subsidiaries arising pursuant to a Permitted Acquisition in each case permitted under this agreement.
          “Permitted Liens” means
          (a) Liens granted to, or for the benefit of, Agent to secure the Obligations,

44

          (b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,
          (c) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,
          (d) Liens set forth on Schedule P-2; provided, however, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,
          (e) the interests of lessors and lessees (subject to the terms of any Mortgages) under operating leases and non-exclusive licensors under license agreements,
          (f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof,
          (g) Liens arising by operation of Law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,
          (h) Liens on amounts deposited to secure the Parent’s and its Subsidiaries’ obligations in connection with worker’s compensation or other unemployment insurance,
          (i) Liens on amounts deposited to secure the Parent’s and its Subsidiaries’ obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,
          (j) Liens on amounts deposited to secure the Parent’s and its Subsidiaries’ reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,
          (k) with respect to any Real Property, easements, rights of way, and zoning restrictions or any other exceptions acceptable to Agent that appear on a Mortgage Policy that do not materially interfere with or impair the use or operation thereof,
          (l) licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,
          (m) Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

45

          (n) rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business,
          (o) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,
          (p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,
          (q) Liens solely on any cash earnest money deposits or other escrow arrangements made by the Parent or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,
          (r) Liens assumed by the Parent or its Subsidiaries in connection with a Permitted Acquisition that secure Acquired Indebtedness,
          (s) Liens securing Indebtedness in respect of the Existing Senior Secured Notes and the New Secured Refinancing Notes permitted to exist or be incurred pursuant to clause (p) of the definition of Permitted Indebtedness; and
          (t) other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $5,000,000.
          “Permitted Overadvance Amount” means, as of any date of determination, (a) at all times prior to the issuance of the New Secured Refinancing Notes, the aggregate amount of the US Permitted Overadvance Amount and the UK Permitted Overadvance Amount, as such amounts are reduced from time to time pursuant to Section 2.2; provided that the aggregate Permitted Overadvance Amount shall not exceed $15,000,000 at any time, and (b) at any time after the issuance of the New Secured Refinancing Notes, an amount equal to zero.
          “Permitted Preferred Stock” means and refers to any Preferred Stock issued by Parent (and not by one or more of its Subsidiaries) that is not Prohibited Preferred Stock.
          “Permitted Protest” means the right of Parent or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on Parent’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Parent or its Subsidiary, as applicable, in good faith, and (c) Agent is reasonably satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.
          “Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $10,000,000.

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          “Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
          “Plan” means any pension plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), which is maintained or contributed to (or to which there is an obligation to contribute to) by Parent or a Subsidiary of Parent or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which Parent, or a Subsidiary of Parent or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.
          “Preferred Stock” means, as applied to the Stock of any Person, the Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Stock of any other class of such Person.
          “Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than 1 year after the Maturity Date, or, on or before the date that is less than 270 days after the Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock).
          “Projections” means the Parent’s and its consolidated Subsidiaries’ forecasted (i) balance sheets, (ii) profit and loss statements, and (iii) cash flow statements, all prepared on a basis consistent with the Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.
          “Pro Rata Share” means, as of any date of determination:
          (a) with respect to a Lender’s obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (x) such Lender’s Revolver Commitment, by (y) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (x) the outstanding principal amount of such Lender’s Advances by (y) the outstanding principal amount of all Advances,
          (b) with respect to a Lender’s obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (x) such Lender’s Revolver Commitment, by (y) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (x) the outstanding principal

47

amount of such Lender’s Advances by (y) the outstanding principal amount of all Advances; provided, however, that if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Revolver Commitments had not been terminated or reduced to zero and based upon the Revolver Commitments as they existed immediately prior to their termination or reduction to zero, and
          (c) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (x) such Lender’s Revolver Commitment by (y) the aggregate amount of Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (x) the outstanding principal amount of such Lender’s Advances by (y) the outstanding principal amount of all Advances; provided, however, that if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Revolver Commitments had not been terminated or reduced to zero and based upon the Revolver Commitments as they existed immediately prior to their termination or reduction to zero.
          “Protective Advances” means, collectively, the US Protective Advances and the UK Protective Advances.
          “Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 60 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.
          “Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Parent and its Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.
          “Qualifying Lender” means
          (a) a Lender (other than a Lender within clause (b) below) which is beneficially entitled to interest payable to that Lender in respect of an Advance and is:
     (i) a Lender:
                      (A) that is a bank (as defined for the purpose of section 879 of the ITA) making an Advance; or
                      (B) in respect of an Advance by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that such Advance was made,

48

               and, in each case, which is within the charge to United Kingdom corporation tax with respect to any payments of interest made in respect of that Advance; or
     (ii) a Lender which is:
                      (A) a company resident in the United Kingdom for United Kingdom tax purposes;
                      (B) a partnership, each member of which is:
                            (1) a company so resident in the United Kingdom; or
                            (2) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that Advance that falls to it by reason of Part 17 of the CTA; or
                      (C) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that Advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or
     (iii) a Treaty Lender; or
          (b) a building society (as defined for the purposes of section 880 of the ITA) making an Advance.
          “Real Property” means any estates or interests in real property now owned or hereafter acquired by Parent or its Subsidiaries and the improvements thereto.
          “Real Property Collateral” means the Real Property owned by a Loan Party identified on Schedule R-1 and, subject to Section 5.11(c), any Real Property hereafter acquired and owned by a Loan Party.
          “Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
          “Reference Period” means, on any date of determination, the period of twelve consecutive months ending on or immediately prior to such date of determination.
          “Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:
          (a) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the

49

amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,
          (b) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,
          (c) except in connection with Indebtedness incurred under the New Secured Refinancing Notes or refinancings of the Existing Notes, if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and
          (d) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.
          “Register” has the meaning set forth in Section 13.1(h) of the Agreement.
          “Registered Loan” has the meaning set forth in Section 13.1(h)of the Agreement.
          “Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          “Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.
          “Rent Reserve” means, a reserve established by Agent in an amount of up to two months rent payments payable by any Loan Party for each facility at which Collateral of such Loan Party is located, in each case, that is not subject to a Collateral Access Agreement (as reported to Agent by the Company from time to time as requested by Agent), as such amount may be adjusted from time to time by Agent in its Permitted Discretion (but limited to an amount not in excess of two months’ rent).
          “Replacement Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.
          “Report” has the meaning specified therefor in Section 15.16 of the Agreement.

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          “Reportable Event” means an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period under ERISA has been waived under subsection .22, .23, .25, .27, or .28 of PBGC Regulation Section 4043.
          “Required Availability” means Excess Availability in an aggregate amount equal to $25,000,000 or more.
          “Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (c) of the definition of Pro Rata Shares) exceed 50%; provided, however, that at any time there are 2 or more Lenders, “Required Lenders” must include at least 2 Lenders.
          “Restricted Junior Payment” means to (a) declare or pay any dividend or make any other payment or distribution on account of Stock issued by Parent (including any payment in connection with any merger or consolidation involving Parent or to the direct or indirect holders of Stock issued Parent in their capacity as such (other than dividends or distributions payable in Stock (other than Prohibited Preferred Stock) issued by Parent, or (b) purchase, redeem, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Parent) any Stock issued by Parent.
          “Revaluation Date” means (a) with respect to any Advance denominated in Euros or Sterling, each of the following: (i) each date of a Borrowing of such Advance, (ii) each date of a continuation of such Advance pursuant to Section 2.12, and (iii) such additional dates as Agent shall determine or the Required Lenders shall require, (b) with respect to any Letter of Credit denominated in Euros or Sterling, each of the following: (i) each date of issuance of such Letter of Credit, (ii) each date of an amendment of such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the Issuing Lender under such Letter of Credit, and (iv) such additional dates as Agent or the Issuing Lender shall determine or the Required Lenders shall require and (c) with respect to any other Obligations denominated in Euros or Sterling or other lawful currency of any jurisdiction of a UK Loan Party or a Pledgor, each date as Agent shall determine unless otherwise prescribed in this Agreement or any other Loan Documents.
          “Revolver Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to Section 2.17 or pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
          “Revolver Usage” means, as of any date of determination, the sum of (a) the US Revolver Usage and (b) the UK Revolver Usage.
          “Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a

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country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.
          “Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.
          “Scottish Receivables” means all rights of a Scottish Loan Party (as defined in Section 2.15) to receive payment under any contract governed by Scottish law entered into by that Scottish Loan Party.
          “Scottish Receivables Assignation” means an assignation by a relevant Scottish Loan Party (as defined in Section 2.15) in favour of the Agent with the schedule thereto duly completed in such form as the Agent reasonably requires.
          “S&P” has the meaning specified therefor in the definition of Cash Equivalents.
          “SEC” means the United States Securities and Exchange Commission and any successor thereto.
          “Securities Account” means a securities account (as that term is defined in the Code).
          “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
          “Security Documents” means, collectively, the US Security Documents and the Foreign Security Documents.
          “Settlement” has the meaning specified therefor in Section 2.3(e) of the Agreement.
          “Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.
          “Significant Subsidiary” means, as of any date of determination, each Subsidiary of the Parent that (a) is designated with an asterisk on Schedule 4.1(c); (b) accounted for at least 5% of consolidated revenues of the Parent and its Subsidiaries or 5% of consolidated earnings of the Parent and its Subsidiaries before interest and taxes, in each case for immediately preceding twelve month period ending on the last day of the last fiscal quarter of the Parent immediately preceding the date as of which any such determination is made; or (c) has assets which represent at least 5% of the consolidated total assets of the Parent and its Subsidiaries as at the last day of the last fiscal quarter of the Parent immediately preceding the date as of which any such determination is made.
          “Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.
          “Specified Covenant Compliance Test” means, after the incurrence of any unsecured Indebtedness, the disposition of any assets, or the making of any Investment,

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Restricted Junior Payment or payment, redemption, defeasance, purchase or acquisition of Indebtedness, (a) other than in connection with (i) any disposition of assets that is made in reliance on clause (iii) of the proviso to Section 6.4 or (ii) the prepayment of Indebtedness solely with the proceeds of a disposition of assets that is being consummated contemporaneously with such prepayment of Indebtedness, the Consolidated Parties are in pro forma compliance with the financial covenants set forth in Section 7 of the Agreement (whether or not such covenants are being tested at such time), (b) Borrowers have Excess Availability in an amount equal to 25% of the Maximum Revolver Amount, and (c) no Default or Event of Default has occurred and is continuing.
          “Spot Rate” for a currency means, the rate determined by Agent or the Issuing Lender, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (New York time) on the date 2 Business Days prior to the date as of which the foreign exchange computation is made; provided that Agent or the Issuing Lender may obtain such spot rate from another financial institution designated by Agent or the Issuing Lender if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Issuing Lender may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in Euros or Sterling.
          “Sterling” or “£” means the lawful currency of the United Kingdom.
          “Sterling Advance” has the meaning specified therefor in Section 2.16(b) of the Agreement.
          “Sterling Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in Sterling as determined by Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or such other date prescribed in this Agreement) for the purchase of Sterling with Dollars.
          “Sterling Extensions” has the meaning specified therefor in Section 2.16(b) of the Agreement.
          “Sterling Letters of Credit” has the meaning specified therefor in Section 2.16(b) of the Agreement.
          “Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
          “Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

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          “Swing Lender” means (a) with respect to all US Swing Loans, the US Swing Lender and (b) with respect to all UK Swing Loans, the UK Swing Lender.
          “Swing Loan” means, collectively, the UK Swing Loan and the US Swing Loan.
          “Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an Advance is either:
          (a) a company resident in the United Kingdom for United Kingdom tax purposes; or
          (b) a partnership each member of which is:
                 (i) a company so resident in the United Kingdom; or
                 (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that Advance that falls to it by reason of Part 17 of the CTA; or
                 (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that Advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.
          “Tax Credit” means a credit against, relief or remission for, or repayment of, any Taxes.
          “Tax Deduction” means a deduction or withholding from a payment under any Loan Document for and on account of any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto.
          “Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto; provided, however, that Taxes shall exclude (i) any tax imposed on the net income or net profits of any Lender (and any franchise taxes imposed in lieu thereof, and any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof or therein) in which such Lender is organized or by the jurisdiction (or by any political subdivision or taxing authority thereof or therein) in which such Lender’s principal office and/or lending office is located; (ii) any German corporate income taxes imposed on or collectible from any Lender in respect of the receipt of interest payments made hereunder if such German corporate income taxes are imposed solely because the Obligations are secured by Real Property Collateral located in Germany; (iii) taxes resulting from a Lender’s failure to comply with the requirements of Section 16.1(c) (except to

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the extent such failure is attributable to a change in law, rule, regulation, order or other decision with respect to taxation by any Governmental Authority after the time such Lender becomes a party to the Agreement, or designates a new lending office, as the case may be) or Section 16.1(d) of the Agreement, (iv) any non-UK withholding taxes that would be imposed on amounts payable to a Lender based upon the applicable withholding rate in effect at the time such Lender becomes a party to the Agreement (or designates a new lending office) or any additional non-UK withholding taxes imposed on amounts payable to a Lender after the time such Lender becomes a party to the Agreement (or designates a new lending office), except that taxes described in this clause (iv) shall not include (A) any amount with respect to non-UK withholding tax that such Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1(a) of the Agreement, if any, with respect to such withholding tax at the time such Lender designates a new lending office (or at the time of the assignment), and (B) additional non-UK withholding taxes that may be imposed after the time such Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority, and (v) any United States federal withholding taxes imposed under FATCA with respect to a payment to a Lender.
          “Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.
          “Tax Payment” means the increase in a payment made by a Relevant Borrower to a Lender under Section 16.2(b).
          Trademark Security Agreement” has the meaning specified therefor in the US Security Agreement.
          “Treaty Lender” means a Lender which:
          (a) is treated as a resident of a Treaty State for the purposes of the relevant Treaty; and
          (b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in any Advance is effectively connected.
          “Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.
          “UK Advance Sublimit” means, as of any date of determination, an amount equal to $30,000,000, as such amount may be decreased from time to time by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) or as such amount may be increased from time to time, on a dollar for dollar basis, after giving effect to any increase in the Maximum Revolver Amount allocated, with the consent of the Agent, to the UK Advance Sublimit pursuant to Section 2.17.
          “UK Advances” means Advances made to any UK Borrower. For the avoidance of doubt, UK Advances include UK Swing Loans.

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          “UK Availability” means, as of any date of determination, the amount that UK Borrowers are entitled to borrow as UK Advances under Section 2.1 of the Agreement (after giving effect to all then outstanding UK Obligations (other than UK Bank Product Obligations)).
          “UK Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by any UK Loan Party to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all UK Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to a UK Loan Party.
          “UK Borrowing” means a borrowing consisting of UK Advances made on the same day by the Lenders (or Agent or any Applicable Designee on behalf thereof), or by UK Swing Lender in the case of a UK Swing Loan, or by Agent in the case of a UK Protective Advance, in each case, to a UK Borrower.
          “UK Borrowing Base” means, as of any date of determination, the result of:
          (a) 85% of the amount of Eligible UK Accounts; less the amount, if any, of the applicable UK Dilution Reserve; plus
          (b) the lesser of (i) 65% of the value of the Eligible UK Landed Inventory and (ii) 85% times the most recently determined Net Liquidation Percentage times the value of the Eligible UK Landed Inventory; plus
          (c) the least of (i) 65% of the value of the Eligible UK In-Transit Inventory, (ii) 60% times the most recently determined Net Liquidation Percentage times the value of the Eligible UK In-Transit Inventory, and (iii) $3,500,000; plus
          (d) the UK Permitted Overadvance Amount; minus
          (e) the aggregate amount of reserves (other than any UK Dilution Reserve), if any, established by Agent under Section 2.1(c) of the Agreement that are applicable to the UK Loan Parties.
          “UK Borrowers” has the meaning specified therefor in the preamble to the Agreement.
          “UK Designated Account” means the Deposit Account of a UK Borrower identified on Schedule D-1.
          “UK Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 90 consecutive days, that is the result of dividing the amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive

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items with respect to UK Borrowers’ Accounts during such period, by (b) UK Borrowers’ billings with respect to Accounts during such period.
          “UK Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible UK Accounts by 1 percentage point for each percentage point by which UK Dilution is in excess of 5.0%.
          “UK Excess Availability” means, as of any date of determination, an amount equal to the least of (a) the UK Advance Sublimit, less the UK Revolver Usage at such time, (b) the Maximum Revolver Amount less the sum of (x) the UK Revolver Usage at such time and (y) the US Revolver Usage at such time, and (c) the UK Borrowing Base at such time less the UK Revolver Usage at such time.
          “UK Facility Excess” has the meaning set forth in Section 2.4(e)(i).
          “UK Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of a UK Borrower owing pursuant to, or existing in respect of, Hedge Agreements entered into with one or more of the Hedge Providers (other than for speculative purposes).
          “UK Inventory Reserves” means reserves (determined from time to time by Agent in its Permitted Discretion in accordance with Section 2.1(c)) for (a) the estimated costs relating to unpaid freight charges, warehousing or storage charges, taxes, duties, and other similar unpaid costs associated with the acquisition of Eligible UK In-Transit Inventory by UK Borrowers, plus (b) the estimated reclamation claims of unpaid sellers of Inventory sold to UK Borrowers.
          “UK Letter of Credit” means a Letter of Credit issued on behalf of a UK Borrower.
          “UK Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit on the account of the UK Borrowers.
          “UK Loan Party” means the UK Borrowers and the Foreign Guarantors (excluding any US Loan Party); provided, that notwithstanding that Pregis (Netherlands) Holding B.V. has not executed a Foreign Guaranty and any Foreign Security Documents, for 60 days following the Closing Date, Pregis (Netherlands) Holding B.V. shall be a UK Loan Party for the purposes of Sections 6.1, 6.4, 6.11 and 6.12 of this Agreement; provided, further that, if Pregis (Netherlands) Holding B.V. fails to execute a Foreign Guaranty and any Foreign Security Documents reasonably required by the Agent in accordance with Section 3.6 and Section 5.11 (b) within 60 days of the Closing Date, it shall become an Excluded Subsidiary and shall no longer be considered a UK Loan Party for any purposes of this Agreement.
          “UK Non-Bank Lender” means:
          (a) a Lender (which falls within clause (a)(ii) of the definition of Qualifying Lender) which is a party to this Agreement and which has provided a Tax Confirmation to the Agent; and

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          (b) where a Lender becomes a party after the Closing Date, an Assignee which gives a Tax Confirmation in the Assignment and Acceptance Agreement which it executes on becoming a party.
          “UK Obligations” means (a) all loans (including the UK Advances (inclusive of UK Protective Advances and UK Swing Loans) and Parallel Debt), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to outstanding UK Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the subaccount for the UK Borrowers’ Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), lease payments, guaranties, and all covenants and duties of any other kind and description owing by any UK Loan Party to the Lender Group pursuant to or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any UK Borrower is required to pay or reimburse by the Loan Documents or by Law or otherwise in connection with the Loan Documents, and (b) all UK Bank Product Obligations. Any reference in the Agreement or in the Loan Documents to the UK Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding. Notwithstanding anything to the contrary contained herein, UK Obligations shall not be deemed to include any US Obligations.
          “UK Overadvance” has the meaning specified therefor in Section 2.5 of the Agreement.
          “UK Permitted Overadvance Amount” means, as of any date of determination, (a) at all times prior to the issuance of the New Secured Refinancing Notes, an amount equal to $5,000,000, as such amount is reduced from time to time pursuant to Section 2.2 and (b) at any time after the issuance of the New Secured Refinancing Notes, an amount equal to zero.
          “UK Protective Advance” has the meaning specified therefor in Section 2.3(d)(ii) of the Agreement.
          “UK Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding UK Advances, plus (b) the amount of the UK Letter of Credit Usage.
          “UK Swing Lender” means (a) Wells Fargo (London), as the Applicable Designee of Wells Fargo, or (b) any other Lender (or its Applicable Designee) that, at the request of UK Borrowers and with the consent of Agent agrees, in such Lender’s sole discretion, to become the UK Swing Lender under Section 2.3(b) of the Agreement.
          “UK Swing Loan” has the meaning specified therefor in Section 2.3(b)(ii).

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          “Unfunded Current Liability” means the amount, if any, by which the actuarial present value of accumulated benefits of any Plan subject to Title IV of ERISA as of the close of its most recent plan year, determined using actuarial assumptions at such time consistent with those prescribed by Financial Account Standards No. 87, exceeds the fair market value of the assets allocable to such liabilities.
          “United Kingdom” or “UK” means the United Kingdom of Great Britain and Northern Ireland.
          “United States” or “US” means the United States of America.
          “Unused Line Fee” has the meaning specified therefor in Section 2.10(b) of the Agreement.
          “US ABL Priority Collateral” means Collateral of the US Loan Parties consisting of all (i) Accounts, Chattel Paper and Payment Intangibles, other than Accounts, Chattel Paper and Payment Intangibles which constitute identifiable proceeds of New Notes Priority Collateral; (ii) (A) Deposit Accounts, Commodities Accounts and Money and all cash, checks, other Negotiable Instruments, funds and other evidences of payments held therein and (B) Securities Accounts, Security Entitlements and Securities, and, in each case, all cash, checks and other property held therein or credited thereto; provided, however, that the foregoing shall exclude identifiable proceeds of New Notes Priority Collateral; (iii) general intangibles (other than Intellectual Property), Documents, Instruments (including promissory notes), Commercial Tort Claims, and all contingent rights with respect to warranties on inventory or accounts which are not yet Payment Intangibles relating to, evidencing or governing any of the items referred to in the foregoing clauses (i) and (ii) and clause (iv), (v) and (vi) below; (iv) all Books and Records relating to the items referred to in the preceding clauses (i) through (iii) and clauses (v) and (vi) below (including all books, databases, customer lists, and Records, whether tangible or electronic, which contain any information relating to any of the items referred to in the preceding clauses (i) through (iii) and clauses (v) and (vi) below and related Letters of Credit, commercial tort claims or other claims and causes of action, in each case, to the extent related primarily to any of the foregoing and clauses (v) and (vi) below; (v) all Inventory; (vi) all rights with respect to business interruption insurance proceeds, and (vii) Supporting Obligations and Letter of Credit Rights relating to the items referred to in the preceding clauses (i) through (vi) and all cash, money, insurance proceeds, instruments, securities, financial assets and deposit accounts received as proceeds of any of the foregoing and substitutions, replacements, accessions, products and proceeds (including, without limitation, insurance proceeds, licenses, royalties, income, payments, claims, damages and proceeds of suit) of any or all of the foregoing. For the purposes of this definition, all capitalized terms in such definition but not otherwise defined in the Credit Agreement shall have the meaning specified therefor in the Code.
          “US Advances” means Advances made to any US Borrower. For the avoidance of doubt, US Advances include US Swing Loans.
          “US Availability” means, as of any date of determination, the amount that US Borrowers are entitled to borrow as US Advances under Section 2.1 of the Agreement (after giving effect to all then outstanding US Obligations (other than US Bank Product Obligations)).

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          “US Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by any US Loan Party to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all US Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to a US Loan Party.
          “US Borrowers” has the meaning specified therefor in the preamble to the Agreement.
          “US Borrowing” means a borrowing consisting of US Advances made on the same day by the Lenders (or Agent or any Applicable Designee on behalf thereof), or by US Swing Lender in the case of a US Swing Loan, or by Agent in the case of a US Protective Advance, in each case, to a US Borrower.
          “US Borrowing Base” means, as of any date of determination, the result of:
          (a) 85% of the amount of Eligible US Accounts; less the amount, if any, of the applicable US Dilution Reserve; plus
          (b) the lesser of (i) 65% of the value of the Eligible US Landed Inventory and (ii) 85% times the most recently determined Net Liquidation Percentage times the value of the Eligible US Landed Inventory; plus
          (c) the least of (i) 65% of the value of the Eligible US In-Transit Inventory, (ii) 60% times the most recently determined Net Liquidation Percentage times the value of the Eligible US In-Transit Inventory, and (iii) $3,500,000; plus
          (d) the US Permitted Overadvance Amount; minus
          (e) the aggregate amount of reserves (other than any US Dilution Reserve), if any, established by Agent under Section 2.1(c) of the Agreement that are applicable to the US Loan Parties.
          “US Cash Management Account” has the meaning specified therefor in Section 2.15(a)(i) of the Agreement.
          “US Cash Management Bank” has the meaning specified therefor in Section 2.15(a)(i) of the Agreement.
          “US Collateral” means, subject to Section 2 of the US Security Agreement, all assets and interests in assets (other than Excluded Property) and proceeds thereof now owned or hereafter acquired by Parent or its Subsidiaries in or upon which a Lien is granted by such person in favor of Agent or the Lenders under any US Security Document.

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          “US Designated Account” means the Deposit Account of a US Borrower identified on Schedule D-1.
          “US Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 90 consecutive days, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to US Borrowers’ Accounts during such period, by (b) US Borrowers’ billings with respect to Accounts during such period.
          “US Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible US Accounts by 1 percentage point for each percentage point by which US Dilution is in excess of 5.0%.
          “US Dominion Account” has the meaning specified therefor in Section 2.15(b) of the Agreement.
          “US Excess Availability” means, as of any date of determination, an amount equal to the lesser of (a) the Maximum Revolver Amount less the sum of (x) the US Revolver Usage at such time and (y) the UK Revolver Usage at such time and (b) the US Borrowing Base at such time less the US Revolver Usage at such time.
          “US Facility Excess” has the meaning set forth in Section 2.4(e)(i).
          “US Guarantors” means (a) Parent, (b) each US Borrower, (c) each US Subsidiary of the Company existing on the Closing Date, and (d) each other Person that becomes a US Guarantor after the Closing Date pursuant to Section 5.11(a) of the Agreement.
          “US Guaranty” means the general continuing guaranty of the Obligations, dated as of even date with the Agreement, executed and delivered by each US Guarantor in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, in form and substance satisfactory to Agent in its Permitted Discretion.
          “US Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of a US Borrower arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers (other than for speculative purposes).
          “US Inventory Reserves” means reserves (determined from time to time by Agent in its Permitted Discretion) for (a) the estimated costs relating to unpaid freight charges, warehousing or storage charges, taxes, duties, and other similar unpaid costs associated with the acquisition of Eligible US In-Transit Inventory by US Borrowers, plus (b) the estimated reclamation claims of unpaid sellers of Inventory sold to US Borrowers.
          “US Joinder Agreement” means a joinder agreement substantially in the form of Exhibit J-1, as such joinder agreement may be amended, supplemented or otherwise modified with the consent of the Agent.
          “US Letter of Credit” means a Letter of Credit issued on behalf of a US Borrower.

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          “US Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit on the account of the US Borrowers .
          “US Loan Party” means the US Borrowers and the US Guarantors.
          “US Obligations” means (a) all loans, Advances, debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement obligations with respect to outstanding Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to Borrowers’ Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), lease payments, guaranties, and all covenants and duties of any other kind and description owing by US Loan Parties to the Lender Group pursuant to or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that US Loan Parties are required to pay or reimburse by the Loan Documents or by Law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.
          “US Overadvance” has the meaning specified therefor in Section 2.5 of the Agreement.
          “US Permitted Overadvance Amount” means, as of any date of determination, (a) at all times prior to the issuance of the New Secured Refinancing Notes, an amount equal to (i) $15,000,000 minus (ii) the portion of the UK Permitted Overadvance Amount that is then being used by the UK Borrowers to support UK Revolver Usage, as such amount is reduced from time to time pursuant to Section 2.2 and (b) at any time after the issuance of the New Secured Refinancing Notes, an amount equal to zero.
          “US Protective Advance” has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.
          “US Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding US Advances, plus (b) the amount of the US Letter of Credit Usage.
          “US Security Agreement” means the security agreement, dated as of even date with the Agreement, in form and substance satisfactory to Agent in its Permitted Discretion, executed and delivered by the US Loan Parties to Agent.
          “US Security Documents” means the US Security Agreement, the Control Agreements, the Copyright Security Agreement, the Patent Security Agreement, the Trademark Security Agreement, the Mortgages, and all other mortgages, pledge agreements, security

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agreements and other security documents entered into from time to time by any US Loan Party pursuant this Agreement to secure the Obligations, as each such document may be modified, supplemented or amended from time to time in accordance with the terms thereof.
          “US Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.
          “US Swing Lender” means (a) Wells Fargo with respect to Advances denominated in Dollars, (b) Wells Fargo (London), as the Applicable Designee of Wells Fargo, with respect to Advances denominated in Euros and Sterling, or (c) any other Lender that, at the request of US Borrowers and with the consent of Agent agrees, in such Lender’s sole discretion, to become the US Swing Lender under Section 2.3(b) of the Agreement.
          “US Swing Loan” has the meaning specified therefor in Section 2.3(b)(i).
          “VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.
          “Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.
          “Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.
          “Wells Fargo (London)” means Wells Fargo Bank, National Association (London Branch).
          “WFCF” means Wells Fargo Capital Finance, LLC, a Delaware limited liability company.

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SCHEDULE 1.1A
Mandatory Cost Formulae
1. The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the United Kingdom Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.
2. On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Advance) and will be expressed as a percentage rate per annum.
3. The Additional Cost Rate for any Lender lending from a lending office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Advances made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.
4. The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom (a “Foreign Lender”) will be calculated by the Agent as follows:
     (a) in relation to a sterling Advance:

AB +		per cent per
C(B − D) + E x 0.01	annum

100 −
(A + C)
     (b) in relation to an Advance in any currency other than sterling:

E x 0.01	per cent per annum

300
Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Cost and, if the Advance is outstanding and unpaid, the additional rate of interest

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specified in Section 2.6(c) (Default interest) payable for the relevant Interest Period on the relevant Advance.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules (as defined below) and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Foreign Lenders to the Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.
5. For the purposes of this Schedule:
(a) “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the United Kingdom Bank of England Act 1998 or (as may be appropriate) by the Bank of England;
(b) “Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;
(c) “Fee Tariffs” means the fee tariffs specified in the Fees Rules under Column 1 of the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and
(d) “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6. If requested by the Agent, each Foreign Lender shall, as soon as practicable after publication by the United Kingdom Financial Services Authority, supply to the Agent, the rate of charge payable by that such Foreign Lender to the United Kingdom Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the United Kingdom Financial Services Authority (calculated for this purpose by such Foreign Lender as being the average of the Fee Tariffs applicable to such Foreign Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Foreign Lender.
7. Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:
(a)	the jurisdiction of its lending office; and

(b)	any other information that the Agent may reasonably require for such purpose.

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Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.
8. The rates of charge of each Foreign Lender for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.
9. The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.
10. The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 6 and 7 above.
11. Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.
12. The Agent may from time to time, after consultation with the Borrowers and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the United Kingdom Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

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Schedule 3.1
          The obligation of each Lender to make its initial extension of credit provided for in the Agreement is subject to the fulfillment, to the satisfaction of each Lender (the making of such initial extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:
     (a) the Closing Date shall occur on or before March 23, 2011;
     (b) Agent shall have received a letter duly executed by each Borrower (except for the UK Borrowers) and each Guarantor authorizing Agent to file appropriate financing statements (and equivalent foreign instruments) in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the security interests to be created by the Loan Documents;
     (c) Agent shall have received evidence that appropriate financing statements (and equivalent foreign instruments) (except, in respect of Foreign Security Documents executed by Loan Parties organized in England, Wales and Scotland) have been duly filed in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the Agent’s Liens in and to the Collateral, and Agent shall have received searches reflecting the filing of all such financing statements (and equivalent foreign instruments);
     (d) Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed, and each such document shall be in full force and effect:
                    (i) the US Security Agreement
                    (ii) the Trademark Security Agreement,
                    (iii) the Patent Security Agreement,
                    (iv) a disbursement letter executed and delivered by each of the parties thereto to Agent regarding the extensions of credit to be made on the Closing Date, the form and substance of which is satisfactory to Agent,
                    (v) the Fee Letter,
                    (vi) the US Guaranty executed by Parent,
                    (vii) the US Guaranty executed by US Borrowers,
                    (viii) each Foreign Security Document set forth on Schedule 3.1A to this Agreement,
                    (ix) the US contribution agreement executed by the US Loan Parties,
                    (x) the Intercompany Subordination Agreement,

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                    (xi) a letter, in form and substance reasonably satisfactory to Agent, from Credit Suisse (“Existing Lender”) to Agent respecting the amount necessary to repay in full all of the obligations of each Loan Party and its Subsidiaries owing to Existing Lender and obtain a release of all of the Liens existing in favor of Existing Lender in and to the assets of such Loan Party and its Subsidiaries, together with termination statements and other documentation evidencing the termination by Existing Lender of its Liens in and to the properties and assets of such Loan Party and its Subsidiaries, and
                    (xii) a joinder agreement to the Existing Intercreditor Agreement; and
                    (xiii) Borrowing Base Certificates executed and delivered by the relevant Administrative Borrower;
     (e) Agent shall have received a certificate from the Secretary of each Borrower (or, in the case of a UK Borrower, a certificate from a director or the company secretary) (i) attesting to the resolutions of such Borrower’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Borrower is a party, (ii) authorizing specific directors or officers of such Borrower to execute the same, (iii) attesting to the incumbency and signatures of such specific directors and officers of such Borrower, and (iv) in the case of each UK Borrower, confirming that the execution by the relevant UK Borrower of this Agreement and the other Loan Documents and the performance of its obligations under such documents are within its corporate powers and have been duly approved by all desirable corporate action, except where the failure to have such power and approval could not be reasonably expected to result in a Material Adverse Change;
     (f) Agent shall have received copies of each Borrower’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Borrower (or, in the case of a UK Borrower, certified by a director or the company secretary);
     (g) Agent shall have received a certificate of status with respect to each US Borrower, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization or incorporation of such Borrower, which certificate shall indicate that such Borrower is in good standing (to the extent such concept exists) in such jurisdiction;
     (h) Agent shall have received certificates of status with respect to each US Borrower, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization or incorporation of such Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Borrower is in good standing (to the extent such concept exists) in such jurisdictions;
     (i) Agent shall have received a certificate from the Secretary of each Guarantor (or, in the case of a Foreign Guarantor, a certificate from a director or the company secretary) (i) attesting to the resolutions of such Guarantor’s Board of Directors authorizing its execution, delivery, and performance of the Loan Documents to which such Guarantor is a party, (ii)

authorizing specific directors and officers of such Guarantor to execute the same, (iii) attesting to the incumbency and signatures of such specific directors and officers of such Guarantor and (iv) in the case of each Foreign Guarantor, confirming that the execution by the relevant Foreign Guarantor of this Agreement and the other Loan Documents and the performance of its obligations under such documents are within its corporate powers and have been duly approved by all desirable corporate action, except, in the case of the Foreign Guarantors incorporated in the United Kingdom, where the failure to have such power and approval could not be reasonably expected to result in a Material Adverse Change;
     (j) Agent shall have received copies of each Guarantor’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Guarantor (or, in the case of a Foreign Guarantor, certified by a director or the company secretary);
     (k) Agent shall have received a certificate of status with respect to each US Guarantor, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization or incorporation of such Guarantor, which certificate shall indicate that such Guarantor is in good standing (to the extent such concept exists) in such jurisdiction;
     (l) Agent shall have received certificates of status with respect to each US Guarantor, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization or incorporation of such Guarantor) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Guarantor is in good standing (to the extent such concept exists) in such jurisdictions;
     (m) Agent shall have received a solvency certificate from the acting chief financial officer of the Parent, dated as of the Closing Date, and supporting the conclusion that, on the Closing Date, after giving effect to all of the US Advances and other extensions of credit made to the US Borrowers on the Closing Date, the US Borrowers, on a consolidated basis, are Solvent;
     (n) Agent shall have received a solvency certificate from the acting chief financial officer of the Parent, dated as of the Closing Date, and supporting the conclusion that, on the Closing Date, after giving effect to all of the UK Advances and other extensions of credit made to the UK Borrowers on the Closing Date, the UK Borrowers, on a combined basis, are Solvent;
     (o) Agent shall have received a solvency certificate from the acting chief financial officer of the Parent, dated as of the Closing Date, and supporting the conclusion that, on the Closing Date, after giving effect to all of the Advances and other extensions of credit made to the Borrowers on the Closing Date, the Parent and its consolidated Subsidiaries, on a consolidated basis, are Solvent;
     (p) Agent shall have received a certificate from an Authorized Person of the Parent certifying that, as of the Closing Date, the conditions set forth in Section 3.2 of the Credit Agreement have been satisfied;

     (q) Agent shall have received certificates of insurance, together with the endorsements thereto, as are required by Section 5.6, the form and substance of which shall be satisfactory to Agent;
     (r) Agent shall have received an opinion of (i) in the case of the US Loan Parties, such Loan Parties’ US counsel (including Illinois counsel) and (ii) in the case of the UK Loan Parties on the Closing Date, customary opinions of the Agents’ UK counsel and the Loan Parties’ and the Agents’ German counsel, each in form, scope and substance satisfactory to Agent,
     (s) Borrowers shall have the Required Availability after giving effect to the initial extensions of credit hereunder and the payment of all fees and expenses required to be paid by Borrowers on the Closing Date under this Agreement or the other Loan Documents; provided, that each Administrative Borrower shall deliver to Agent a certificate of the chief financial officer of such Administrative Borrower certifying as to the matters set forth above and containing a calculation of Required Availability and the Agent shall have received satisfactory telephone verification of the existence of the cash used in the calculation of Required Availability;
     (t) Reserved.
     (u) Reserved.
     (v) Reserved.
     (w) Reserved.
     (x) Borrowers shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement;
     (y) Agent shall have received copies of each of the Management Agreement, the material agreements evidencing the obligations under the Existing Senior Secured Notes Indenture, the Existing Intercreditor Agreement, the Existing Senior Subordinated Notes Indenture, together with a certificate of the Secretary of Parent certifying each such document as being a true, correct, and complete copy thereof;
     (z) Parent and each of its Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority, if any, in connection with the execution and delivery by Parent or its Subsidiaries of the Loan Documents or with the consummation of the transactions contemplated thereby;
     (aa) Borrowers shall be in compliance with all applicable requirements of Regulations T, U and X of the Board of Governors of the Federal Reserve System (if applicable);
     (bb) Agent shall have received all certificates relating to any shares charged to the Agent pursuant to any Foreign Security Document, together with duly executed blank, undated stock transfer forms, in form and substance reasonably satisfactory to Agent, attached thereto;

     (cc) Agent shall have received evidence that any Lien (except Permitted Liens) affecting the assets of a UK Loan Party has been, or will be, discharged by the Closing Date;
     (dd) Agent shall have received satisfactory results to all Companies House and winding-up searches in relation to each UK Loan Party incorporated under the laws of England and Wales and under the laws of Scotland;
     (ee) Agent shall have received copies of resolutions amending the memorandum and articles of association of each UK Loan Party as it may reasonably require;
     (ff) Agent shall have received for each UK Loan Party in relation to which any shares are being charged pursuant to any Foreign Security Document a copy of the register of members of such UK Loan Party, certified as being up to date as at the Closing Date; and
     (gg) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.

Schedule 3.1A
Foreign Security Documents
A. UK Security Documents (to be delivered on the Closing Date):
1.	English law Debenture to be executed by all UK Loan Parties;

2.	Guarantee to be executed by all Foreign Guarantors;

3.	Mortgage over Securities in respect of Pregis (UK) Holding II Limited to be executed by Pregis Holding S.a.r.l.;

4.	Mortgage over Securities in respect of Pregis (UK) Holding I Limited to be executed by Pregis NV;

5.	Scottish floating charge to be executed by Pregis Rigid Packaging Limited;

6.	Scottish share pledge in respect of Pregis Rigid Packaging Limited’s shares to be executed by Pregis (UK) Holding II Limited;

7.	English law charge over account and receivables to be executed by all UK Loan Parties. This document will be executed at closing but will not be dated or delivered until the occurrence of a Cash Dominion Event; and

8.	Scottish Receivables Assignation to be executed on a quarterly basis (first security to be executed on 31 March).
B. German Security Documents (to be delivered by the Foreign Guarantors organized under the Laws of Germany as required by Section 3.6 and clause (e) of Schedule 3.6):
1.	Global security assignment over all receivables of each of:
a)	Pregis GmbH

b)	Pregis Deutschland Holding GmbH

c)	Kobusch-Sengewald GmbH

d)	Sengewald Klinikprodukte GmbH

e)	MSP Schmeiser GmbH
2.	Account pledge agreement regarding all bank accounts of each of:
a)	Pregis GmbH

b)	Pregis Deutschland Holding GmbH

c)	Kobusch-Sengewald GmbH

d)	Sengewald Klinikprodukte GmbH

e)	MSP Schmeiser GmbH
3.	Security transfer agreement regarding all inventory and equipment of each of:
a)	Pregis GmbH

b)	Pregis Deutschland Holding GmbH

c)	Kobusch-Sengewald GmbH

d)	Sengewald Klinikprodukte GmbH

e)	MSP Schmeiser GmbH
4.	Security assignment agreement regarding all Intellectual Property rights of each of:
a)	Pregis GmbH

b)	Pregis Deutschland Holding GmbH

c)	Kobusch-Sengewald GmbH

d)	Sengewald Klinikprodukte GmbH

e)	MSP Schmeiser GmbH
5.	First ranking land charges over all real property owned by each of:
a)	Pregis GmbH

b)	Pregis Deutschland Holding GmbH

c)	Kobusch-Sengewald GmbH

d)	Sengewald Klinikprodukte GmbH

e)	MSP Schmeiser GmbH
including, in each case, security purpose agreement relating to such land charges.

6.	Share pledge agreements relating to all shares and related rights (including without limitation all claims of the respective shareholder under domination and profit and loss pooling agreements) in each of
a)	Pregis GmbH

b)	Pregis Deutschland Holding GmbH

c)	Kobusch-Sengewald GmbH

d)	Sengewald Klinikprodukte GmbH

e)	MSP Schmeiser GmbH
;in each case, in form and substance satisfactory to the Agent and the Required Lenders.
C. Other Foreign Security Documents: Such other Foreign Security Documents as may be reasonable requested by the Agent or the Required Lenders.

Schedule 3.6
Conditions Subsequent
     Borrowers agree that, in addition to all other terms, conditions and provisions set forth in the Agreement and the other Loan Documents, including those conditions set forth in Sections 3.1 and 3.2, Borrowers shall satisfy each of the following conditions subsequent on or before the date applicable thereto:
          (a) Within 60 days of the Closing Date, Agent shall have received evidence satisfactory to Agent that the US Loan Parties have (A) opened Deposit Accounts and Securities Accounts at Wells Fargo Bank, N.A. constituting such Loan Parties’ primary US domestic operating and investment accounts and (B) closed all other US domestic Deposit Accounts and Securities Accounts (other than, in each case, as permitted by Sections 2.15 and 6.11 of the Agreement);
          (b) Within 60 days of the Closing Date , Agent shall have received evidence satisfactory to Agent that the UK Loan Parties have established separate collection and disbursement Deposit Accounts at the banks identified as a Foreign Cash Management Bank on Schedule 2.15(a);
          (c) Within 60 days after the Closing Date, Borrowers shall deliver to Agent and cause each of the other Loan Parties to deliver, Control Agreements in favor of Agent over any Deposit Accounts and Securities Accounts to the extent required by Sections 2.15 and 6.11 of the Credit Agreement, in each case, in form and substance reasonably satisfactory to Agent.
          (d) Within 60 days after the Closing Date, Borrowers shall deliver or cause each of the applicable Loan Parties to deliver to Agent, with respect to the Real Property Collateral owned by any such Loan Party and identified below, executed Mortgages in favor of Agent over such Real Property, together with (A) mortgagee title insurance policies (or marked commitments to issue the same; or any foreign equivalent thereof, if applicable) (each a “Mortgage Policy” and collectively, the “Mortgage Policies”) in amounts reasonably satisfactory to Agent or any foreign equivalent thereof assuring Agent that the Mortgages on such Real Property Collateral are valid and enforceable mortgage Liens on such real property free and clear of all defects and encumbrances (other than Permitted Liens), (B) any existing phase-I environmental reports (or equivalent reports that would be relevant to Real Property located in foreign jurisdictions) and (C) appropriate flood zone certificates (or equivalent certificates that would be relevant to such real property located in foreign jurisdictions where such certificates are available) indicating that such real property is not located in a flood zone or flood insurance in an amount reasonably satisfactory to Agent with respect to such real property), in each case, as reasonable requested by Agent and in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to such Real Property Collateral.
          (e) Within 60 days after the Closing Date, the Parent and the Borrowers shall cause each of the Foreign Subsidiaries identified below to execute and deliver a Foreign

Guaranty and Foreign Security Documents in favor of Agent and otherwise comply with Section 5.11 of the Credit Agreement:
Kobusch-Sengewald GmbH
MSP Schmeiser GmbH
Sengewald Klinikprodukte GmbH
Pregis Deutschland Holding GmbH
Pregis GmbH
          (f) Within 60 days after the Closing Date, the Parent and the Borrowers shall cause each of the Foreign Subsidiaries identified below to use commercially reasonable efforts to execute and deliver a Foreign Guaranty and Foreign Security Documents in favor of Agent and otherwise comply with Section 5.11 of the Credit Agreement:
Pregis (Luxembourg) Holding S.á.r.l.
Pregis (Netherlands) Holding B.V. (Holland)
Pregis NV (Belgium)
Pregis S.p.A. (Italy)
          (g) After the Closing Date, use commercially reasonable efforts to deliver to Agent fully executed Collateral Access Agreements for each principle place of business or location of Inventory leased by a Loan Party, in form and substance reasonably satisfactory to Agent, which such agreements shall specifically name, and be in favor of, Agent, in each case, in form and substance reasonably satisfactory to Agent.
          (h) Within thirty (30) days of the closing, with respect to all material Intellectual Property registered or applied-for in the United States, each grantor shall have made all filings in the USPTO necessary or desireable to update or otherwise reflect each grantor’s rights therein, and, upon request of the Secured Party, filing or perfecting the security interest granted under this Agreement.
          (i) Within sixty (60) days of the closing, with respect to all material Intellectual Property registered or applied-for in jurisdictions outside the United States, each grantor shall have made all filings in the applicable foreign offices necessary or desireable to update or otherwise reflect each grantor’s rights therein, and, upon request of the Secured Party, filing the security interest granted under this Agreement.
          (j) Within 60 days after the Closing Date, Agent shall have received a completed and executed Perfection Certificate from each of Pregis NV and Pregis S.p.a.
          (k) Within 60 days after the Closing Date, Borrowers shall supplement Schedule 4.1(c) hereto with the information required by such schedule as it relates to any Excluded Subsidiary for which such information was not provided on the Closing Date.

          (l) Within 30 days of the Closing Date, Agent (acting reasonably) shall have received: (a) a list of specified equipment held by each of the UK Borrowers in sufficient detail to create a fixed charge over such specified equipment; and (b) a supplemental security document signed by all the parties to the English law debenture dated 22 March 2011 creating security over such specified equipment.

Schedule 5.1
          Deliver to Agent, with copies to each Lender, each of the financial statements, reports, or other items set forth set forth below at the following times in form satisfactory to Agent:

as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of Parent’s fiscal quarters) after the end of each fiscal month during each of Parent’s fiscal years
(a)     an unaudited consolidated and consolidating balance sheet, income statement, and statement of cash flow covering Parent’s and its Subsidiaries’ operations during such period, and

(b)     a Compliance Certificate.

as soon as available, but in any event within 45 days after the end of each fiscal quarter during each of Parent’s fiscal years
(c)     an unaudited consolidated and consolidating balance sheet, income statement, and statement of cash flow covering Parent’s and its Subsidiaries’ operations during such period,

(d)     a Compliance Certificate from the chief financial officer of the Parent, certifying as to the most recent calculation of Average Quarterly Excess Availability, and

(e)     a schedule of intercompany loan balances.

as soon as available, but in any event within 90 days after the end of each of Parent’s fiscal years
(f)     consolidated financial statements of the Parent and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management), and

(g)     a Compliance Certificate.

as soon as available, but in any event within 30 days after the start of	(h) copies of Parent’s and its Subsidiaries’ Projections, on a consolidated and consolidating basis in form and substance (including as to scope and underlying assumptions)

each of Parent’s fiscal years,
satisfactory to Agent, in its Permitted Discretion, for the forthcoming 3 years, year by year, and for the forthcoming fiscal year, month by month, certified by the chief financial officer of Parent as being such officer’s good faith estimate of the financial performance of Parent and its Subsidiaries during the period covered thereby.

if and when filed by Parent,	(i) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports, or any other documents filed with the SEC or any other Governmental Authority.

promptly, but in any event within 5 days after Parent or any Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,	(j) notice of such event or condition and a statement of the curative action that Parent or Borrowers propose to take with respect thereto.

promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on any Loan Party or any of its Subsidiaries,
(k)     notice of (i) all actions, suits, or proceedings brought by or against any Loan Party or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Change and (ii) any undischarged or unpaid judgments or decrees in excess of $1,000,000 individually or in the aggregate.

promptly, but in any event within 2 Business Days after any Loan Party has knowledge thereof,
(l)     copies of (i) any material notices that any Loan Party receives from or sends to any person in connection with any Material Contract and (ii) not later than 3 Business Days after the effective date thereof, any amendments, modifications, waivers or other changes to any such documents, and

(m)     notice of any defaults, mandatory prepayment events, material labor matters, material labor negotiations or strikes or other information with respect to any material events relating to any Plans, notice of any material environmental events, together with copies of reports or other materials received or sent to other parties with respect to any defaults, mandatory prepayment events, labor matters or environmental events and other information.

upon the request of Agent,
(n)     any other information reasonably requested relating to the financial condition of Parent or its Subsidiaries.

(o)     an officer’s certificate from the chief financial officer of the of the Company, confirming that the outstanding Obligations and

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any requested Advances hereunder are permitted to be incurred and outstanding under each of the Existing Senior Secured Notes Indenture, the Existing Senior Subordinated Notes Indenture and any indenture, credit agreement or other document or agreement pursuant to which the New Secured Refinancing Notes are issued and are permitted to be secured by the Collateral.

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Schedule 5.2
          Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent:

Monthly (no later than the 15th day of each month); provided that, during the continuance of a Cash Dominion Event, Agent may require more frequent (but in the case of any Borrowing Base Certificate not more frequently than weekly) delivery of such documents as reasonably determined by Agent
(a)     an Account roll-forward with supporting details supplied from sales journals, collection journals, credit registers and any other records (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),

(b)     notice of all material claims, offsets, or disputes asserted by Account Debtors with respect to Borrowers’ Accounts, and

(c)     copies of invoices together with corresponding shipping and delivery documents, and credit memos together with corresponding supporting documentation, with respect to invoices and credit memos in excess of an amount determined in the sole discretion of Agent, from time to time.

(d)     Inventory system/perpetual reports specifying the cost and the wholesale market value of Borrowers’ Inventory, by category, with additional detail showing additions to and deletions therefrom (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting).

(e)     a UK Borrowing Base Certificate and a US Borrowing Base Certificate.

(f)     a detailed aging, by customer, of Borrowers’ Accounts, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),

(g)     a detailed calculation of those Accounts that are not eligible for the UK Borrowing Base or the US Borrowing Base, if Borrowers have not implemented electronic reporting,

(h)     a detailed Inventory system/perpetual report together with a reconciliation to Borrowers’ general ledger accounts (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),

(i)     a detailed calculation of Inventory categories that are not eligible for the UK Borrowing Base or the US Borrowing Base, if Borrowers have not implemented electronic reporting,

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(j)     a summary aging, by vendor, of Loan Parties’ and their Subsidiaries’ accounts payable and any book overdraft (delivered electronically in an acceptable format, if such Persons have implemented electronic reporting) and an aging, by vendor, of any held checks,

(k)     sales activity reports and cash activity reports, including a detailed report regarding Loan Parties’ and their Subsidiaries’ cash and Cash Equivalents, including an indication of which amounts constitute Qualified Cash, and

(l)     a monthly Account roll-forward, in a format acceptable to Agent in its discretion, tied to the beginning and ending account receivable balances of Borrowers’ general ledger.

Monthly (no later than the 30th day of each month)
(m)     a reconciliation of Accounts, trade accounts payable, and Inventory of Borrowers’ general ledger accounts to their monthly financial statements including any book reserves related to each category, and

(n)     a report regarding each Loan Parties’ accrued, but unpaid rent obligations for any location at which Collateral is located.

Quarterly (within 45 days after the end of each of Parent’s fiscal quarters)
(o)     a report regarding the Loan Parties’ and their Subsidiaries’ accrued, but unpaid, taxes, including without limitation, UK taxes and ad valorem taxes, and

(p)     a detailed report regarding any (i) Investments (including any Acquisitions), (ii) Dispositions, and (iii) distributions made in such quarter by any Loan Party.

Annually (within 90 days after the end of each Parent’s fiscal years)	(q) a detailed list of Borrowers’ customers, with address and contact information, and (r) insurance reports evidencing compliance with Section 5.6 of the Credit Agreement.

Promptly, but in any event within 3 Business Days of any sale or disposition (whether in accordance with Section 6.4 or otherwise) or other event (including any sale or disposition permitted by clause (iii) of the proviso to Section
(s)     a certificate from an Authorized Person of the applicable Administrative Borrower, certifying: (i) as to the nature of the disposition and the purchase price paid in connection with such disposition; (ii) as to the amount of Net Cash Proceeds or Net Insurance/Condemnation Proceeds of any Collateral received by the Parent or any of its Subsidiaries; (iii) as to the amount of the Excess Availability after giving effect to such disposition or other relevant event; (iv) as to the book value allocated to (A) in the case of US Collateral, (1) ABL Priority Collateral (other than US ABL Priority Collateral and Foreign Collateral) and (2) the US ABL

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6.4 and any Permitted Disposition) which gives rise to the receipt of Net Cash Proceeds or Net Insurance/Condemnation Proceeds of any Collateral (excluding sales or dispositions which qualify as Permitted Dispositions under clauses (a) through (m) and (p) through (t) of the definition of Permitted Dispositions); provided, that no such certificate shall be required if the Permitted Overadvance Amount has been reduced to zero unless the aggregate amount of such Net Cash Proceeds and Net Insurance/Condemnation Proceeds exceed $5,000,000 in any calendar year:
Priority Collateral and (B) in the case of Foreign Collateral, (1) the Foreign Collateral (other than the Foreign ABL Collateral) and (2) the Foreign ABL Collateral, in each case, that was the subject of such disposition or other relevant event; (v) as to the amount of Net Proceeds (as defined in the Existing Senior Secured Notes Indenture) of any such disposition used to permanently repay any Indebtedness that has the effect of reducing the amount of Indebtedness that may be incurred under “Credit Facilities” (as defined in the Existing Senior Secured Note Indenture) pursuant to Section 4.09(b)(i)(A) of the Existing Senior Secured Notes Indenture (or any similar provision contained in any similar agreement evidencing any Refinancing Indebtedness related thereto); (vi) that after giving effect to the prepayment of any Indebtedness with any Net Cash Proceeds or Net Insurance/Condensation Proceeds, that the Obligations that may be incurred under this Agreement from time to time will continue to constitute Indebtedness that may be incurred under “Credit Facilities” (as defined in the Existing Senior Secured Note Indenture) pursuant to Section 4.09(b)(i)(A) thereof (or any similar provision contained in any Refinancing Indebtedness related thereto); and (vii) that no Default or Event of Default has occurred and is continuing as of the date of such certificate and as a result of such disposition or other relevant event, together with such other information as may be necessary to verify any calculations required by such certificate and otherwise as may be reasonably requested by Agent.

Upon request by Agent
(t)     copies of purchase orders and invoices for Inventory and Equipment acquired by Loan Parties, and

(u)     such other reports as to the Collateral or the financial condition of Loan Parties and their Subsidiaries, as Agent may reasonably request.

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